  As filed with the Securities and Exchange Commission on August 10, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     Pursuant to Section 12(b) or 12(g) of
                      The Securities Exchange Act of 1934

                               ----------------

                            VENTIV HEALTH, INC.

           (formerly known as Snyder Healthcare Services, Inc.)
             (Exact name of registrant as specified in its charter)

                Delaware
    (State or other jurisdiction of                 52-2181734
     incorporation or organization)     (I.R.S. employer identification number)

          200 Cottontail Lane
          Vantage Court North
          Somerset, New Jersey                           08873
    (Address of principal executive                    (Zip Code)
                offices)

              Registrant's telephone number, including area code:

                                 (732) 537-4800

  Securities to be registered pursuant to Section 12(b) of the Act: None

       Securities to be registered pursuant to Section 12(g) of the Act:

                                                       Name of each exchange on which
    Title of each class to be registered               each class is to be registered
    ------------------------------------               ------------------------------
  Common Stock, par value $0.001 per share                 Nasdaq National Market

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            VENTIV HEALTH, INC.

I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

    Cross Reference Sheet Between Information Statement and Items of Form 10

Item 1. Business

  The information required by this item is contained in the sections "Summary," "Risk Factors," "The Distribution" and "Business" of the Information Statement (the "Information Statement").

  The registrant, Ventiv Health, Inc. (formerly known as Snyder Healthcare Services, Inc.), a Delaware corporation ("Ventiv"), is presently a wholly-owned subsidiary of Snyder Communications, Inc. ("Snyder").

Item 2. Financial Information

  The information required by this item is contained in the sections "Summary," "Selected Financial Data," "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Information Statement.

Item 3. Properties

  The information required by this item is contained in the section "Business" of the Information Statement.

Item 4. Security Ownership of Certain Beneficial Owners and Management

  The information required by this item is contained in the sections "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation" of the Information Statement.

Item 5. Directors and Executive Officers

  The information required by this item is contained in the sections "Summary," "Management--Directors" and "Management--Executive Officers" of the Information Statement.

Item 6. Executive Compensation

  The information required by this item is contained in the section "Executive Compensation" of the Information Statement.

Item 7. Certain Relationships and Related Transactions

  The information required by this item is contained in the section "Relationship and Agreements between Ventiv and Snyder after the Distribution" of the Information Statement.

Item 8. Legal Proceedings

  The information required by this item is contained in the section "Business-- Legal Proceedings" of the Information Statement.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

  The information required by this item is contained in the sections "The Distribution--Manner of Effecting the Distribution," "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock" of the Information Statement.

Item 11. Description of Registrant's Securities to be Registered

  The information required by this item is contained in the sections "Description of Capital Stock" and "Anti-Takeover Effects of Provisions of Delaware Law, Ventiv's Certificate of Incorporation and By-Laws" of the Information Statement.

Item 12. Indemnification of Directors and Officers

  The information required by this item is contained in the sections "Limitation on Liability and Indemnification of Officers and Directors" and "Anti-Takeover Effects of Provisions of Delaware Law, Ventiv's Certificate of Incorporation and By-Laws" of the Information Statement.

Item 13. Financial Statements and Supplementary Data

  The information required by this item is identified in "Index to Financial Statements" of the Information Statement.

Item 15. Financial Statements and Exhibits

  (a)Financial Statements

    1. See Index to Financial Statements on page F-1 of the Information
       Statement.

    2. Financial Statement Schedule:

      Schedule II--Valuation and Qualifying Accounts

  All Schedules, other than those indicated above, are inapplicable, and are therefore omitted.

  (b)Exhibits

      2.1  Information Statement (attached to this Registration Statement as
           Annex A)
      3.1  Amended and Restated Certificate of Incorporation of Ventiv Health,
           Inc.
      3.2  By-Laws of Ventiv Health, Inc.
    * 4.1  Specimen form of certificate representing Ventiv Health, Inc. common stock
      10.1 Form of Distribution Agreement, to be entered into between Snyder and Ventiv Health, Inc.
    * 10.2 Form of Tax Sharing Agreement, to be entered into between Snyder and
           Ventiv Health, Inc.
      10.3 Form of Interim Services Agreement, to be entered into between
           Snyder and Ventiv Health, Inc.
    * 10.4 Form of Ventiv Health, Inc. 1999 Stock Incentive Plan
      10.5 Employment Agreement, dated June 14, 1999 by and between Eran Broshy and Snyder Communications, Inc.
      21.1 Subsidiaries of Ventiv Health, Inc.
      27   Financial Data Schedule

--------
*To be filed by amendment

II.INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item 10. Recent Sales of Unregistered Securities

  On June 23, 1999, Ventiv Health, Inc. issued 100 shares of its common stock to Snyder, which is and will be the sole stockholder of Ventiv Health, Inc. until the distribution has been completed. The issuance of these 100 shares was made in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

  None.

                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        VENTIV HEALTH, INC.

                                        By: /s/ Michele D. Snyder
                                          Name: Michele D. Snyder
                                          Title: Co-Chairperson of the Board
                                          of Directors

August 10, 1999

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement on Form 10 relating to these securities has been filed + +with the Securities and Exchange Commission. These securities will not be + +issued prior to the time the registration statement becomes effective. This + +preliminary information statement shall not constitute an offer to sell or +
+the solicitation of an offer to buy these securities.                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  PRELIMINARY COPY, DATED AUGUST 10, 1999

                            --FOR INFORMATION ONLY--

                             INFORMATION STATEMENT

[LOGO]

                            VENTIV HEALTH, INC.

                                  Common Stock
                          (par value $0.001 per share)

Consider carefully the risk factors beginning on page 9 of this information statement.


Stockholder approval of the distribution of Ventiv common stock is not required. We are not asking you for a proxy and we request that you do not send us a proxy. Also, you are not required to make any payment for the shares of Ventiv common stock.

    This information state-ment is not an offer to sell, or a solicitation of an offer to buy, any securities of Snyder or Ventiv.


                   We have prepared this information statement to provide you with information regarding the pro rata distribution to Snyder Communications, Inc. common stockholders of all of the shares of common stock of Ventiv Health, Inc., which will conduct the business currently conducted by Snyder's healthcare services group.

                   The shares of Ventiv common stock will be distributed on
                 the effective date of the distribution, which is September , 1999, to holders of Snyder common stock at the close of business on the record date for the distribution, which is September , 1999.


                   If you are a Snyder common stockholder at the close of
                 business on the record date, you will receive one share of Ventiv common stock for every three shares of Snyder common stock you hold. Certificates for the shares will be mailed on or about September , 1999. You will receive a check for the cash equivalent of any fractional shares you otherwise would have received in the distribution.

                   If you have any questions regarding the distribution, you
                 may call American Stock Transfer and Trust Company at
                 (800) 937-5449, the distribution agent, or Snyder's investor relations contact at (301) 468-1010.

  No public market currently exists for the Ventiv common stock. However, we are seeking to list the Ventiv common stock on the Nasdaq National Market. If the shares are accepted for listing on the Nasdaq National Market, we expect that a "when-issued" market will develop on or shortly before the record date and regular trading will begin on the first business day after the effective date of the distribution.

                 Proposed Nasdaq National Market Trading Symbol

                                  "VTIV"

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Ventiv common stock, or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

  We first mailed this information statement to Snyder stockholders on September , 1999.

                               TABLE OF CONTENTS

Item                                                                      Page
----                                                                      ----
SUMMARY..................................................................   1
  Ventiv Health, Inc. ...................................................   1
  Relationship between Ventiv and Snyder After the Distribution..........   2
  Management.............................................................   2
  Key Terms of the Distribution..........................................   3
  Information Regarding the Distribution and Ventiv......................   4
  Reasons for Furnishing This Information Statement......................   5
  Forward-Looking Statements.............................................   5
  Summary Historical Financial Data......................................   6
  Summary Unaudited Pro Forma Financial Data.............................   7
RISK FACTORS.............................................................   9
QUESTIONS AND ANSWERS ABOUT VENTIV AND THE DISTRIBUTION..................  13
THE DISTRIBUTION.........................................................  15
  Background and Reasons for the Distribution............................  15
  Manner of Effecting the Distribution...................................  15
  Material Federal Income Tax Consequences...............................  16
  Market for Ventiv Common Stock.........................................  17
  Dividend Policy........................................................  18
  Distribution Conditions and Termination................................  18
RELATIONSHIP AND AGREEMENTS BETWEEN VENTIV AND SNYDER AFTER THE
 DISTRIBUTION............................................................  19
  General................................................................  19
  Distribution Agreement.................................................  19
  Tax Sharing Agreement..................................................  20
  Interim Services Agreement.............................................  20
BUSINESS.................................................................  21
  Overview...............................................................  21
  Trends Affecting Growth................................................  21
  The Ventiv Approach....................................................  23
  Ventiv's Operating Groups..............................................  25
  Competitive Advantages.................................................  31
  Clients................................................................  33
  Competition............................................................  34
  Employees..............................................................  34
  Government Regulation..................................................  35
  Properties.............................................................  35
  Legal Proceedings......................................................  35
SELECTED FINANCIAL DATA..................................................  36
UNAUDITED PRO FORMA FINANCIAL DATA.......................................  37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  39
  Overview...............................................................  39
  Results of Operations..................................................  39
  Liquidity and Capital Resources........................................  44
  Year 2000..............................................................  45
  Effect of Inflation....................................................  45
  Quantitative and Qualitative Disclosures About Market Risk.............  45

Item                                                                       Page
----                                                                       ----
MANAGEMENT...............................................................   46
  Directors..............................................................   46
  Directors' Meetings and Committees.....................................   46
  Compensation of Directors..............................................   47
  Executive Officers.....................................................   47
EXECUTIVE COMPENSATION...................................................   48
  Historical Compensation................................................   48
  Ventiv Compensation and Benefit Plans..................................   49
  Treatment of Snyder Options and Other Benefits Following the
   Distribution..........................................................   51
  Employment Agreements..................................................   51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........   53
DESCRIPTION OF CAPITAL STOCK.............................................   55
  Authorized Capital Stock...............................................   55
  Ventiv Common Stock....................................................   55
  Preferred Stock........................................................   55
  No Preemptive Rights...................................................   55
  Transfer Agent and Registrar...........................................   55
ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, VENTIV'S CERTIFICATE
 OF INCORPORATION AND BY-LAWS............................................   56
  Delaware Law...........................................................   56
  Certificate of Incorporation and By-Laws...............................   56
LIMITATION ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS....   57
  Limitation on Liability of Directors...................................   57
  Indemnification and Insurance..........................................   57
ADDITIONAL INFORMATION...................................................   58
INDEX TO FINANCIAL STATEMENTS............................................  F-1

                                    SUMMARY

  This summary highlights selected information from this information statement, but does not contain all details concerning the distribution of the Ventiv common stock to Snyder stockholders, including information that may be important to you. To better understand the distribution, and the business and financial position of Ventiv, you should carefully review this entire document. References in this information statement to "Ventiv" mean Ventiv Health, Inc. and its subsidiaries. References in this information statement to "Snyder" mean Snyder Communications, Inc. and its subsidiaries and affiliates.

                            Ventiv Health, Inc.

  After the distribution, Ventiv will continue to be one of the leading providers of marketing and sales services for the pharmaceutical and life sciences industries. Our salesforce ranks first or second in size among outside providers in the United States, Germany, France and the United Kingdom, which constitute four of the top six worldwide pharmaceutical markets. Our core client base, from which we derive the majority of our revenues, includes the 20 largest pharmaceutical companies based on revenues. Our three operating groups offer services which are designed to develop, establish and monitor strategic marketing plans for pharmaceutical and other life sciences products, conduct educational research and communications services for the medical community and execute our clients' marketing strategies. Our Health Products Research Group uses proprietary systems to analytically design and monitor targeted marketing and sales programs. Our Healthcare Communications Group provides services which create pharmaceutical product awareness and demand within the medical community both prior and subsequent to a product's launch. Our Contract Sales Group executes pharmaceutical product sales and marketing programs through its salesforce.

  As of the distribution date, the business conducted by Snyder's healthcare services group will have been transferred to Ventiv Health, Inc., a newly formed Delaware corporation. The shares of common stock of Ventiv will be distributed to Snyder stockholders on a pro rata basis on the effective date of the distribution, September , 1999.

  The distribution of the shares of Ventiv common stock will be effective on
the distribution date,              , 1999. No vote of Snyder's stockholders is
required to approve the distribution of the Ventiv common stock, as this distribution does not constitute a disposition of all or substantially all of the assets of Snyder for purposes of Delaware law.



  Snyder's management believes that separating Ventiv into a separate, strategically focused public company will provide the following benefits:

  . Tie Compensation to Performance. Ventiv's ability to effectively attract, retain and incentivize its management team and employees of the healthcare marketing services business is a principal purpose of the distribution. The primary component of the compensation packages for Eran Broshy, the Chief Executive Officer of Ventiv, and the other members of Ventiv's management team will be Ventiv common stock.

  . Develop Focused Business Strategies. Snyder's management believes that the spin-off will enhance Ventiv's ability to focus its business strategies on the unique characteristics of its healthcare marketing business and enable Ventiv to compete more effectively in the pharmaceutical and life sciences industries.

  . Improve Access to Capital. As a separate company, with its own management and structure, Ventiv will be better able to obtain the debt and equity funding necessary to execute its business plans and strategies.

  . Increase Visibility to the Capital Markets. Following the distribution, the financial markets will be able to focus on the individual businesses and strengths of Ventiv and Snyder.

  Snyder's management has identified the following detriments entailed in separating Ventiv into a separate public company:

  . Inability to Rely on Snyder. Ventiv's has no operating history as an independent company and has relied on Snyder for financial, administrative and managerial support. Other than the administrative services to be provided by Snyder pursuant to the Interim Services Agreement to be entered into as part of the distribution, Ventiv will be unable to rely on Snyder for support in the conduct of Ventiv's business following the distribution.

  . Less Diversified Business. Ventiv will be dependent on the life sciences industries and its significant pharmaceutical company clients and will no longer be part of a larger, more diversified marketing company.

  . Absence of Trading History for Ventiv Common Stock. There is no existing market for the Ventiv common stock and no assurance as to the trading prices for the Ventiv common stock before or after the distribution date.

See "Risk Factors" beginning on page 9 for a more complete discussion of the risks that you should consider in respect of your ownership of Ventiv common stock.

       Relationship between Ventiv and Snyder After the Distribution

  After the distribution, Snyder will focus its efforts on its worldwide direct marketing, advertising, communications and Internet professional services business. Snyder will retain responsibility for liabilities and obligations relating to its continuing business, and for general corporate liabilities that are not directly related to the healthcare services business.

  After the distribution, Snyder will no longer own any Ventiv common stock, although Daniel M. Snyder and Michele D. Snyder will beneficially own approximately 12.7% and 4.5%, respectively, of Ventiv. However, Snyder and Ventiv will enter into certain agreements to define their ongoing relationship after the distribution. These agreements also will allocate responsibility for obligations arising prior to the distribution and for certain obligations that might arise in the future. See "Relationship and Agreements Between Ventiv and Snyder After the Distribution" beginning on page 19.

                                Management

  Eran Broshy will be the Chief Executive Officer of Ventiv. Mr. Broshy has extensive experience in the pharmaceutical and life sciences industries, working for 14 years at the Boston Consulting Group and serving as the firm's North American healthcare practice leader from 1991 until 1998. Most recently, Mr. Broshy was President and Chief Executive Officer of Coelcanth Corporation, a privately held biotechnology company. Mr. Broshy will be supported by a management team that will include Robert Brown, Ph.D., R. Jeremy Stone, M.D., Allan Avery and William Pollock. See "Management--Executive Officers" beginning on page 47.

  The Ventiv Board of Directors will consist of seven persons, including both Daniel M. Snyder and Michele D. Snyder, who will serve as non-executive Co-Chairpersons of the Board of Directors of Ventiv, and Eran Broshy, Fred Drasner, Mortimer Zuckerman and at least two additional independent directors that will be designated prior to or promptly following the distribution. See "Management--Directors" beginning on page 46.

                         Key Terms of the Distribution

No Stockholder Action     No action is required by Snyder stockholders to
Required                  receive Ventiv common stock in the distribution.

                          You do not need to surrender Snyder common stock to receive Ventiv common stock in the distribution.

                          The number of shares of Snyder common stock you own will not change as a result of the distribution.

Record Date               If you are a holder of Snyder common stock as of the
                          close of business on the record date (September   ,
                          1999), you will be entitled to receive Ventiv common stock in the distribution.

Distribution Ratio        You will receive one share of Ventiv common stock for
                          every three shares of Snyder common stock you own as
                          of the close of business on September   , 1999.

No Fractional Shares      Fractional shares will not be distributed. Instead,
Will Be Issued            they will be aggregated and sold in the public market
                          by the distribution agent and the aggregate cash proceeds will be distributed ratably to stockholders otherwise entitled to fractional interests. See "The
                          Distribution--Manner of Effecting the Distribution" beginning on page 15.

Shares To Be              All of the Ventiv common stock will be distributed in
Distributed               the distribution. Based on the 74,136,807 shares of
                          Snyder common stock outstanding as of August 6, 1999, 24,712,269 shares of Ventiv common stock will be distributed.

Mailing Date              The distribution agent will mail Ventiv common stock
                          certificates to Snyder stockholders on or about
                          September   , 1999, which you should receive shortly
                          thereafter.

             Information Regarding the Distribution and Ventiv

      Before the distribution, you should direct inquiries relating to the distribution to:

                          Snyder Communications, Inc.
                              Two Democracy Center
                              6903 Rockledge Drive
                               Bethesda, MD 20817
                         Attention: Investor Relations
                                 (301) 468-1010

 After the distribution, you should direct inquiries relating to an investment in Ventiv common stock to:

                            Ventiv Health, Inc.
                              200 Cottontail Lane
                              Vantage Court North
                               Somerset, NJ 08873
                         Attention: Investor Relations
                                 (732) 537-4800

 After the distribution, the transfer agent and registrar for the Ventiv common stock will be:

                   American Stock Transfer and Trust Company
                              Shareholder Division
                           40 Wall Street, 46th Floor
                               New York, NY 10005
                                 (800) 937-5449

               Reasons for Furnishing This Information Statement

  This information statement is being furnished by Snyder solely to provide information to Snyder stockholders who will receive Ventiv common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Snyder or Ventiv. Snyder and Ventiv believe that the information presented herein is accurate as of the date hereof. Changes will occur after the date hereof, and neither Snyder nor Ventiv will update the information except to the extent required in the normal course of their respective public disclosure practices and as required pursuant to the federal securities laws.

                           Forward-Looking Statements

  We believe that many of the statements included in this information statement, including those under the captions:

  .  ""Summary;"

  .  ""Risk Factors;"

  .  ""The Distribution;"

  . ""Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

  .  ""Business;"

may be forward-looking statements. Forward-looking statements can be identified by the use of forward-looking words, such as "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," or the negative of those terms or other variations of those terms or comparable words or expressions.

  All forward-looking statements are inherently uncertain as they are based on our current expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties.

  We note that a variety of the risks and uncertainties that we discuss in detail under "Risk Factors" could cause our actual results and experience to differ materially from those expected. Readers are cautioned not to place undue reliance on forward-looking statements in this information statement, which speak only as of the date of this information statement.

                       Summary Historical Financial Data

  The following table summarizes certain historical financial data with respect to Ventiv and is qualified in its entirety by reference to, and should be read in conjunction with, the Ventiv Historical Financial Statements and related notes included elsewhere in this information statement. The historical financial data for the years ended December 31, 1998, 1997 and 1996 have been derived from the audited financial statements of Ventiv. Historical financial information may not be indicative of Ventiv's future performance as an independent company. Prior to their respective acquisitions, certain U.S.-based acquirees were not subject to federal or state income taxes. Pro forma adjusted net income represents historical net income adjusted to reflect a provision for income taxes as if Ventiv had been taxed similarly to a C corporation for all periods presented. See also "Selected Financial Data," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                              For the Six Months      For the Years Ended
                                Ended June 30,           December 31,
                              ------------------- ----------------------------
                                1999      1998      1998     1997       1996
                              --------- --------- -------- ---------  --------
                                  (unaudited)
                                   (in thousands, except per share data)
Statement of Income Data:
  Revenues................... $ 181,259 $ 151,313 $321,500 $ 208,967  $144,704
                              ========= ========= ======== =========  ========
  Net income (loss).......... $  12,639 $   2,618 $  1,446 $  (8,718) $     83
                              ========= ========= ======== =========  ========
Unaudited:
  Pro forma historical basic
   and diluted net income
   (loss) per share (2)...... $    0.51 $    0.11 $   0.06 $   (0.35) $    --
                              ========= ========= ======== =========  ========
  Pro forma adjusted net in-
   come
   (loss) ................... $  12,639 $   2,618 $  1,446 $ (10,700) $ (2,729)
                              ========= ========= ======== =========  ========
  Pro forma adjusted basic
   and diluted net income
   (loss) per share (2)...... $    0.51 $    0.11 $   0.06 $   (0.43) $ (0.11 )
                              ========= ========= ======== =========  ========
  Shares used in computing
   net income (loss) per
   share (2).................    24,712    24,712   24,712    24,712    24,712
                              ========= ========= ======== =========  ========
Balance Sheet Data:
  Total assets...............  $228,095           $193,644 $ 100,947  $ 51,180
                              =========           ======== =========  ========
  Long-term debt............. $   1,270           $  1,473 $   4,154  $  2,634
                              =========           ======== =========  ========
  Total investments and
   advances from Snyder
   Communications, Inc.(1) ..  $158,771           $119,727 $  10,371  $  4,697
                              =========           ======== =========  ========

--------


(1) Investments and advances from Snyder represent the net cash transferred to Ventiv from Snyder and businesses acquired by Snyder and contributed to Ventiv. No amounts are expected to be repaid to Snyder.

(2) For all periods presented, net income per share has been computed using shares of Ventiv that will be issued upon the distribution based on the number of outstanding shares of Snyder common stock on August 6, 1999. Basic and diluted net income per share are the same for all periods presented, as there will be no options to purchase Ventiv common stock granted until the distribution.

                   Summary Unaudited Pro Forma Financial Data

  The following unaudited pro forma financial data reflect the distribution as if it had occurred on January 1, 1998 for pro forma income statement data purposes. No pro forma balance sheet is presented, as there were no pro forma adjustments to the historical balance sheet. The unaudited pro forma data reflect the estimated changes in corporate overhead as if Ventiv operated as an independent entity, Ventiv's effective income tax rate subsequent to the distribution and the effects of significant acquisitions as if they had been consummated on January 1, 1998. These data do not necessarily reflect the results of operations or financial position of Ventiv that would have resulted had the distribution actually been consummated as of such date. Also these data are not indicative of the future results of operations or future financial position of Ventiv.

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)

                  FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                 (in thousands)

                                            Purchased
                                 Ventiv     Subsidiary   Pro Forma    Pro Forma
                               Historical Historical (5)  Entries      Ventiv
                               ---------- -------------- ---------    ---------
Revenues......................  $181,259      $1,927      $   --      $183,186
  Operating expenses:
    Cost of services..........   137,028         976          --       138,004
    Selling, general, and
     administrative expenses..    21,585         483        3,305 (1)   25,373
    Restricted stock
     compensation.............       --          --           438 (4)      438
    Acquisition and related
     costs....................     1,694         --           --         1,694
                                --------      ------      -------     --------
Income from operations........    20,952         468       (3,743)      17,677
Interest expense..............      (123)        --           --          (123)
Investment income.............       373           8          --           381
                                --------      ------      -------     --------
Income before income taxes....    21,202         476       (3,743)      17,935
Income tax (provision)
 benefit......................    (8,563)       (178)         352 (2)   (8,389)
                                --------      ------      -------     --------
Net income....................  $ 12,639      $  298      $(3,391)    $  9,546
                                ========      ======      =======     ========

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                              Purchased      Pro         Pro
                                   Ventiv    Subsidiaries   Forma       Forma
                                 Historical Historical (3) Entries      Ventiv
                                 ---------- -------------- -------     --------
Net revenues...................   $321,500     $14,128     $   --      $335,628
  Operating expenses:
    Cost of services...........    236,047       9,360         --       245,407
    Selling, general, and
     administrative expenses...     43,029       3,516       6,616 (1)   53,161
    Restricted stock
     compensation..............        --          --        2,375 (4)    2,375
    Compensation to
     stockholders..............        742         --          --           742
    Acquisition and related
     costs.....................     26,922         --          --        26,922
                                  --------     -------     -------     --------
Income from operations.........     14,760       1,252      (8,991)       7,021
Interest expense...............     (2,315)        --          --        (2,315)
Investment income..............      1,850          49         --         1,899
                                  --------     -------     -------     --------
Income (loss) before income
 taxes.........................     14,295       1,301      (8,991)       6,605
Income tax (provision) benefit.    (12,849)       (658)      3,479 (2)  (10,028)
                                  --------     -------     -------     --------
Net income (loss)..............   $  1,446     $   643     $(5,512)    $ (3,423)
                                  ========     =======     =======     ========

--------

  (1) Reflects the estimated additional costs associated with operating as a stand-alone public company, including additional finance and administrative employees, professional services, office rent, advertising and other general and administrative expenses. The estimate of additional costs is based on existing agreements and also on Snyder Communications' historical experience of what the additional requirements of operating as a public company will cost. There can be no assurance that actual costs will not exceed these estimates.

  (2) Reflects the effect of the estimated increase in Ventiv's effective tax rate subsequent to the date of the distribution, net of the tax effect of the estimated incremental costs associated with operating as a stand-alone public company. See footnote (1) above.

  (3) Reflects the historical results of operations of Healthcare Promotions, LLC, CLI Pharma S.A. and PromoTech Research Associates, Inc. from January 1, 1998 through their respective dates of acquisition.

  (4) Reflects compensation expense of $2.4 million and $0.4 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, associated with restricted stock grants to be made to certain officers and directors of Ventiv immediately following the distribution pursuant to agreements entered into as part of the distribution.

  (5) Reflects the historical results of operations of PromoTech Research Associates, Inc. from January 1, 1998 through its date of acquisition.

                               RISK FACTORS

  You should carefully consider the following risk factors to which Ventiv has been subject in the past, and which currently and in the future may have an impact on Ventiv. The following risk factors are cautionary statements identifying important factors that could cause actual results to differ materially from those contained in this information statement.

 Dependence on Expenditures by Companies in the Life Sciences Industries

  Our revenues are highly dependent on promotional, marketing and sales expenditures by companies in the life sciences industries, including the pharmaceutical, medical device, diagnostics and biotechnology industries. Promotional, marketing and sales expenditures by pharmaceutical manufacturers have in the past been, and could in the future be, negatively impacted by, among other things, governmental reform or private market initiatives intended to reduce the cost of pharmaceutical products or by governmental, medical association or pharmaceutical industry initiatives designed to regulate the manner in which pharmaceutical manufacturers promote their products. Furthermore, the trend in the life sciences industries toward consolidation, by merger or otherwise, may result in a reduction in the use of contract sales providers.

 Dependence on Trend Toward Outsourcing in the Pharmaceutical and Life Sciences Industries

  Our business and growth depend in large part on the progression of the trend in the pharmaceutical and life sciences industries toward the outsourcing of marketing services. We can give no assurance that this trend in outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend generally, or a trend in the pharmaceutical or life sciences industries, not to use, or to reduce the use of, outsourced marketing services, such as those that we provide, would have a material adverse effect on our business.

 Reliance on Significant Pharmaceutical Clients

  Our ten largest clients, based on revenues for the six months ended June 30, 1999, listed alphabetically, are Abbott Laboratories, AstraZeneca, Bristol-Myers Squibb, Eli Lilly, Endo Pharmaceuticals, Glaxo Wellcome, Johnson & Johnson, Merck, Novartis, Pfizer and Searle (Monsanto). These clients accounted for approximately 59% of our revenues for the six months ended June 30, 1999, with no single client accounting for more than 10% of our revenues for such period. We provide services to many of our most significant clients under contracts that our clients may cancel, typically on 60 to 90 days notice. As a result, we cannot assure you that our most significant clients will continue to do business with us over the long term. If any of our significant clients elect not to renew their contracts, it could have material adverse effect on our results of operations.

 Risk Associated with Our International Operations and Expansion in the United Kingdom and Continental Europe

  Ventiv has a number of operations in the United Kingdom and continental Europe. The following are the material risks inherent in conducting our international operations:

  .  difficulties in complying with a variety of foreign laws,

  .  unexpected changes in regulatory requirements,

  .  difficulties in staffing and managing foreign operations,

  .  potentially adverse tax consequences,

  .  foreign currency risk, and

  . the risk of economic downturn in non-U.S. locations where Ventiv does business.

  We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

  Also, approximately 45% of our revenues in 1998 were generated from operations outside of the United States. Approximately 38% of our foreign-generated revenues were denominated in British pounds and 44% in French francs. The U.S. dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the U.S. dollar relative to the British pound or French franc could have a material adverse effect on our results of operations. We continually evaluate our exposure to exchange rate risk but do not currently hedge this risk.

 Management of Our Growth

  Ventiv has grown rapidly over the past several years. Our continued growth depends to a significant degree on our ability to successfully utilize our existing infrastructure to perform services for new clients, as well as on our ability to develop and successfully implement new marketing methods or channels for new services. Our continued growth will also depend on a number of other factors, including our ability to maintain the high quality of the services we provide to our customers and to increase our penetration with existing customers; to recruit, motivate and retain qualified personnel; and to economically train existing sales representatives and recruit new sales representatives. Our continued growth will also require us to implement enhanced operational and financial systems and additional management resources. We cannot assure you that we will be able to manage our expanding operations effectively or that we will be able to maintain our growth. If we are unable to manage growth effectively, this could materially adversely affect our business, financial condition and results of operations.

 Dependence on Labor Force and Specially Trained Employees

  Many aspects of our business are very labor intensive and the turnover rate of employees in our industry generally is high. Our turnover rate ranges from 10% to 35% annually depending on the geographic location, whether the employees are full-time or part-time, and whether the employees are hired on a project basis, with the higher turnover occurring for part-time, special project employees. We believe our turnover rate is not materially higher than comparable contract service organizations in our industry. An increase in the turnover rate among our employees would increase our recruiting and training costs and decrease our operating efficiencies and productivity. Our operations typically require specially trained persons, such as those employees in the pharmaceutical detailing business. Growth in our business will require us to recruit and train qualified personnel at an accelerated rate from time to time. The labor markets for quality personnel are competitive, and we cannot assure you that we will be able to continue to hire, train and retain a sufficient labor force of qualified persons.

 Reliance on Technology; Risk of Business Interruption

  We have invested significantly in sophisticated and specialized computer technology and have focused on the application of this technology to provide customized solutions to meet many of our clients' needs. We have also invested significantly in sophisticated end-user databases and software that enable us to market our clients' products to targeted markets. We anticipate that it will be necessary to continue to select, invest in and develop new and enhanced technology and end-user databases on a timely basis in the future in order to maintain our competitiveness. In addition, our business is dependent on our computer equipment and software systems, and the temporary or permanent loss of these equipment or systems, through casualty or operating malfunction, could have a material adverse effect on our business. Our property and business interruption insurance may not adequately compensate us for all losses that we may incur in any such event.

 Government Regulation of Handling and Distribution of Pharmaceutical Samples

  In connection with the handling and distribution of samples of pharmaceutical products, we are subject to regulation by the Prescription Drug Marketing Act of 1987 and other applicable federal, state and local laws and regulations in the United States and certain regulations in the United Kingdom, France, Germany and the European Union. These laws regulate the distribution of drug samples by mandating storage, handling and record-keeping requirements for drug samples and by banning the purchase or sale of drug samples. In certain jurisdictions, including the United Kingdom and France, pharmaceutical sales representatives are subject to examination and licensing requirements under local law and industry guidelines. Our physician education services are subject to a variety of foreign, federal and state regulations relating to both the education of medical professionals and the marketing and sales of pharmaceuticals. In addition, certain ethical guidelines promulgated by the American Medical Association govern the receipt by physicians of gifts in connection with the marketing of healthcare products. These guidelines govern the honoraria and other items of value which AMA physicians may receive, directly or indirectly, from pharmaceutical companies. Ventiv follows similar guidelines in effect in other countries where it provides services. Any changes in these regulations and guidelines or their application could have a material adverse effect on our business. Failure to comply with these requirements could result in the imposition of fines, loss of licenses and other penalties and could have a material adverse effect on Ventiv.

 Government Regulation of Pharmaceutical and Life Sciences Industries

  Pharmaceutical manufacturers and the health care industry in general are subject to significant U.S. federal and state, U.K., French, German and European Union regulation. In particular, regulations affecting the pricing or marketing of pharmaceuticals could make it uneconomical or infeasible for pharmaceutical companies to market their products through medical marketing detailers. Other changes in the domestic and international regulation of the pharmaceutical industry could also have a material adverse effect on Ventiv.

 Influence of Daniel M. Snyder and Michele D. Snyder

  Immediately after the distribution, Daniel M. Snyder and Michele D. Snyder, the non-executive Co-Chairpersons of our Board of Directors, will beneficially own approximately 12.7% and 4.5%, respectively, of the outstanding shares of Ventiv common stock. As a result, each individually, and both Mr. Snyder and Ms. Snyder, if they act in concert, will be able to exercise substantial influence over our business through their voting power with respect to the election of directors and all other matters requiring action by stockholders. This concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of Ventiv.

 Year 2000

  The year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and beyond. However, we cannot assure you that this will be the case until these systems are operational in the year 2000. In addition, year 2000 problems of our clients could affect our systems or operations. Widespread year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems. As part of our analysis of the year 2000 problem, we have analyzed the impact of the "worst case scenario" on our business. The "worst case scenario" would occur if the statements and warranties of our vendors concerning their year 2000 compliance and upgrade programs were entirely false, our current upgrades were unsuccessful and our contingency plan failed, resulting in a critical systems failure throughout Ventiv as a whole.

 Euro Conversion

  On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. Uncertainties exist as to the effects the Euro may have on our European clients, as well as the impact of the Euro conversion on the economies of the participating countries. Of the 45% of our 1998 revenue derived from outside the U.S., 38% of such foreign-generated revenues was denominated in British pounds, 44% in French francs, and the remaining 18% primarily in German marks and Dutch guilders. All of the foregoing currencies, with the exception of the British pound, have been linked to the Euro since January 1, 1999. Any negative economic developments which occur in the combined EU economy and the possible devaluation of the Euro could have a material negative impact on our business.

  Our operations affected by the Euro currency conversion have established plans to address the systems and business issues raised by the Euro currency conversion. These issues include:

  . the need to modify business systems to recognize the Euro as a functional currency:

    - In France and Germany, we have addressed the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions by upgrading all computer systems in 1999 to Euro-compliant systems;

    - In the U.K., we are in the process of implementing new Euro-compliant systems which we expect to complete prior to November 1999, and

  . the competitive impact of cross-border price transparency which may make it more difficult for a business to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency begins circulation in 2002.

  We will continue to evaluate the impact of the introduction of the Euro as we continue to expand our services and the European locations in which we operate.

 Lack of Operating History as an Independent Company

  Ventiv has no operating history as an independent, publicly traded company and has historically relied on Snyder for various financial, administrative and managerial expertise relevant to the conduct of its business. We are currently in discussions with proposed lenders to enter into a secured credit facility which will provide financing of $75 million to $100 million in September 1999. However, Ventiv currently has no established financing sources or other external source of funds and there is no assurance a credit facility will be obtained. After the distribution, we will maintain our own banking relationships, employ our own senior executives and perform our own administrative functions (except that for an interim period Snyder will continue to provide certain support services to Ventiv on a contractual basis). Although the healthcare services business has been profitable as part of Snyder, there can be no assurance that, as a stand-alone company, Ventiv's future results will be comparable to reported historical consolidated results before the distribution. See "Unaudited Pro Forma Financial Data" and "Relationship and Agreements Between Snyder and Ventiv After the Distribution."

 Tax Consequences of the Distribution to Snyder and Snyder's Stockholders

  The distribution is conditioned upon receipt of an opinion of Arthur Andersen LLP that the distribution should be a tax-free spin-off to Snyder and to Snyder's U.S. stockholders. No ruling has been requested from the Internal Revenue Service as to the tax consequences of the distribution. The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service or the courts. If the distribution does not qualify as a tax-free distribution, Snyder would recognize gain equal to the excess of the fair market value of the Ventiv common stock distributed to its stockholders over Snyder's basis in the Ventiv common stock, and each U.S. holder of Snyder common stock would be generally treated as if such stockholder had received a taxable dividend in an amount equal to the fair market value of the Ventiv common stock received. See "The Distribution--Material Federal Income Tax Consequences."

 Absence of Trading History for Ventiv Common Stock

  There is no existing market for the Ventiv common stock. Although Ventiv is seeking to list its common stock on the Nasdaq National Market, there can be no assurance as to the trading prices for the security before or after the distribution date. Until the Ventiv common stock is fully distributed and orderly markets develop, the trading prices for such securities may fluctuate. The lack of orderly markets for the Ventiv common stock will result in less liquidity for the Ventiv common stock immediately following the distribution. Prices for the Ventiv common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, investor perceptions of Ventiv and its business, the results of Ventiv, the dividend policies of Ventiv and general economic and market conditions. The Ventiv common stock distributed to Snyder stockholders in the distribution generally will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), and the sale of a substantial number of shares of Ventiv common stock after the distribution could adversely affect the market price of Ventiv common stock. See "The Distribution--Market for Ventiv Common Stock."

 Absence of Dividends on Ventiv Common Stock

  We do not anticipate paying cash dividends in the foreseeable future. See "The Distribution--Dividend Policy."

          QUESTIONS AND ANSWERS ABOUT VENTIV AND THE DISTRIBUTION

What do I have to do to    Nothing. No proxy or vote is necessary for the
participate in the         distribution. If you own Snyder common stock as of
distribution?              the close of business on the record date, September
                            , 1999, shares of Ventiv common stock will be
                           mailed to you or credited to your brokerage account on September , 1999. You do not need to mail in Snyder stock certificates to receive Ventiv common stock certificates. You will not receive new Snyder common stock certificates.

Explain the distribution   One share of Ventiv common stock will be
ratio.                     distributed for every three shares of Snyder common
                           stock you own on the record date. For example, if you own 150 shares of Snyder common stock as of the close of business on the record date, you will receive 50 shares of Ventiv common stock in the distribution. You will receive a check for the cash equivalent of any fractional shares you otherwise would have received in the distribution.

Is the distribution        The distribution is conditioned on Snyder receiving
taxable for United         an opinion from Arthur Andersen LLP substantially
States federal income      to the effect that the distribution should be tax-
tax purposes?              free to Snyder and to Snyder's U.S. stockholders
                           except with respect to cash you are paid in lieu of fractional shares of Ventiv common stock. See "Risk
                           Factors--Tax Consequences of the Distribution to Snyder and Snyder's Stockholders" beginning on page
                           12 and "The Distribution--Material Federal Income
                           Tax Consequences" beginning on page 16, for a more complete discussion of the United States federal income tax consequences of the distribution to holders of Snyder common stock.

Will I be paid any         Ventiv does not anticipate paying any cash
dividends on the Ventiv    dividends on its common stock in the foreseeable
common stock?              future. See "The Distribution--Dividend Policy"
                           beginning on page 18.

Where will my shares of    At present, there is no public market for Ventiv
Ventiv common stock        common stock. Ventiv is seeking to list its common
trade?                     stock on the Nasdaq National Market. If the shares
                           are accepted for listing, we expect that a "when-issued" trading market for Ventiv common stock will develop on or shortly before the record date, and that "regular-way" trading will begin on
                                      , 1999. See "The Distribution--Market
                           for Ventiv Common Stock" beginning on page 17.

Will the distribution      After the distribution, the trading price of Snyder
affect the trading price   common stock may be lower than the trading price
of my Snyder common        immediately prior to the distribution. Moreover,
stock?                     until the market has evaluated the operations of
                           Snyder without the business of Ventiv, the trading price of Snyder common stock may fluctuate. The combined trading prices of Snyder common stock and Ventiv common stock may not equal the trading price of Snyder common stock prior to the distribution.
                           See "The Distribution--Market for Ventiv Common
                           Stock" beginning on page 17.

Will shares trade any      Yes. A temporary form of interim trading called
differently as a result    "when-issued" trading is likely to develop for
of the distribution?       Ventiv common stock on or shortly before the record
                           date and to continue through the effective date of
                           the distribution, which is September   , 1999. A
                           "when-issued" listing can be identified by the letters "wi" next to the Ventiv common stock on the Nasdaq National Market. If "when-issued" trading develops, you may buy or sell Ventiv common stock in advance of the distribution date on a "when-issued" basis. During this time, Snyder common stock will continue to trade on a "regular-way" basis and may also trade on a "when-issued" basis, reflecting an assumed post-distribution value for Snyder common stock. Snyder common stock "when-issued" trading, if available, could begin on or shortly before the record date and continue through the distribution date. If this occurs, an additional listing for Snyder common stock, followed by the letters "wi", will appear on the New York Stock Exchange. "When-issued" trading occurs in order to develop an orderly market and trading price for Ventiv common stock (and possibly
                           Snyder common stock) after the distribution. There may be differences between the combined value of "when-issued" Ventiv common stock and Snyder common stock as compared to the "regular-way" price of Snyder common stock during this period. If Snyder common stock "when-issued" trading is not available, the New York Stock Exchange will require that shares of Snyder common stock that are sold or purchased from the period beginning on
                                        , 1999 and ending on the distribution
                           date be accompanied by due bills representing the Ventiv common stock distributable with respect to such shares, and that during such period neither the Snyder common stock nor the due bills may be purchased or sold separately.

What will happen to        Options granted under Snyder's Incentive Stock Plan
existing employee stock    to Ventiv employees will terminate on the
options to purchase        distribution date if unvested, and to the extent
Snyder common stock?       vested will terminate unless exercised within 90
                           days following the distribution date. Ventiv intends to grant options under its 1999 Stock
                           Incentive Plan to Ventiv employees whose existing
                           Snyder stock options are terminated as a consequence of the distribution.

                                THE DISTRIBUTION

Background and Reasons for the Distribution

  Snyder is a leading international provider of direct marketing, advertising and communications services, including services provided to developers and producers of pharmaceutical and life-science products. In June 1999, Snyder determined that a separation of its healthcare marketing services business into a separate company would allow it to more effectively attract and retain key employees for its healthcare services business, focus on its direct marketing, advertising, communications and Internet professional services business in its core product markets, and provide its healthcare marketing services business a better platform to compete in the pharmaceutical and life sciences markets.

  Snyder's management believes that separating Snyder and Ventiv into two separate, strategically focused public companies will provide the following benefits:

  . Tie Compensation to Performance. Following the distribution, Ventiv will be able to attract and retain key employees through the use of stock-based incentives and more closely tie compensation incentives for its employees to the performance of the healthcare marketing services business. The primary component of the compensation packages for Eran Broshy, the Chief Executive Officer of Ventiv, and the other members of Ventiv's management team will be Ventiv common stock. Ventiv intends to establish certain employee benefit plans for the benefit of Ventiv employees, including a stock incentive plan. These equity incentives are expected to help Ventiv attract and retain talented and effective management and to motivate employees throughout the organization. In addition, Ventiv intends to grant options under its 1999 Stock Incentive Plan to Ventiv employees whose existing Snyder stock options are terminated as a consequence of the distribution. Ventiv's ability to effectively attract, retain and incentivize its management team and employees of the healthcare marketing services business is a principal purpose of the distribution.

  . Develop Focused Business Strategies. Snyder's management believes that because of the unique characteristics of its healthcare marketing services business, the business strategies of Ventiv need to be distinguished from those pursued by Snyder in its core markets. As a separate company, Ventiv will have more flexibility in responding to the needs of its client base. This focus will enable Ventiv to compete more effectively in the pharmaceutical and life sciences industries.

  . Improve Access to Capital. The distribution will give Ventiv direct access to capital markets. As a group within Snyder, Ventiv competed with the other operating businesses and groups within Snyder for management attention, support resources and capital to finance expansion and growth opportunities. As a separate company, with its own management and structure, Ventiv will be better able to obtain the debt and equity funding necessary to execute its business plans and strategies.

  . Increase Visibility to the Capital Markets. Following the distribution, the financial markets will be able to focus on the individual businesses and strengths of Ventiv and Snyder, and more accurately evaluate the performance of each distinct business compared to companies in the same or similar businesses.

Manner of Effecting the Distribution

  The general terms and conditions relating to the distribution are set forth in a Distribution Agreement between Snyder and Ventiv. See "Relationship and Agreements Between Snyder and Ventiv After the Distribution--Distribution Agreement."

  On the distribution date, Snyder will effect the distribution by delivering all of the outstanding shares of Ventiv common stock to American Stock Transfer and Trust Company, as distribution agent, for distribution to the holders of record of Snyder common stock at the close of business on the record date. The distribution will be made on the basis of one share of Ventiv common stock for every three shares of Snyder common stock.

The actual number of shares of Ventiv common stock that will be distributed will depend on the number of shares of Snyder common stock outstanding on the record date. The shares of Ventiv common stock will be fully paid and nonassessable, and the holders of such shares will not be entitled to preemptive rights. See "Description of Capital Stock." It is expected that certificates representing shares of Ventiv common stock will be mailed to
Snyder stockholders on or about September   , 1999.

  Certificates or script representing fractional shares of Ventiv common stock will not be issued to Snyder stockholders as part of the distribution. Instead, each holder of Snyder common stock who would otherwise be entitled to receive a fractional share will receive cash for such fractional interests. The distribution agent will, on or within two business days after the distribution date, aggregate and sell all such fractional interests on the Nasdaq National Market at then prevailing market prices and within five business days following the distribution date distribute the aggregate proceeds ratably to Snyder stockholders otherwise entitled to such fractional interests. Snyder will pay all brokers' fees and commissions in respect of such sale. See "--Material Federal Income Tax Consequences" for a discussion of the United States federal income tax treatment of proceeds from fractional share interests.

Material Federal Income Tax Consequences

  The distribution is conditioned upon receipt by Snyder of an opinion from Arthur Andersen LLP substantially to the effect that, among other things, the distribution should qualify as a tax-free spin-off to Snyder and to Snyder's U.S. stockholders under the tax-free spin-off provisons of the Internal Revenue Code of 1986 (the "Code"). No rulings have been requested from the Internal Revenue Service with respect to these matters and the opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service or the courts. Additionally, the opinion of Arthur Andersen LLP is based on various representations and assumptions described therein.

  The opinion is based on current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the distribution that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, stockholders who acquire their Ventiv common stock pursuant to the exercise of employee stock options or otherwise as compensation and holders who do not hold their Snyder common stock as capital assets. Holders of Snyder common stock are urged to consult their own tax advisors regarding the federal income tax consequences of the distribution in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

  In the opinion of Arthur Andersen LLP the distribution should qualify as a tax-free distribution under the tax-free spin-off provisons of the Code.
Accordingly:

  (i) A Snyder stockholder should not recognize any income, gain or loss as a result of the distribution, except, as described below, in connection with fractional share proceeds from the deemed receipt and sale of any Ventiv common stock;

  (ii) A Snyder stockholder's aggregate tax basis for his or her Snyder common stock on which Ventiv common stock is distributed and the Ventiv common stock received by such stockholder in the distribution (including any fractional shares of Ventiv common stock to which such stockholder may be entitled) should be the same as the basis of Snyder common stock held by such stockholder immediately prior to the distribution. A Snyder stockholder's aggregate tax basis should be allocated between his or her Snyder common stock and Ventiv common stock received in the distribution (including any fractional shares of Ventiv common stock deemed received) in proportion to the fair market value of both the Snyder common stock and Ventiv common stock on the distribution date;

  (iii) A Snyder stockholder's holding period for the Ventiv common stock received in the distribution (including any fractional shares of Ventiv common stock to which such stockholder may be entitled)
     should include the holding period of the Snyder common stock on which the distribution is made, provided that such Snyder common stock is held as a capital asset by such stockholder on the distribution date;

  (iv) A Snyder stockholder who receives fractional share proceeds as a result of the sale of shares of Ventiv common stock by the distribution agent will be treated as if such fractional share had been received by the stockholder as part of the distribution and then sold by such stockholder. Accordingly, such stockholder should recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in Ventiv common stock that is allocable to such fractional share. Such gain or loss should be capital gain or loss, provided that such fractional share was held by such stockholder as a capital asset at the time of the distribution; and

  (v) Snyder should not recognize any gain or loss on the distribution.

  Arthur Andersen LLP has advised Snyder that if the distribution does not qualify as a tax-free spin-off under the tax-free spin-off provisions of the Code, Snyder would be required to recognize gain equal to the excess of the fair market value of the Ventiv common stock distributed to its stockholders over Snyder's basis in the Ventiv common stock. Snyder has agreed to indemnify Ventiv for any tax liability imposed on Ventiv or any of its subsidiaries as a result of the distribution being determined to be a taxable transaction other than due to any act or failure to act of Ventiv or any of its subsidiaries. In addition, based on the advice of Arthur Andersen LLP, if the distribution fails to qualify as a tax-free spin-off under the tax-free spin-off provisions of the Code, each Snyder stockholder would be generally treated as if such stockholder had received a taxable dividend in an amount equal to the fair market value of the Ventiv common stock received.

  Current United States Treasury regulations require each Snyder stockholder who receives Ventiv common stock pursuant to the distribution to attach to his or her federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability under the tax-free spin-off provisions of the Code to the distribution. Snyder will provide the appropriate information to each stockholder of record as of the record date (September , 1999).

  Under the Code, a holder of Snyder common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received as a result of the sale of fractional share interests unless such holder provides proof of an applicable exemption or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Market for Ventiv Common Stock

  There is no existing market for Ventiv common stock. Ventiv is seeking to list its common stock on the Nasdaq National Market. If the shares are accepted for listing, a "when-issued" trading market for Ventiv common stock is expected to develop on or shortly before the record date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. There can be no assurance about the trading prices for Ventiv common stock before or after the distribution date, and until the common stock is fully distributed and an orderly market develops, the trading prices for these securities may fluctuate. Prices for Ventiv common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments generally affecting Ventiv's business, the impact of the factors referred to in "Risk Factors," investor perceptions of Ventiv and its business, the results of Ventiv, the dividend policy of Ventiv, and general economic and market conditions. It is anticipated that Ventiv common stock will be traded on the Nasdaq National Market under the symbol "VTIV."

  The transfer agent and registrar for the Ventiv common stock will be American Stock Transfer and Trust Company.

  Shares of Ventiv common stock distributed to Snyder stockholders in the distribution will be freely transferable under the Securities Act, except for shares of Ventiv common stock received by persons who may be deemed to be affiliates of Ventiv. Persons who may be deemed to be affiliates of Ventiv after the distribution generally include individuals or entities that control, are controlled by, or are under common control with Ventiv and may include certain officers and directors, or principal stockholders, of Ventiv. After Ventiv becomes a publicly traded company, securities held by persons who are its affiliates will be subject to resale restrictions under the Securities Act. Affiliates of Ventiv will be permitted to sell shares of the entity of which such persons are affiliates only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Dividend Policy

  Ventiv currently intends to retain its earnings for use in the operation of its business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare or pay cash dividends will be made by Ventiv's Board of Directors. The actual amount and timing of dividends, if any, will depend on Ventiv's financial condition, results of operations, business prospects, capital requirements and such other matters as Ventiv's Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

Distribution Conditions and Termination

  It is expected that the distribution will be effective on the distribution date, September , 1999, provided that, among other things:

  1. the Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed by Ventiv shall have been declared effective and no stop order relating to the registration statement shall be in effect;

  2. all necessary permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the distribution shall have been received or become effective;

  3. the tax opinion from Arthur Andersen LLP shall have been received and shall not have been revoked or modified in any material respect;

  4. the Ventiv common stock shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

  5. the transfers of assets and liabilities to Ventiv required to constitute Ventiv as described herein shall have been completed; and

  6. no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto (including the transfers of assets and liabilities contemplated by the Distribution Agreement) shall be in effect.

  The fulfillment of the foregoing conditions shall not create any obligation on the part of Snyder to effect the distribution, and Snyder's Board of Directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date.

                RELATIONSHIP AND AGREEMENTS BETWEEN VENTIV
                       AND SNYDER AFTER THE DISTRIBUTION

General

  Immediately prior to the distribution, Ventiv will be wholly owned by Snyder and, until the distribution, the results of operations of the assets and entities that will constitute Ventiv will be included in Snyder's consolidated financial statements. After the distribution, Snyder will not have any ownership interest in Ventiv, which will be an independent, publicly traded company. See "Security Ownership of Certain Beneficial Owners and Management." After the distribution, Ventiv will not have any ownership interest in Snyder.

  Immediately prior to the distribution, Snyder and Ventiv will enter into certain agreements to define their ongoing relationship after the distribution and to allocate tax, employee benefits and certain other liabilities and obligations arising from periods prior to the distribution date. These agreements are being entered into between Snyder and Ventiv while Ventiv is still a wholly owned subsidiary of Snyder, and certain terms of these agreements are not the same as would have been obtained through negotiations with an unaffiliated third party. These agreements are summarized below and have been filed as exhibits to the registration statement. The following descriptions include a summary of the material terms of these agreements but do not purport to be complete and are qualified in their entirety by reference to the filed agreements.

Distribution Agreement

  Snyder and Ventiv will enter into a Distribution Agreement which will provide for, among other things, certain corporate transactions required to effect the distribution and other arrangements among Snyder and Ventiv subsequent to the distribution. The Distribution Agreement also sets forth the conditions to the distribution. See "The Distribution--Distribution Conditions and Termination."

 Transfers of Assets to Ventiv

  The Distribution Agreement provides that Snyder will transfer or cause to be transferred all of its right, title and interest in the assets constituting its healthcare services business to Ventiv. The Distribution Agreement further provides that Ventiv will take such action, if any, as may be necessary to transfer assets owned by us so that, upon completion of all asset transfers by Snyder and Ventiv, the assets constituting the healthcare services business are owned by Ventiv and the assets constituting the remaining businesses of Snyder are owned by Snyder.

  Each party to the Distribution Agreement agrees to exercise its reasonable efforts to obtain promptly any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below. In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the distribution date, the parties agree to cooperate to effect such transfers as promptly as practicable following the distribution date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed. All assets are being transferred without any representation or warranty, on an "as is-where is" basis and the relevant transferee bears the risk that any necessary consent to transfer is not obtained.

 Allocation of Financial Responsibility

  The Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the distribution date, financial responsibility for the liabilities arising out of or in connection with:

  . the assets and entities that will constitute Ventiv and its subsidiaries (including liabilities arising in respect of the transfer of such assets and entities to Ventiv), as well as the registration statement, to Ventiv; and

  . the assets and entities that will constitute Snyder and its subsidiaries to Snyder.

Tax Sharing Agreement

  Snyder and Ventiv will enter into a tax sharing agreement, which will allocate tax liabilities between Snyder and Ventiv and address certain other tax matters such as responsibility for filing tax returns and the conduct of audits and other tax proceedings for taxable periods before and after the distribution date. Snyder will be responsible for and will indemnify Ventiv against all tax liabilities relating to the assets and entities that will constitute Snyder and its subsidiaries, and Ventiv will be responsible for and will indemnify Snyder against all tax liabilities relating to the assets and entities that will constitute Ventiv and its subsidiaries.

  In addition, Ventiv and Snyder will indemnify the other against all tax liabilities incurred by Snyder or any of its subsidiaries, on the one hand, or Ventiv or any of its subsidiaries, on the other hand, in connection with the distribution, as a result of any act or failure to act of the other, including, without limitation, any act or failure to act that results in a breach of any representation made to Arthur Andersen LLP in connection with its opinion. Furthermore, Snyder will be liable for and will indemnify Ventiv against all tax liabilities imposed on Ventiv (or its subsidiaries) as a result of the distribution being determined to be a taxable transaction other than due to an act or failure to act of Ventiv or any of its subsidiaries.

Interim Services Agreement

  Snyder will enter into an Interim Services Agreement with Ventiv. Pursuant to this agreement, Snyder will continue to furnish various administrative services to Ventiv until Ventiv develops sufficient capabilities to perform these duties. These services will consist of administrative services including financial accounting and reporting, budgeting and analysis, income tax preparation and employee benefit plan administration. Ventiv estimates that it would have paid approximately $3.0 million to Snyder for these services during fiscal 1998. This agreement will after a period of 18 months, but may be terminated earlier by either party as to specific services. Ventiv will pay fees to Snyder for services provided in amounts based on Snyder's costs incurred in providing such services.

  We will assume our responsibility as employer in respect of our employees from and after the distribution date. We will also retain liabilities in respect of former employees associated with the facilities and operations of Ventiv who terminated employment on or prior to the distribution date. Benefit plans established by Ventiv generally will recognize past service with Snyder.

                                    BUSINESS

Overview

  Ventiv is a leading global provider of marketing services for the life sciences industry. Our clients include leading pharmaceutical, biotechnology, medical device, and diagnostics companies. We offer a broad range of integrated services, including educational programs which target leading physicians, specially-designed strategic marketing plans and product sales programs which are executed through our extensive sales network.

  Our organization and service offerings reflect the changing needs of our clients as their new products move through the development and regulatory approval process. As a potential drug or device advances in the clinical trial process towards commercialization, our clients must first educate medical decision makers through a variety of informational media. These pharmaceutical and life sciences companies subsequently need to design a focused launch campaign to maximize product profitability upon regulatory approval of their product. Prescription products are typically sold through product detailing, which involves one-on-one meetings between a sales representative and a targeted prescriber. Pharmaceutical manufacturers in particular rely on this sales process as the most effective means of influencing prescription-writing patterns, although these companies increasingly supplement their marketing programs with direct-to-consumer advertising. In the past, product detailing was handled by the pharmaceutical manufacturers themselves. However, the recent focus among our clients on flexibility in cost management has lead to an increased frequency of this work being outsourced to contract providers.

  The trend among Ventiv's clients to outsource marketing and sales functions to the healthcare marketing services industry began during the 1980s in the United Kingdom. This was the result of significant regulatory and cost containment pressures which ultimately led pharmaceutical manufacturers to search for more effective methods of promoting new and existing products. By outsourcing portions of their marketing and sales activities, pharmaceutical manufacturers were able to shift from internally generated fixed costs to outsourced variable costs. This trend has since spread to all segments of the life sciences industry. A further benefit of using outside organizations for these marketing activities is that it allows life sciences companies to refocus resources on their core competency: discovering and developing new products. Since the early 1990s, outsourcing has gained significant momentum among U.S. pharmaceutical manufacturers and other life sciences companies. The specific support services purchased by these companies have since expanded beyond product detailing to include every facet of the marketing and sales process. Over time, the leading healthcare marketing service providers have offered a wider range of value-added services to their clients, although most have retained a specific focus. We believe, based on our knowledge of the industry and our competitors, that no other healthcare service provider offers the scope of integrated marketing services which we provide.

  We estimate that the market for healthcare marketing services among global pharmaceutical manufacturers was approximately $41.5 billion in 1998, with approximately $1.4 billion of these services performed by outside providers such as Ventiv, according to Datamonitor, an independent market research firm. Currently, the principal purchasers of outsourced healthcare marketing services are pharmaceutical manufacturers. Although pharmaceutical companies currently spend the majority of their marketing dollars on product detailing, expenditures on promotional events and direct-to-consumer advertising are growing at a rapid pace. These marketing techniques are under-utilized by contract providers, representing significant opportunities for expansion, especially among non-pharmaceutical companies in the life sciences industry. We estimate that outsourcing has penetrated only approximately 3.4% of the total market for healthcare marketing services among pharmaceutical companies.

Trends Affecting Growth

  We believe that the healthcare marketing services industry will continue to grow at a rapid pace due to the following factors:

  Trend Towards Outsourcing. Outsourcing marketing and sales activities provides several benefits for life sciences companies. By utilizing outside providers, they are able to convert fixed costs to variable costs. In addition, outsourcing these marketing activities allows life sciences companies to focus resources on their core competency: discovering and developing new products. Utilization of outsourced marketing services provides strategic financial flexibility to the client by allowing it to shift assets quickly and flexibly without causing internal dislocation. As the trend towards outsourcing continues, we expect the amount spent on outsourced healthcare marketing activities to increase substantially.

  Low Market Penetration. We believe that the current low level of market penetration provides a tremendous growth opportunity for a well-positioned, fully integrated healthcare marketing services provider. Industry estimates indicate that the number of outsourced sales representatives utilized by the pharmaceutical industry in the United States increased from approximately 2.6% of the total number of sales representatives in 1994 to 11.2% in 1997, leaving a large potential for market share gains by the industry. We estimate that the level of outsourcing is much lower for higher value-added services such as product launch design and medical communications services.

  Technological Breakthroughs. Pharmaceutical, biotechnology, medical device, and diagnostics companies' ability to increase revenue and increase profitability depends largely on introducing successful and innovative new products. Scientific breakthroughs in the pharmaceutical and life sciences industries have revolutionized the discovery process and caused the number of new products to increase in recent years. Life sciences companies are significantly increasing research and development expenses to develop new products and maintain a steady flow of marketable products. For example, during 1998, the industry trade group Pharmaceutical Research and Manufacturers of America estimated that U.S. pharmaceutical companies spent approximately $21.1 billion worldwide on research and development, up over 10% from 1997 figures. Investment in research and development has produced a robust pipeline of future opportunities for the life sciences industry, and, by extension, for healthcare marketing service providers. As these companies continue to expand the pipeline with the introduction of new products, the need for educational programs and focused marketing plans will increase in tandem. In addition, new launches will increasingly be focused on specific conditions and patient segments, creating a greater benefit from a more flexible and targeted sales and marketing effort.

  Regulatory Approval Process Streamlined and Harmonized. Changes in the U.S. Food and Drug Administration approval process have complemented the increasing research and development effort to bring new products to market. The FDA was the subject of significant scrutiny during the early 1990s to improve efficiency and reduce the review time for new drug applications. The result of this scrutiny was the adoption of the FDA Modernization Act of 1997. Average approval process times have declined dramatically during the 1990s, from 30.3 months for drugs approved in 1991 to 11.7 months for drugs approved in 1998. Also, products designed for conditions with few existing treatment options receive special "fast-track" process approval. The result of these reforms is that the FDA renders faster approval decisions. In addition, regulatory harmonization across countries is the norm, driven by the International Conference on Harmonisation's efforts over the years. Pharmaceutical manufacturers that file and receive regulatory approval in parallel in key global markets now face the challenge of coordinating simultaneous launches across these markets. An improving regulatory environment has contributed to the large number of new life sciences products entering the market, increasing the need for concentrated marketing efforts.

  Favorable Demographics. Several demographic and medical trends also contribute to strong sales growth prospects for pharmaceuticals and other life sciences products. The aging baby boomer generation will have a tremendous impact on the average age of the U.S. population, with adults over 65 as a percentage of the population forecasted to increase from just over 30% in 1995 to over 50% of the population in 2020 according to the U.S. Census Bureau. Since older adults tend to spend more money on pharmaceuticals than any other segment of the population, we expect this demographic shift to stimulate the demand for pharmaceutical and other life sciences products in the future. Additionally, as total healthcare expenditures steadily increase, the potential for national healthcare reform and the growing influence of managed care in the U.S. has created substantial pressure to reduce healthcare costs. Cost control pressures have also led to a growth in demand for minimally invasive treatments, including the use of drug therapy as an alternative to surgery. Many managed care companies view pharmaceuticals as an alternative to expensive hospital stays, as well as an inexpensive preventative care mechanism that is likely to reduce the frequency of emergency room visits. These trends represent a significant growth opportunity for healthcare marketing services providers.

The Ventiv Approach

  By providing a complete line of value-added marketing services for the life sciences industry, Ventiv is positioned to take advantage of this growth opportunity. Our service offerings are designed to facilitate the development and execution of marketing strategies as new products advance from clinical trials to product launch and throughout their useful life. We believe that we are not only one of the leading providers of healthcare marketing services, but that we are also uniquely positioned to provide global integrated services that address the full spectrum of client demands. To date, our clients are primarily comprised of pharmaceutical companies, which are estimated to have outsourced only 3.4% of the more than $41.5 billion annually they spend worldwide on such services.

  We serve our clients through three operating groups: Health Products Research ("HPR"), the Healthcare Communications Group ("HCG") and the Contract Sales Group ("CSG"). These groups reflect the three primary aspects of the marketing process for pharmaceutical and other life sciences products. First, the product's targeted marketing and sales effort must be carefully designed to maximize the manufacturer's return on investment (HPR); second, product awareness and demand within the medical community must be created and maintained throughout the pre- and post-launch marketing effort (HCG); third, the product must be sold by a team of highly trained sales representatives
(CSG); and, finally, sales results must be constantly monitored and sales strategies must be adjusted to respond to a dynamic marketplace (HPR). Each group is integrated as part of the overall program but performs very specific functions. Our clients have the choice of working with us across our full spectrum of services or narrowly within one of these groups. There is significant overlap among product lines and extensive opportunities for cross-selling. Most of our largest clients have already begun to utilize the services of more than one group.

  Our three operating groups possess significant combined experience, having developed and conducted successful marketing programs for hundreds of individual pharmaceutical and life science products. This expertise spans most therapeutic categories, including the significant markets of cardiology, anti-infectives, oncology, and neurology. Our core competencies and track record of proven success enables us to establish strong relationships with our clients' senior marketing and sales personnel, leading to a high rate of repeat business. Repeat business, which we define as recurring and contracted new business from existing clients, is projected to account for approximately 80% of our total revenues in fiscal 2000, which is consistent with our historical trends.

  Our strategic goal is to provide the pharmaceutical and life sciences industries with value-added support services that will enable our clients to achieve superior product sales through higher market penetration.

 [Included here is a chart depicting the offering of Ventiv's services over the pharmaceutical product development time line. The chart shows each group's role in the product development time line.]

Ventiv's Operating Groups

  We offer the full spectrum of marketing and sales services through our three operating groups: Health Products Research, the Healthcare Communications Group and the Contract Sales Group.

 Health Products Research

  HPR is responsible for the design of a product launch program and monitoring the program's development to maximize the potential for a product's success. This is achieved by using proprietary software to analyze data compiled from internal sources (such as the contract pharmaceutical salesforce) and third parties (such as IMS Health Inc., a provider of market research data for the healthcare industry) to determine specifically how a targeted strategy can maximize asset utilization and return on investment for our clients.

  HPR offers the following core services which it customizes for particular clients:

  .  Market Segmentation Analyses

    HPR conducts segmentation analyses of the physician universe using pharmacy-level data in combination with numerous variables such as product potential, market share, the medical professionals' specialties and reputations as innovators, and many other individually weighted qualitative and quantitative data points. Segmenting this physician-level data supports analyses and modeling that is designed to address issues such as promotion response, targeting, message development, and forecasting. HPR also links segment data to primary market research to identify differences in attitudes and estimate future prescribing patterns.

  .  Promotion Planning and Evaluation (PROM sm)

    HPR's proprietary PROMsm family of analytical models measures historical promotion response by physicians from various personal and non-personal promotional events (including market trials). This provides a comprehensive understanding of the sales responsiveness to an individual product or marketing effort. PROM sm is unique in that it can measure a separate response for individual physicians by promotional channel. PROM sm is also designed to quantify the interactive effect of promotional media. This data is used to determine the optimal promotional mix. Ultimately, PROM sm is used to provide market intelligence to enhance market share, identify optimal sampling levels, evaluate the cost of a detail over time, understand the impact of marketing programs and measure field force(s) effectiveness.

  .  Resource Allocation (Single and Multi-Product)

    Utilizing segmentation and promotional response data, HPR's resource allocation models determine the resource needs for single-product or multiple brand promotions.

    The UniBrandsm model uses the output of a PROM sm analysis and market research as inputs into a causal forecasting model that develops, by brand, future promotion response curves and optimal, unconstrained details by physician segment while considering future market events and the knowledge of product management. Based on the response by promotion type and an understanding of the interaction among promotion types, a promotion mix analysis can determine the optimal promotion by brand. The UniBrand sm approach focuses on increasing return on investment through the evaluation of content and capital employed for each promotion type. Additionally, it also identifies how one type of promotion can substitute for and/or enhance other promotion types.

    Once the future response curves have been calibrated by UniBrand sm, this leading-edge technology can be incorporated in a multi-product resource allocation model, or RAM sm. RAM sm is designed to maximize sales and profits by determining optimal salesforce size and structure, as well as constrained details across brands. The RAM sm approach also can be used to examine "what if" scenarios for different strategic and tactical alternatives.

  .  Call Planning System (CAPS sm)

    Through its proprietary technologies, HPR's CAPSsm provides an easily implemented targeting plan for the sales representative while ensuring the optimum allocation of field force effort across brands and physicians. The CAPS sm system determines the best call frequency and brand detailing priorities for each physician. CAPS sm also supports changes in the portfolio focus on short notice, thereby enabling organizations to respond quickly to internal and external developments.

  .  Salesforce Deployment and Analysis Group

    HPR provides strategic salesforce alignment and deployment strategies for home office and field teams. Alignment services are conducted by analysts with technical expertise as well as healthcare industry experience who are committed to the design and realignment of salesforces.

  .  Data Services

    HPR provides healthcare-specific data management services by integrating data from multiple sources, including internal legacy systems and purchased third-party data, to identify opportunities that drive business performance. Data service consultants design customized data collection and manipulation software programs which analyze data, maintain report generation functions and manage operational activities such as production control, data clean-up, matching and ad hoc projects.

  .  Strategic Consulting

    HPR's consultants in the strategic planning group work with clients, designing solutions for issues such as resource allocation, forecasting, pricing, and compensation. Their focus on incorporating best practices within the culture of organizations yields pragmatic and easily implemented business solutions that can be integrated throughout the organization.

    HPR's distinctive process for developing strategic and tactical resource allocation is predicated upon the linking of services and data through solutions based on doctor-level intelligence. The direct link that exists between the strategy and the data ensures pragmatic and effective solutions and yields tangible results for our clients.

 Healthcare Communications Group

  HCG is responsible for the education of physicians and other decision makers in the medical community regarding the profile of a new product. According to the requirements of the client's marketing department, HCG will specifically target the appropriate decision makers for maximum impact. The goal is to provide sufficient information to generate interest and stimulate demand both prior to and after a product launch. Therefore, the educational process begins in early-stage clinical trials and is accomplished through a variety of media customized to a client's needs.

  HCG maintains accreditation status with both the Accreditation Counsel for Continuing Medical Education ("ACCME") and American College of Physician Executives ("ACPE"). This distinction provides our programs essential credibility in the medical community and mitigates the skepticism of many physicians regarding information provided directly by life sciences companies. In fact, our ACCME and ACPE accreditations have resulted in significant attendance at HCG events because physicians are required by law to participate in accredited education activities in order to maintain their licenses.

  The following is a description of several of our more frequently used product formats for the delivery of information:

  Monographs. HCG publishes highly focused educational reports which typically carry ACCME or ACPE accreditation. Usually 12 to 24 pages in length, these reports present topical, state-of-the-art materials on a specific clinical issue by leading the practitioner through the treatment analysis for appropriate patients.

  Interactive CD-ROMs. Pharmaceutical companies have been allocating more promotional spending into "alternative media," and HCG is well positioned to serve their needs with its successful track record of developing CD-ROM products. These interactive programs can be designed as a training tool for a pharmaceutical company's own salesforce, a board review study guide for physicians, or a self-paced instructional package on a wide variety of topics for doctors, nurses, patients, and other target groups.

  Full-Color Books. The group also publishes full-color books which range from 100 to 250 pages in length that can be designed to offer in-depth educational discussion pieces or simply provide an attractive photographic journal narrated by a well respected physician or medical archivist. As tabletop volumes or softcover reference books, they provide ongoing reminders of the sponsoring pharmaceutical company and/or product.

  Audio Cassettes. Audio cassettes typically deliver topical information to doctors such as lectures by leading physicians, roundtable discussions, summaries of conferences, interviews with prominent specialists, and similar information. Generally 30 to 60 minutes in length, they can be accredited or non-accredited, but are always educational in nature or content.

  Symposia. HCG products and services include the development and management of all types of meetings, including symposia, satellite training teleconferences, and advisory panels. Medical symposia typically involve physicians hearing presentations regarding a drug or treatment protocol presented by a faculty of experts in the field for the purpose of being trained to serve as consultants and spokespeople for the sponsoring pharmaceutical company. Attendees and faculty from numerous remote locations can also interact in satellite-transmitted symposia organized by HCG.

  Telemarketing. By providing a complete staff of trained telemarketers, our telemarketing services significantly enhance a life sciences company's ability to communicate effectively with physicians. These services give us the ability to conduct physician awareness programs, focus group recruitment, physician profiling, physician detailing, sampling follow-ups, qualification of sales leads, phone surveys, consumer surveys, customer service, compliance building and patient care management.

  Direct Mail. HCG's direct mail capabilities are usually combined with its integrated marketing programs to efficiently deliver materials to its target audience. We offer a full complement of packaging and mailing services, as well as state-of-the-art warehousing that provides quick and efficient assembly of promotional programs and inventory tracking.

  Sample Fulfillment. Registered with the FDA as a secondary re-packager, HCG can assemble promotional materials, insert pharmaceutical samples under controlled conditions and ship samples to potential prescribers from its warehouse. The group's combination of pharmaceutical warehousing and direct mail capabilities allow it to coordinate sample delivery with sales calls on physicians as well as administer drug recalls and rebate programs, all part of a seamless automated product offering for the client.

  Other Products. In addition, HCG offers a number of auxiliary products and services and maintains an ability to deliver content in substantially all forms of media that life sciences companies use to communicate promotional educational messages. Other media can involve drug utilization reviews, color atlases, posters, videotapes, convention kiosks, screen savers, and Internet educational programs. HCG also assists its clients through higher value-added services such as product marketing strategy consulting, database management focused towards sales targeting, and field sales support services.

  HCG's ability to deliver its marketing and educational messages through a wide range of media has enhanced our reputation as a "one-stop shop" offering an integrated range of services to life sciences companies. However, each marketing solution is customized to deliver a specific message to a highly targeted audience. HCG also searches constantly for ways to expand its products to meet the needs of our clients and combine its services with those of our other operating groups. For example, offering avenues of support through the direct mail and sample fulfillment programs enables CSG's salesforces to operate more efficiently and effectively by automating a significant portion of the post-physician consultation follow-up work (such as literature and sample mailings).

 Contract Sales Group

  CSG is responsible for the implementation and execution of outsourced sales programs for prescription pharmaceutical and other life sciences products. This service is otherwise known as "product detailing." CSG maintains and operates the requisite systems, facilities, and support services to recruit and deploy a customized, full-service and highly targeted salesforce within 8-12 weeks. Currently, CSG operates one of the largest sales organizations in the United States (larger, in fact, than many pharmaceutical companies), with approximately 2,600 sales representatives in the U.S. and approximately 4,400 worldwide. It also has significant global coverage through its operations in the United Kingdom, France, Germany, and Hungary.

  Life sciences companies, particularly pharmaceutical manufacturers, have traditionally relied upon product detailing as the primary means of influencing prescription writing patterns and promoting their products. Product detailing consists of a one-on-one meeting in a physician's office where a sales representative reviews the medical profile of a product's FDA-approved indications. Information provided by the sales representative includes the product's role in treatment, efficacy, potential side-effects, dosage, danger of contra-interactions with other drugs, cost, and any other appropriate information. The dialogue is two-way with the salesperson collecting the views of each individual physician. Discussions will often include topics such as the type of patient most likely to benefit from a particular therapy as well as the relative benefits of alternative products. This requires the salesperson to be well-educated and highly trained, both of which are core competencies of CSG. In addition, engaging in an educational dialogue with the medical professional, the sales representative will provide free product samples as a supplement to the sales effort. This affords the prescription writer and his or her patients first-hand exposure to the medical product and creates a sense of familiarity and comfort with the product.

  Providing clients with the highest quality sales people requires effective recruiting and training. To accomplish a coordinated recruiting effort, we maintain a national recruitment office that locates and hires potential sales representatives. Our in-house human resources team adheres to selective hiring criteria and conducts detailed evaluations to ensure the highest-quality representation for our clients. CSG's recruiters maintain a fully automated database of qualified candidates for immediate hiring opportunities, and its Internet home page offers an online application for employment. CSG hires a mix of full-time and flex-time representatives in order to accommodate the detailing level required by clients and maximize cost efficiency.

  We also emphasize the training of our personnel, and believe we are the only contract sales organization with a fully dedicated stand-alone training department. CSG's professional development group has the largest dedicated training facility of its type in the United States. Our goal is to ensure that sales representatives are knowledgeable and operate professionally, effectively, and efficiently. Topics such as sample accountability, negotiation tactics, personal writing skills, integrity selling, time and territory management, team productivity, and pharma-manager leadership are covered extensively in order to prepare the representative for their eventual contact with medical professionals. CSG's trainers are the top professionals in their field and rely upon proprietary information regarding physician prescribing behavior and industry best practices. In all, CSG offers over 20 separate training programs. As the students are from both CSG's and our clients' salesforces, the training and recruiting services are essential to maintaining and building our relationships with the pharmaceutical companies. These strengths are widely recognized as differentiating factors which benefit the overall contract sales effort.

  Once recruited and trained, CSG operates two types of salesforces: dedicated and syndicated. A dedicated salesforce is responsible for the sales of only one product or of multiple products of a single manufacturer. Dedicated salesforces facilitate focus and one-on-one conversations with prescribing physicians. A syndicated salesforce represents products of multiple manufacturers, and, as such, the client purchases a share of the time the salesperson spends with the physician, thereby decreasing overall cost for the service. The applicability of each salesforce depends on the specific circumstance and the client's portfolio of products. Syndicated salesforces are seldom used in the U.S., but are common in the U.K. and parts of continental Europe.

  We are committed to providing our clients with customized cost-effective sales support. This is reflected in the variety of options clients have to choose from, including the type of salesforce (dedicated vs. syndicated), the specialties of the salesforce (oncology, cardiology, etc.), the methodology employed targeting decision makers in the medical community and the type of analysis which is conducted based on the information the salesforce collects. We work closely with our clients in all aspects of our service offering to ensure maximum impact of the product's promotional effort.

  The combination of our contract sales capabilities with HPR and HCG has resulted in our proven ability to:

   Maximize product launch tactics

  Our salesforce has launched products where it had both partial and complete promotional responsibility. The emphasis is on speed-to-market and impact, and there are examples where CSG's efforts have helped our client's product to become the most prescribed drug in its category within the first three months.

   Provide globally targeted pharmacy promotions

  International and domestic coverage of independent and chain pharmacies for product launch, pipeline fill, and other related programs enable us to provide a simultaneous geographic launch. Given that regulatory filings by pharmaceutical customers are now coordinated on a global basis, this capability is an increasingly important competitive advantage.

   Mobilize specialized field salesforces

  CSG's ability to execute and implement tailored programs and sales teams for managed care initiatives; hospital coverage for surgery, cardiac device, and advanced wound care treatment products; and clinical laboratory programs collectively demonstrate the utility to our clients of Ventiv's high level of salesforce training, mobilization and integration.

   Support mature lines

  Our services include the promotion of existing products in addition to products emerging from our client's research pipeline. For example, we helped a client elevate a ten-year-old product to a number one market share position in 13 months.

   Collect and analyze sales information

  We believe that CSG leads the industry in the collection and analysis of data necessary to make marketing resource allocation decisions. Sales representatives are equipped with palm-top computers, in order to collect sales call and physician profiling information, which is uploaded into a central data storage server after each day of sales calls. Our state-of-the-art information processing system allows sales management teams to analyze real-time data constantly, compare the results with targeted initiatives and historical data, and make necessary adjustments to the sales strategy.

  Our ability to increase the incremental sales of older life sciences products and enhance the sale of newer products is critical to the financial success of our clients. Our integrated approach to contract sales, experienced management team, recruiting, professional training and development, and use of technology provide the company with a competitive advantage in marketing products for our clients. With the ability to leverage off of the capabilities of HPR and HCG, CSG is well-positioned to provide value-added services across an array of product types in the life sciences industry.

 Case Study

  The following case study illustrates the way in which we provide our clients with integrated value-added marketing solutions across the full spectrum of our product offerings.

  A multinational pharmaceutical client was preparing to launch a group of new drugs with an annual revenue potential in excess of $750 million. Due to a high volume of new product launches, our client's internal marketing organization was unable to properly address its newly expanded product offering. As a result, our client sought an outside partner which could provide it with effective sales and marketing solutions for its new brands. The goal was to enable the client's salesforce to focus on the existing product lines rather than dilute its efforts by forcing it to conduct marketing programs for an expanded offering. Additionally, by outsourcing this component of its marketing effort, our client would not have to re-allocate resources from other areas, such as research and development, to compensate for an expanded sales and marketing program.

  Our client charged us with the task of developing a comprehensive strategy and requested that we submit a proposal which included a detailed overview of an "optimal marketing program." As part of our proposal, we prepared a customized program including identification of all anticipated sales/promotional resources (sales representatives, medical education and product sampling) required to properly market these new products. In addition, we presented a strategy which outlined the development of a full field sales support group as well as other ancillary services necessary to insure the proper sales growth and market penetration of the new products. This client ultimately signed a contract with us based upon our proposal, including a five year marketing contract for the new products, with a long-term promotional partnership extending beyond the contract that is designed to perpetuate the sales effort until the patents expire.

  To develop the optimal marketing program, Health Products Research used its proprietary background research along with information gathered from strategy meetings conducted with our client. These meetings were crucial in establishing the preliminary expectations for the appropriate promotional requirements. In addition, these meetings established which marketing techniques would be acceptable from the client's perspective. The optimal marketing program developed by our three operating groups included provisions for the sales group size, management, and resource deployment, as well as plans for ancillary services such as salesforce training through our professional development group, field force automation to handle the call reporting and sample accountability, and the automation of management reports that will be required to track sales and promotion progress. In addition, the marketing program outlined the creation of educational materials, medical symposia, and sales aids provided by the Healthcare Communications Group and ongoing analysis by HPR to maximize the effectiveness of the effort.

  To implement this marketing program, the Contract Sales Group began to assemble the salesforce and prepare the supplemental marketing materials. First, by utilizing our 18 dedicated regional recruiters we screened and selected the appropriate candidates for the sales force. Secondly, all training materials and programs were customized for the new products and sales team. A lead trainer was assigned to oversee the training and compilation of the materials and to ensure that the highest levels of quality were maintained throughout the training process. During the instruction, the managers and representatives received product and systems training and gained exposure to our proprietary selling skills program designed to teach behavioral traits which are most successful in driving market share and revenue. Our management information systems group ordered all the equipment necessary for the sales team and worked directly with outside providers of salesforce automation software to ensure that their products were properly customized to meet out client's needs.

  Concurrently, HPR obtained and analyzed the pharmacy-level data (outlining prescription writing trends among doctors) in order to identify and target the appropriate audience within the medical community. In addition, HPR determined the proper marketing approach and frequency of the representative visits to maximize the promotional effort. The data were then loaded into our proprietary Pharm-align program to identify the most lucrative sales territories. HPR then created a call plan for each representative that was downloaded to the sales representatives' palm-top computers.

  Once deployed, the salesforce was continually supported by our normal business model which includes a consistent ongoing effort from all of our groups. The project's national business director was part of all decisions relating to the group and continues to sit on a team that oversees the outsourced project. Additionally, HCG provided the medical education programs created for the specific drugs. During the course of the five-year contract, HPR will also conduct ongoing analysis of the promotional effort, gauging the reaction to the medical education programs and continually monitoring market conditions to insure that we are maximizing the return on investment for our client's marketing expenditures.

  This example provides an illustration of a situation where a client approached us with a specific sales and marketing problem and, because of our integrated service offering, we addressed all of the client's issues while constantly evaluating and adjusting the marketing program to improve its effectiveness.

  In summary, we believe we are the leading global provider of value-added service offerings to pharmaceutical and life sciences companies throughout the product marketing and sales process. Our extensive corporate network offers a comprehensive array of targeted marketing solutions to ensure results.

Competitive Advantages

  Leading Global Healthcare Marketing and Sales Services Company. We are one of the largest competitors in the global market for outsourced pharmaceutical marketing solutions, with an estimated 23% worldwide market share and significant operations throughout Western Europe (United Kingdom, Germany, France and Hungary) and the United States. We are one of only two large-scale providers of contract sales with at least a 20% worldwide market share and a salesforce ranked first or second in size among outside providers in the United States, Germany, France and the United Kingdom, constituting four of the top six worldwide pharmaceutical markets. We are also one of the world's largest providers of medical communications and strategic sales and marketing planning. The healthcare marketing services industry is highly fragmented. Unlike our competitors, which may offer only selected services in specific locations, we operate capably with equal success in any geography by providing the full range of our services to foreign clients in their home markets. We service the largest number of physicians, nurses, pharmacists, and formularies in the industry. We reached an estimated 2.3 million individual healthcare professionals during the past year. These people are regularly contacted by our representatives--4.5 million calls on physicians in 1998 alone--enabling the collection of valuable profiling data. Our large-scale presence in each key market provides significant advantages in terms of experience, speed, capabilities, and technology. Our broad geographic scope provides us with a unique ability to serve our global pharmaceutical clients across their key markets, an increasingly critical need in an era of simultaneous global launches.

  Broadest and Most Integrated Service Offering. We offer the broadest range of services, from the education of physicians on a drug's development, through the strategic analysis and design of a targeted product launch, to the availability of approximately 4,400 sales representatives to implement the plan. The comprehensive education programs include conventions, symposia and Continuing Medical Education ("CME") credit classes necessary for physicians to retain their license. When a drug is ready to be launched, Health Products Research utilizes proprietary call planning, territory alignment and workload analysis to ascertain the ideal staff levels and coverage required to reach forecasts, subsequently monitoring progress on a real-time basis to maximize return on investment for pharmaceutical clients. The deployment of our highly trained salesforce is managed by a national recruitment team that ensures that calls begin on a coordinated basis within 8-12 weeks.

  Our business model is configured so that each product line supplements the full spectrum of other product lines. Our relationship with our clients is perpetuated by continual expansion of the services utilized by our client base. The self-perpetuating nature of our business model also has significant financial benefits. Our level of integration enables us to participate in each cross-selling opportunity, which in turn guarantees the potential to generate additional revenue streams. This advantage is unique to Ventiv, as competitors generally have narrow product offering bands which result in an inability to cross-sell products. We have leveraged our position to capture higher-margin business and retain our focus on providing significant value-added services. In addition, our ability to offer our sales and marketing services on either a stand-alone or single-stop bundled basis enables higher market share capture and a higher proportion of repeat business.

  Proprietary Technologies and Data. We maintain and operate a number of proprietary software programs and systems for marketing development and data gathering. HCG develops interactive CD-ROMs for our clients which can be designed to educate and train a pharmaceutical salesforce about a new drug, provide a board review study guide for a physician, or function as a self-paced instructional package on a wide variety of topics for medical target groups. Pharmaceutical companies are allocating more marketing dollars to instructional software due to the success of these tools, and our established expertise makes us well positioned to serve this segment. To conduct strategic studies, HPR employs a series of programs which were designed in-house and utilizes data which is gathered and processed by our Contract Sales Group. Simultaneous access to the aforementioned resources enables HPR to produce unique and intricate value-added studies for the benefit of our clients. These value-added offerings are a significant advantage for us, directly translating into an increase in our clients' return on investment through better salesforce sizing and targeting and higher salesforce productivity. Moreover, we have made a considerable investment in technology and are focused on using cutting-edge salesforce automation tools to increase our efficiency. At present, approximately half of our salesforce is currently equipped with palm-top computers, and our deployment of this technology will increase throughout 1999. Such real-time data is important for pharmaceutical clients during the launch of a drug, allowing rapid profiling of the impact on targeted physicians and facilitating the refinement of calling frequency and marketing tactics. We believe these proprietary tools and technologies translate into higher salesforce productivity and lower cost relative to many of our competitors.

  Existing Broad "Blue Chip" Client Base. In addition to having the 20 largest pharmaceutical companies comprise our core client base, we also serve a large number of mid-size and smaller life sciences companies. As each of these companies uses our services, our relationship is expanded and the opportunity to cross-sell products increases. Due to the nature of the business, contracts tend to be longer in duration and are rarely terminated prior to their expiration. Our business is not overly concentrated on a small number of clients. As a result, the existing client base, while not captive, is likely to become more intertwined with us as the relationship grows in tandem with the client's need for additional services.

  Experienced and Visionary Management Team. Our team of strong managers have an average of 17 years experience in the pharmaceutical and marketing industries. This group includes entrepreneurs who founded their respective businesses and continued to manage them after transitioning to Snyder, as well as executives with substantial expertise managing pharmaceutical salesforces and establishing sales and marketing strategies. We believe our mix of senior management with pharmaceutical salesforce management, entrepreneurial talent and strategic perspective is unique in the industry.

  Our senior management team has outlined an exciting vision which includes expanding the services offered by our communications unit, expanding HPR and HCG in Europe, and developing Internet applications which allow physicians to access our training materials online. Additionally, we intend to capitalize on our real-time data access through our 4,400-person salesforce. We are known throughout the industry for our innovative approach, both with pharmaceutical clients and physicians. As a consequence, pharmaceutical clients have rewarded us with contract extensions and high rates of repeat business. Physicians routinely give us the highest marks in surveys of medical education programs. Our CME program was recently awarded a four-year accreditation period by ACCME. We are one of only a few ACCME-accredited commercial enterprises. Additionally, we provide the most advanced strategic analysis in the industry through Health Products Research.

Clients

  We provide our services to leading pharmaceutical, biotechnology, medical device and diagnostics companies on a global basis. During 1998, we maintained contracts with 210 clients, an increase of 50 individual clients from 1997. Our blue chip client base includes all 20 of the largest pharmaceutical companies. Our ten largest clients comprised approximately 60.9% and 56.5% of our revenues in fiscal years 1997 and 1998, respectively, although no single client accounted for more than 14% of our revenues in fiscal years 1998 and 1997, respectively. In 1997, Bristol-Myers Squibb and AstraZeneca represented 12.7% and 12.0%, respectively, of our revenues. In 1998, AstraZeneca and Bristol-Myers Squibb represented 13.9% and 10.4%, respectively, of our revenues. For the six months ended June 30, 1999, no single client represented more than 10% of our revenues. We consider our close relationship with leading pharmaceutical manufacturers to be an important competitive advantage, providing us with a source for recurring revenues as well as sales growth opportunities as new products are developed and launched. The services are sold to the same target groups for each client, namely their marketing and sales departments. This provides the basis for continuous interaction and feedback, allowing us to continuously improve our services and identify new business opportunities, a process augmented by the long-term nature of our contracts.

  The vast majority of our largest clients are companies which have international operations. We believe that these and other multinational companies will seek outside providers that can provide sales and marketing solutions which transcend national boundaries. We believe that we currently have the scope and scale of services needed to effectively provide healthcare marketing solutions to multinational clients.

  We have developed sustained relationships with blue chip clients that provide us with recurring revenue streams and service cross-selling opportunities. Our ability to add value at every part of the product life cycle enhances our ability to form long-lasting relationships with clients.

  Our relationships with a client's marketing and sales organizations also benefit from high switching costs, as retaining another salesforce and redesigning a market program would create substantial additional expense and cause losses in time and productivity for our clients. In addition, the successful medical marketing outsourcers have established their reputations due to sophisticated performance evaluation capabilities, and clients are unlikely to use vendors without widely recognized expertise. Set forth below is a representative list of our clients, which includes significant clients of each of our service offerings in various markets in the life sciences industries.

          Representative Clients: Leading Life Sciences Companies

                  3M                            Merck
                  Abbott Laboratories           Novartis
                  Allergan                      Pfizer
                  AstraZeneca                   Pharmacia & Upjohn
                  Bausch & Lomb                 Procter & Gamble
                  Baxter                        Rhone-Poulenc
                  Bayer                         Roche
                  Boehringer Ingelheim          Sankyo
                  Bristol-Myers Squibb          Sanofi-Synthelabo
                  Chiron                        Schering-Plough
                  Eisai                         Searle (Monsanto)
                  Eli Lilly                     SmithKline Beecham
                  Endo Pharmaceuticals          Solvay
                  Glaxo Wellcome                UCB
                  Hoechst Marion                Warner-Lambert
                  Roussel                       Yamanouchi
                  Johnson & Johnson
                  --------
                  Note: As of December 31, 1998.

Competition

  We believe that no other organization offers the same scope of integrated healthcare marketing services as we offer our clients. Our competitors include contract sales organizations as well as contract research organizations that offer healthcare marketing services. Additionally, drug distribution companies have indicated a desire to enter this lucrative market by leveraging their knowledge base and effecting strategic acquisitions. Each of our operating groups faces distinct competitors in the individual markets in which the group operates. However, none of our competitors provide the full scope of services we currently offer through our three operating groups.

  Contract Sales. A small number of providers comprise the market for contract sales, which represents more than 75% of outsourcing revenues in the healthcare marketing services market as a whole. Ventiv, Innovex (Quintiles), Professional Detailing Inc., and Pharmaceutical Detailing Network combined accounted for nearly 95% of the United States contract sales market share in 1997, with Ventiv and Innovex being the only participants to have an international presence. None of these organizations are a significant competitor with regard to healthcare marketing services other than contract sales. The rest of the industry is highly fragmented, with a large number of small providers attempting to develop niche services.

  Contract Marketing Services. The contract marketing services sector contains many more competitors and is also highly fragmented. This is due in part to the wide variety of marketing activities required by medical product companies, including promotional meetings, symposia, video satellite conferencing, peer-to-peer meetings, medical educational material and conferences, teleservices, field force logistics and product management. As a result, accurate relative market share is more difficult to define as we encounter different competitors for each of these services. The only competitors of significant scale in the broad marketing sector are narrowly focused: Boron LePore & Associates, which provides peer-to-peer physician education meetings, and privately owned ZS Associates, which provides strategic assessments similar to the services of HPR. Neither of these organizations compete with us in the contract sales market.

Employees

  At March 31, 1999, we employed over 4,800 people worldwide, including approximately 2,900 employees in the United States and 1,900 in Europe. Of these employees, approximately 32% are part-time, primarily serving in the contract salesforces in the United States and United Kingdom. For the most part, we hire individuals with experience in pharmaceutical product sales and with scientific or medical backgrounds. Approximately 40% of our employees have advanced degrees. Our contract sales representatives also undergo specialized training in order to gain knowledge of the products they sell, including an understanding of its competitive position. Approximately 70% of our employees have pharmaceutical industry experience, with an average of 11 years experience among our U.S. salesforce.

                                                    Sales Reps
                                                   and Managers Operations Total
                                                   ------------ ---------- -----
U.S. Contract Sales...............................    2,596         31     2,627
U.K. Contract Sales...............................      550         31       581
French Contract Sales.............................    1,001         48     1,049
German Contract Sales.............................      252         28       280
                                                      -----        ---     -----
Total Contract Sales..............................    4,399        138     4,537
Healthcare Communications.........................      N/A        181       181
Health Products Research..........................      N/A         91        91
                                                      -----        ---     -----
Total Worldwide Employees.........................    4,399        410     4,809
                                                      =====        ===     =====

--------
As of March 31, 1999.

Government Regulation

  Several of the industries in which our clients operate are subject to varying degrees of governmental regulation, particularly the pharmaceutical and healthcare industries. Generally, compliance with these regulations is the responsibility of our clients. However, we could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with such regulations.

  In connection with the handling and distribution of pharmaceutical products samples, we are subject to regulation by the Prescription Drug Marketing Act of 1987 and other applicable federal, state and local laws and regulations in the United States, and certain regulations of the United Kingdom, France, Hungary, Germany and the European Union. These laws regulate the distribution of drug samples by mandating storage, handling and record-keeping requirements for drug samples and by banning the purchase or sale of drug samples. In certain jurisdictions, including the United Kingdom and France, pharmaceutical sales representatives are subject to examination and licensing requirements under local law and industry guidelines. Ventiv believes it is in compliance in all material respects with these regulations.

  Our physician education services are also subject to a variety of federal and state regulations relating to both the education of medical professionals and the marketing and sale of pharmaceuticals. In addition, certain ethical guidelines promulgated by the American Medical Association govern the receipt by physicians of gifts in connection with the marketing of healthcare products. These guidelines govern the honoraria and other items of value which AMA physicians may receive, directly or indirectly, from pharmaceutical companies. Ventiv follows similar guidelines in effect in other countries where it provides services. Any changes in such regulations or their application could have a material adverse effect on Ventiv. Failure to comply with these requirements could result in the imposition of fines, loss of licenses and other penalties and could have a material adverse effect on Ventiv.

  From time to time, state and federal legislation is proposed with regard to the use of proprietary databases of consumer and health groups. The uncertainty of the regulatory environment is increased by the fact that we generate and receive data from many sources. As a result, there are many ways both domestic and foreign governments might attempt to regulate our use of its data. Any such restriction could have a material adverse effect on Ventiv.

Properties

  Our headquarters is located in Somerset, New Jersey at a site we lease. Ventiv and its operating subsidiaries own facilities in Boulder, Colorado and Lenggries, Germany, with a total approximate area of 27,000 square feet, and lease approximately 17 facilities with a total approximate area of 141,300 square feet, which includes warehouses, stores and offices, in the United States, the United Kingdom and in continental Europe. Of the total 168,300 square feet of owned and leased space, 21,100 square feet are utilized by the Health Products Research Group, 80,100 by the Healthcare Communications Group, and 67,100 by the Contract Sales Group. We believe that our properties are well maintained and are in good operating condition.

Legal Proceedings

  From time to time we are involved in litigation incidental to our business. In our opinion, no pending or threatened litigation of which we are aware has had or is expected to have a material adverse effect on our results of operations, financial condition or liquidity.

                            SELECTED FINANCIAL DATA

  The following table summarizes certain historical financial data with respect to Ventiv and is qualified in its entirety by reference to, and should be read in conjunction with, the Ventiv Historical Financial Statements and related notes included elsewhere in this information statement. The historical financial data for the years ended December 31, 1998, 1997 and 1996 have been derived from the audited financial statements of Ventiv. Historical financial information may not be indicative of Ventiv's future performance as an independent company. Prior to their respective acquisitions, certain U.S.-based acquirees were not subject to federal or state income taxes. Pro forma adjusted net income represents historical net income adjusted to reflect a provision for income taxes as if Ventiv had been taxed similarly to a C corporation for all periods presented. See also "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                          For the Six Months
                            Ended June 30,          For the Years Ended December 31,
                          ------------------- ----------------------------------------------
                            1999      1998      1998     1997       1996      1995    1994
                          --------- --------- -------- ---------  --------  -------- -------
                              (unaudited)
                                       (in thousands, except per share data)
Statement of Income
 Data:
Revenues................  $ 181,259 $ 151,313 $321,500 $ 208,967  $144,704  $120,354 $91,865
                          ========= ========= ======== =========  ========  ======== =======
Net income (loss).......  $  12,639 $   2,618 $  1,446 $  (8,718) $     83  $  8,430 $ 5,306
                          ========= ========= ======== =========  ========  ======== =======
Unaudited:
Pro forma historical
 basic and diluted net
 income (loss) per
 share (2)..............  $    0.51 $    0.11 $   0.06 $   (0.35) $    --   $   0.34 $  0.21
                          ========= ========= ======== =========  ========  ======== =======
Pro forma adjusted net
 income
 (loss).................  $  12,639 $   2,618 $  1,446 $ (10,700) $ (2,729) $  5,131 $ 3,745
                          ========= ========= ======== =========  ========  ======== =======
Pro forma adjusted basic
 and diluted net income
 (loss) per share (2)...  $    0.51 $    0.11 $   0.06 $   (0.43) $  (0.11) $   0.21 $  0.15
                          ========= ========= ======== =========  ========  ======== =======
Shares used in computing
 net income (loss) per
 share (2)..............     24,712    24,712   24,712    24,712    24,712    24,712  24,712
                          ========= ========= ======== =========  ========  ======== =======
Balance Sheet Data:
Total assets............   $228,095           $193,644 $ 100,947  $ 51,180  $ 58,623 $41,742
                          =========           ======== =========  ========  ======== =======
Long-term debt..........  $   1,270           $  1,473 $   4,154  $  2,634  $  1,420 $ 3,628
                          =========           ======== =========  ========  ======== =======
Total investments and
 advances from Snyder
 Communications, Inc.
 (1)....................   $158,771           $119,727 $  10,371  $  4,697  $ 13,591 $ 6,683
                          =========           ======== =========  ========  ======== =======

--------


(1) Investments and advances from Snyder represent the net cash transferred to Ventiv from Snyder and businesses acquired by Snyder and contributed to Ventiv. No amounts are expected to be repaid to Snyder.

(2) For all periods presented, net income per share has been computed using shares of Ventiv that will be issued upon the distribution based on the number of outstanding shares of Snyder common stock on August 6, 1999. Basic and diluted net income per share are the same for all periods presented, as there will be no options to purchase Ventiv Common Stock granted until the distribution.

                       UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data reflect the distribution as if it had occurred on January 1, 1998 for pro forma income statement data purposes. No pro forma balance sheet is presented as there were no pro forma adjustments to the historical balance sheet. The unaudited pro forma data reflect the estimated changes in corporate overhead as if Ventiv operated as an independent entity, Ventiv's effective income tax rate subsequent to the distribution and the effects of significant acquisitions as if they had been consummated on January 1, 1998. These data do not necessarily reflect the results of operations or financial position of Ventiv that would have resulted had the distribution actually been consummated as of such date. Also, these data are not indicative of the future results of operations or future financial position of Ventiv.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                 (in thousands)

                                            Purchased
                                 Ventiv     Subsidiary   Pro Forma    Pro Forma
                               Historical Historical (5)  Entries      Ventiv
                               ---------- -------------- ---------    ---------
Revenues......................  $181,259      $1,927      $   --      $183,186
  Operating expenses:
    Cost of services..........   137,028         976          --       138,004
    Selling, general, and
     administrative expenses..    21,585         483        3,305 (1)   25,373
    Restricted stock
     compensation ............       --          --           438 (4)      438
    Acquisition and related
     costs....................     1,694         --           --         1,694
                                --------      ------      -------     --------
Income from operations........    20,952         468       (3,743)      17,677
Interest expense..............      (123)        --           --          (123)
Investment income.............       373           8          --           381
                                --------      ------      -------     --------
Income before income taxes....    21,202         476       (3,743)      17,935
Income tax (provision)
 benefit......................    (8,563)       (178)         352 (2)   (8,389)
                                --------      ------      -------     --------
Net income....................  $ 12,639      $  298      $(3,391)    $  9,546
                                ========      ======      =======     ========

            UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                              Purchased      Pro         Pro
                                   Ventiv    Subsidiaries   Forma       Forma
                                 Historical Historical (3) Entries      Ventiv
                                 ---------- -------------- -------     --------
Net revenues...................   $321,500     $14,128     $   --      $335,628
  Operating expenses:
    Cost of services...........    236,047       9,360         --       245,407
    Selling, general, and
     administrative expenses...     43,029       3,516       6,616 (1)   53,161
    Restricted stock
     compensation .............        --          --        2,375 (4)    2,375
    Compensation to
     stockholders..............        742         --          --           742
    Acquisition and related
     costs.....................     26,922         --          --        26,922
                                  --------     -------     -------     --------
Income from operations.........     14,760       1,252      (8,991)       7,021
Interest expense...............     (2,315)        --          --        (2,315)
Investment income..............      1,850          49         --         1,899
                                  --------     -------     -------     --------
Income (loss) before income
 taxes.........................     14,295       1,301      (8,991)       6,605
Income tax (provision) benefit.    (12,849)       (658)      3,479 (2)  (10,028)
                                  --------     -------     -------     --------
Net income (loss)..............   $  1,446     $   643     $(5,512)    $ (3,423)
                                  ========     =======     =======     ========

--------

  (1) Reflects the estimated additional costs associated with operating as a stand-alone public company, including additional finance and administrative employees, professional services, office rent, advertising and other general and administrative expenses. The estimate of additional costs is based on existing agreements and also on Snyder Communications' historical experience of what the additional requirements of operating as a public company will cost. There can be no assurance that actual costs will not exceed these estimates.

  (2) Reflects the effect of the estimated increase in Ventiv's effective tax rate subsequent to the date of the distribution, net of the tax effect of the estimated incremental costs associated with operating as a stand-alone public company. See footnote (1) above.

  (3) Reflects the historical results of operations of Healthcare Promotions, LLC, CLI Pharma S.A. and PromoTech Research Associates, Inc. from January 1, 1998 through their respective dates of acquisition.

  (4) Reflects compensation expense of $2.4 million and $0.4 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, associated with restricted stock grants to be made to certain officers and directors of Ventiv immediately following the distribution pursuant to agreements entered into as part of the distribution.

  (5) Reflects the historical results of operations of PromoTech Research Associates, Inc. from January 1, 1998 through its date of acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Management's Discussion and Analysis of Financial Condition and Results of Operations covers periods prior to the Distribution, during which the operating units of Ventiv were integrated with Snyder's other operating units. The following information should be read in conjunction with Ventiv's Financial Statements and notes thereto included elsewhere in this Information Statement. See "Index to Financial Statements."

Overview

  Ventiv's services are designed to develop, execute and monitor strategic marketing plans for pharmaceutical and other life sciences products to conduct educational research and communication services for the medical community. Snyder created the business conducted by Ventiv in January 1997 in a merger transaction with a U.S. provider of pharmaceutical sales and marketing services. During 1998 and 1997, Snyder issued 6,475,105 and 4,035,184 shares, respectively, in pooling of interests transactions with companies in the healthcare marketing services industry. Of the total shares issued in pooling of interests transactions, 1,318,798 were to Health Products Research, 6,008,210 were to companies in Ventiv's Contract Sales Group, and 3,183,281 were to companies in Ventiv's Healthcare Communications Group. We further expanded the size and geographic presence of our Contract Sales Group with a purchase transaction valued at $19.4 million in August 1997 and with two purchase transactions valued at $54.4 million in the first quarter of 1998. We also increased the scope of services offered by the Healthcare Communications Group with a purchase transaction valued at $16.3 million in March 1999. We plan to focus on internal growth for the foreseeable future as the primary means of our expansion, although we will consider attractive acquisition opportunities as they arise.

  We expect that the complementary services which Ventiv is able to offer to its customers as a result of the acquisitions described above will increase our opportunities and strengthen our client relationships. We strive to integrate our service capabilities within as well as across our three operating groups to provide a spectrum of healthcare marketing and sales services. Health Products Research designs and monitors product launches and sales strategies with our proprietary programs to maximize asset utilization and return on investment for pharmaceutical and other life sciences companies. The Healthcare Communications Group provides educational programs to physicians and other healthcare professionals. The Contract Sales Group implements and executes outsourced sales programs for pharmaceutical and other life sciences products. Most of Ventiv's largest clients utilize the services of more than one of our operating groups.

Results of Operations

  Revenues and associated costs under pharmaceutical detailing contracts are generally based on the number of physician calls made or the number of sales representatives utilized. For consulting and educational services, Ventiv revenues are generally based on a fixed project amount.

  Cost of services consists of all costs specifically associated with client programs, such as salary, commissions and benefits paid to personnel, including senior management associated with specific service offerings, payments to third-party vendors and systems and other support facilities specifically associated with client programs.

  Selling, general and administrative expenses consist primarily of costs associated with administrative functions, such as finance, accounting, human resources, and information technology, as well as personnel costs of senior management not specifically associated with client services.

  Compensation to stockholders consists of excess compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv. The amount by which the historical compensation of these stockholders exceeds that provided in their employment contracts with Ventiv has been classified as compensation to stockholders.

  Recapitalization costs were recorded by one of the companies acquired by Ventiv in 1998 at the time of its recapitalization in 1997.

  Acquisition and related costs consist primarily of investment banking fees, other professional service fees, certain tax payments and other contractual payments resulting from the consummation of the pooling of interests transactions, as well as the costs of consolidating certain of our acquired operations.

  The following sets forth, for the periods indicated, certain components of Ventiv's income statement data, including such data as a percentage of revenues. Pro forma net income includes a provision for income taxes as if all operations of Ventiv had been taxed as a C corporation for all periods presented. Compensation to stockholders, recapitalization costs and acquisition costs are considered to be nonrecurring by Ventiv because Ventiv's current operations will not result in any compensation to stockholders, recapitalization costs or acquisition costs in future periods.

                             For the Six Months
                               Ended June 30,
                                 (unaudited)                   For the Years Ended December 31,
                         ------------------------------  --------------------------------------------------
                             1999            1998             1998             1997              1996
                         --------------  --------------  ---------------  ---------------   ---------------
                                                  (dollars in thousands)
Revenues................ $181,259   100% $151,313   100% $321,500  100.0% $208,967  100.0%  $144,704  100.0%
Operating expenses:
Cost of services........  137,028  75.6   109,677  72.5   236,047   73.4   156,346   74.8    104,922   72.5
Selling, general, and
 administrative
 expenses...............   21,585  11.9    19,929  13.2    43,029   13.4    32,787   15.7     25,960   17.9
Compensation to
 stockholders...........      --    --        515   0.3       742    0.2    15,638    7.5     12,340    8.5
Recapitalization costs..      --    --        --    --        --     --      1,889    0.9        --     --
Acquisition and related
 costs..................    1,694   0.9    11,356   7.5    26,922    8.4     8,042    3.8        --     --
                         --------  ----  --------  ----  --------  -----  --------  -----   --------  -----
Income (loss) from
 operations.............   20,952  11.6     9,836   6.5    14,760    4.6    (5,735)  (2.7)     1,482    1.1
Interest expense........     (123) (0.1)   (1,078) (0.7)   (2,315)  (0.7)   (1,617)  (0.8)      (691)  (0.5)
Investment income.......      373   0.2       655   0.4     1,850    0.6       568    0.3        796    0.6
                         --------  ----  --------  ----  --------  -----  --------  -----   --------  -----
Income (loss) before
 income taxes...........   21,202  11.7     9,413   6.2    14,295    4.5    (6,784)  (3.2)     1,587    1.2
Income tax provision....   (8,563) (4.7)   (6,795) (4.5)  (12,849)  (4.0)   (1,934)  (0.9)    (1,504)  (1.0)
                         --------  ----  --------  ----  --------  -----  --------  -----   --------  -----
Net income (loss)....... $ 12,639   7.0% $  2,618   1.7% $  1,446    0.5% $ (8,718)  (4.1)% $     83    0.2%
                         ========  ====  ========  ====  ========  =====  ========  =====   ========  =====
Pro forma adjusted net
 income (loss).......... $ 12,639   7.0% $  2,618   1.7% $  1,446    0.5% $(10,700)  (5.1)% $ (2,729)  (1.9)%
                         ========  ====  ========  ====  ========  =====  ========  =====   ========  =====

 Six Months Ended June 30, 1999, Compared to Six Months Ended June 30, 1998


  Revenues. Revenues increased $30.0 million, or 19.8%, to $181.3 million in the first half of 1999 from $151.3 million in the first half of 1998. $14.0 million, or 46.7%, of the revenue growth was achieved within our French sales operation mainly as a result of the purchase of CLI Pharma S.A. ("CLI Pharma") in March of 1998. $14.9 million, or 49.7%, of the revenue growth was achieved within our U.S. Contract Sales Group primarily as a result of new contracts which were secured in the first half of 1999 and also by the purchase of Healthcare Promotions, LLC ("HCP") in 1998 which has been integrated into our U.S. Contract Sales Group. Decreases in revenues at our U.K. and German sales operations of $5.9 million, or 14.9%, resulted from a lower level of contracted sales service performed in 1999 compared with 1998. This decrease in revenue was offset by a $3.6 million, or 47.1%, increase in revenue from our Health Products Research group which reflects new business contracts secured for 1999, and $3.0 million in revenue from PromoTech Research Associates which was purchased by Ventiv in March of 1999.

  Cost of services. Cost of services increased $27.3 million, or 24.9%, to $137.0 million in the first half of 1999 from $109.7 million in the first half of 1998. The dollar fluctuation in cost of services at our various operating units corresponds to the revenue changes discussed above. Cost of services was favorably impacted by a one-time $2.0 million reduction in the estimated amount of employee-related social costs to be paid as a result of the integration of our French sales force. Cost of services as a percentage of revenues increased to 75.6% in the first half of 1999 from 72.5% in the first half of 1998 due in part to the start-up costs associated with the new contracts in both the Health Products Research group and the U.S. Contract Sales Group. We expect to continue to incur start-up costs as we secure additional contracts for new business and will also continue to make investments in our operating infrastructure which could result in increased costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.7 million, or 8.5%, to $21.6 million in the first half of 1999 from $19.9 million in the first half of 1998. Selling, general, and administrative expenses as a percentage of revenue decreased to 11.9% in the first half of 1999 from 13.2% in the first half of 1998 as a result of the integration of acquired businesses into our existing operations and the close monitoring and containment of these expenses as our revenues have increased. Selling, general, and administrative expenses include only those amounts specifically identifiable to Ventiv and may increase in future periods when Ventiv operates as a separate publicly traded company.

  Compensation to Stockholders. No compensation to stockholders was recorded during the six months ended June 30, 1999. Compensation to stockholders was $0.5 million during the six months ended June 30, 1998. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv that is in excess of the compensation provided for in their employment contracts with Ventiv. No compensation to stockholders is recorded subsequent to an acquisition by Ventiv.

  Acquisition and Related Costs. Ventiv recorded $1.7 million in acquisition and related costs during the six months ended June 30, 1999 due to the consolidation and integration of certain of Ventiv's acquired operations within the Healthcare Communications Group. The charge consists of $1.3 million in severance and related costs associated with the termination of 23 employees, and $0.4 million in consulting services and other costs related to these integration activities. In 1998, we recorded a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of our acquired operations in the U.S., the U.K. and France. As of June 30, 1999, 185 employees had terminated employment with Ventiv and $9.0 million had been charged against the total liability of $12.4 million. Ventiv recorded $11.4 million in acquisition and related costs during the six months ended June 30, 1998, and $7.0 million of these costs were related to the consummation of pooling of interests transactions during the six months ended June 30, 1998. Ventiv completed two pooling of interests transactions valued at approximately $91.4 million during the six months ended June 30, 1998. The remaining $4.4 million was due to the consolidation and integration of certain of Ventiv's acquired operations within the Contract Sales Group.

  Interest Expense. Ventiv recorded $0.1 million of interest expense during the six months ended June 30, 1999 and $1.1 million of interest expense during the six months ended June 30, 1998. Ventiv does not have any significant debt obligations outstanding. The interest expense recorded during the six months ended June 30, 1998 consists primarily of interest on debt at acquired companies prior to their acquisition by Ventiv. Ventiv generally repaid the debt of its acquired companies. If Ventiv borrows money for acquisitions or for other purposes following the spin-off, interest expense will increase in future periods.

  Investment Income. Ventiv recorded $0.4 million of investment income during the six months ended June 30, 1999 and $0.7 million of investment income during the six months ended June 30, 1998. Variations in investment income result from differences in average amounts of cash and cash equivalents available for investment during these periods.

  Income Tax Provision. Ventiv recorded a tax provision of $8.6 million during the six months ended June 30, 1999. Ventiv's effective tax rate on its recurring operations is approximately 39.1% for the six months ended June 30, 1999. The actual tax provision recorded differs from the effective rate due to the nondeductibility of certain of the nonrecurring costs recorded during the period.

  Net Income (Loss). Net income increased $10.0 million to $12.6 million in the first half of 1999 from $2.6 million in the first half of 1998 due primarily to Ventiv's overall growth discussed above and the decrease in nonrecurring acquisition and related costs. To facilitate our growth, we intend to make investments in Ventiv over the next 12 to 18 months to promote the business and its name, to further enhance the skills of our employees, to further business development efforts, and to make further investment in technology. We expect that our additional investment in Ventiv to expand the business will increase our expenses over the next 12 to 18 months.

 Year Ended December 31, 1998, Compared to Year Ended December 31, 1997

  Revenues. Revenues increased $112.5 million, or 53.8%, to $321.5 million in 1998 from $209.0 million in 1997. We experienced revenue growth at each of our operating companies during 1998 and it consists of an $82.3 million, or 50.7%, increase at our Contract Sales Group, a $26.7 million, or 77.9%, increase at our Healthcare Communications Group, and a $3.5 million, or 28.0%, increase at our Health Products Research group. The increased revenue in our Contract Sales Group resulted in the growth of services provided to both new and existing customers during 1998, the purchase of HCP and CLI Pharma in the first quarter of 1998, and the purchase of Halliday Jones in the third quarter of 1997. The increased revenue in both the Healthcare Communications Group and the Health Products Research group is attributable to the growth services provided to new and existing customers during 1998.

  Cost of Services. Cost of Services increased $79.7 million, or 51.0%, to $236.0 million in 1998 from $156.3 million in 1997 as a result of the increased revenues discussed above. Cost of services as a percentage of revenues decreased to 73.4% in 1998 from 74.8% in 1997. This is due to Ventiv's overall growth and the ability of the client support personnel to handle increased client services.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $10.2 million, or 31.1%, to $43.0 million in 1998 from $32.8 million in 1997 as a result of the growth in revenues discussed above. Selling, general and administrative expenses as a percentage of revenues decreased to 13.4% in 1998 from 15.7% in 1997 due primarily to the revenue growth from the significant increase in services provided throughout 1998 and the lower proportional increase in selling, general and administrative expenses necessary to support the revenue growth.

  Compensation to Stockholders. Compensation to stockholders was $0.7 million in 1998 and $15.6 million in 1997. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv that is in excess of the compensation provided for in their employment contracts with Ventiv. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with Ventiv has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by Ventiv. The $0.7 million recorded in 1998 relates to certain companies acquired in the third and fourth quarters of 1998, and therefore, was incurred during 1998 by the acquired companies prior to their acquisition.

  Acquisition and Related Costs. Ventiv recorded $26.9 million in nonrecurring acquisition and related costs during 1998. These costs were primarily related to the consummation of acquisitions and consisted of investment banking fees, expenses associated with the accelerated vesting of options held by employees of certain acquired companies, other professional service fees, transfer taxes and other contractual payments. In addition, this amount included a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of Ventiv's acquired operations in the U.S., the U.K. and France. Ventiv is integrating acquired subsidiaries that provide similar services within the same geographic regions. Approximately nine locations have been consolidated into four, and the efforts have not had a significant impact on Ventiv's workforce. Ventiv expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of $4.1 million to consolidate and terminate lease obligations, $5.3 million of severance and other costs associated with the termination of 142 employees, and $1.3 million of fees incurred for consulting services and other costs related to these integration activities. The employees who were terminated were primarily redundant operations and administrative personnel, as well as one under-utilized sales team in the U.K.

  Ventiv recorded $8.0 million in nonrecurring acquisition and related costs during 1997 related to the consummation of acquisitions. These costs are discussed further in the review of Ventiv's results of operations for 1997 as compared to 1996.

  Interest Expense. Ventiv recorded $2.3 million of interest expense in 1998 and $1.6 million of interest expense in 1997. Ventiv does not have any significant debt obligations outstanding. The interest expense recorded in both 1998 and 1997 consists primarily of interest on debt at acquired companies prior to their acquisition by Ventiv. Ventiv generally repaid the debt of acquired companies.

  Investment Income. Ventiv recorded $1.9 million of investment income in 1998 and $0.6 million of investment income in 1997. The increase in investment income corresponds to the increase in funds available for investment.

  Income Tax Provision. Ventiv recorded a tax provision of $12.8 million during 1998. Ventiv's effective tax rate on its recurring operations is approximately 41.0% in 1998. The actual tax provision recorded differs from the effective rate due to the nondeductibility of certain of the nonrecurring costs recorded during the period. Pro forma income discussed below includes a provision for income taxes as if all our operations had been taxed as a C corporation for the year ended 1998.

  Net Income (Loss). Net income increased $10.1 million to income of $1.4 million in 1998 from a loss of $8.7 million in 1997 due primarily to Ventiv's overall growth and containment of costs.

  Pro Forma Adjusted Net Income (Loss). Pro forma adjusted net income (loss) shows the effect on net income (loss) assuming Ventiv and its subsidiaries were taxed as C corporations for all of 1998 and 1997. Pro forma adjusted net income
(loss) is less than net income (loss) for 1997. Pro forma adjusted net income
(loss) increased $12.1 million to pro forma net income of $1.4 million in 1998 from a pro forma net loss of $10.7 million in 1997, due primarily to the overall growth in revenues and containment of costs. Revenue growth exceeded the growth in cost of services and selling, general and administrative expenses.

 Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

  Revenues. Revenues increased $64.3 million, or 44.4%, to $209.0 million in 1997 from $144.7 million in 1996. We experienced revenue growth at each of our operating companies during 1997 including a $53.6 million, or 49.4%, increase at our Contract Sales Group, an $8.3 million, or 31.5%, increase at our Healthcare Communications Group, and a $2.4 million, or 23.9%, increase at our Health Products Research group. The increased revenue in our Contract Sales Group resulted from the growth of services provided to both new and existing customers during 1997 and the purchase of Halliday Jones in 1997. The increased revenue in both the Healthcare Communications Group and the Health Products Research group is attributable to the growth services provided to new and existing customers during 1997.

  Cost of Services. Cost of services increased $51.4 million, or 49.0%, to $156.3 million in 1997 from $104.9 million in 1996 as a result of the increased revenues discussed above. Cost of services as a percentage of revenues increased to 74.8% in 1997 from 72.5% in 1996. An increase in cost of services as a percentage of revenues to provide healthcare educational services was offset by a decrease in cost of services as a percentage of revenues to provide contract sales services, resulting in the overall increase in cost of services as a percentage of revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.8 million, or 26.2%, to $32.8 million in 1997 from $26.0 million in 1996 as a result of the increased revenues discussed above. Selling, general and administrative expenses as a percentage of revenues decreased to 15.7% in 1997 from 17.9% in 1996 because a moderate increase in overhead expenses was spread over a larger base of revenues.

  Compensation to Stockholders. Compensation to stockholders was $15.6 million in 1997 and $12.3 million in 1996. Compensation to stockholders reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with Ventiv that is in excess of the compensation provided for in their employment contracts with Ventiv. The amount by which the historical compensation paid to these stockholders exceeds the amount provided for in their respective employment contracts with Ventiv has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by Ventiv. The composition of the amount recorded in 1997 varies from the amount recorded in 1996 because the amounts recorded were based on specific criteria and agreements at certain acquired companies that existed in 1997 and in 1996 prior to their respective mergers with Ventiv.

  Recapitalization Costs. Recapitalization costs were $1.9 million in 1997. One of our acquired entities completed a recapitalization in 1997 prior to its 1998 merger with Ventiv. No recapitalization costs were incurred in 1996, and Ventiv does not expect to incur any recapitalization costs in future periods.

  Acquisition and Related Costs. Ventiv recorded $8.0 million in nonrecurring acquisition and related costs during 1997. These costs were directly related to the consummation of acquisitions and included primarily investment banking fees, other professional service fees and certain U.K. excise and transfer taxes.

  Interest Expense. Ventiv recorded $1.6 million of interest expense in 1997 and $0.7 million of interest expense in 1996. Ventiv does not have any significant debt obligations outstanding. The interest expense recorded in both 1997 and 1996 consists primarily of interest on debt at acquired companies prior to their acquisition by Ventiv. Ventiv generally repaid the debt of acquired companies.

  Investment Income. Ventiv recorded $0.6 million of investment income in 1997 and $0.8 million of investment income in 1996. The amount recorded in investment income is directly related to the amount of funds available for investment.

  Income Tax Provision. Ventiv recorded a tax provision of $1.9 million during 1997. Ventiv's effective tax rate on its recurring operations is approximately 48.8% in 1997. The actual tax provision recorded differs from the effective rate due to the nondeductibility of certain of the nonrecurring costs recorded during the period. Pro forma income discussed below includes a provision for income taxes as if all of our operations had been taxed as a C corporation for the year ended 1997.

  Net Income (Loss). Net income decreased $8.8 million to a loss of $8.7 million in 1997 from income of $83,000 in 1996 due primarily to the nonrecurring costs incurred by Ventiv through its 1997 acquisitions.

  Pro Forma Adjusted Net Income (Loss). Pro forma adjusted net income (loss) shows the effect on net income (loss) assuming Ventiv and its subsidiaries were taxed as C corporations for all of 1997 and 1996. Pro forma adjusted net income
(loss) is less than net income (loss) for both 1997 and 1996. Pro forma adjusted net loss increased $8.0 million to a pro forma net loss of $10.7 million in 1997 from a pro forma net loss of $2.7 million in 1996. The nonrecurring costs recorded in 1997, slightly offset by the growth of Ventiv, resulted in the overall increase in pro forma net loss.

Liquidity and Capital Resources

  At June 30, 1999, Ventiv had $21.3 million in cash and equivalents. Cash and equivalents decreased $4.3 million during the six months ended June 30, 1999, due to the $10.8 million used in operating activities, the $3.1 million used in investing activities and the $0.1 million effect of changes in the exchange rate offset by the $9.5 million provided by financing activities. The $9.5 million in cash provided by financing activities consists primarily of $11.2 million investments and advances from Snyder offset by $1.7 million net repayments of debt. The $3.1 million in cash used in investing activities consists primarily of capital expenditures and the purchases of PromoTech, net of cash acquired. Cash and cash equivalents increased $7.6 million for the year ended December 31, 1998, due to $15.8 million provided by financing activities and the $0.2 million effect of exchange rate changes, offset by $1.2 million used in operating activities and the $7.2 million used in investing activities.

  We believe that our cash and equivalents, as well as cash provided by operations, will be sufficient to fund our current operations, planned capital expenditures and anticipated growth of our existing business over the next 12 months and also for a longer-term basis. If we acquire additional businesses in transactions that include any cash payment as part of the purchase price, both in the short-term and the long-term, we will first use excess cash available from operations and then pursue additional debt or equity financing as sources of cash necessary to complete any acquisitions. Ventiv does not currently have its own line of credit. We expect to obtain a multi-year line of credit for acquisitions and general corporate purposes during the third quarter of 1999. In addition to borrowing under a line of credit, once available, Ventiv could pursue additional debt or equity transactions to finance its acquisitions, depending on market conditions. We can't assure you that we will be successful in raising the cash required to complete all acquisition opportunities which we may pursue in the future.

  We are subject to the impact of foreign currency fluctuations, specifically that of the British pound and French franc. To date, changes in the British pound and French franc exchange rates have not had a material impact on our liquidity or results of operations. We continually evaluate our exposure to exchange rate risk but do not currently hedge such risk.

  We do not expect the introduction of the Euro to have a material impact on our operations or cash flows in the near term. We will continue to evaluate the impact of the introduction of the Euro as we continue to expand our services in Europe.

  As of June 30, 1999, Ventiv's management believes that the fair value of Ventiv exceeds its book value.

Year 2000

  Ventiv has assessed its current systems and equipment with regard to year 2000. We believe that these systems and equipment are year 2000 compliant and that no material additional costs will be incurred. However, we cannot assure you that this will be the case until these systems are operational in 2000. Approximately $0.5 million was incurred through June 30, 1999 to address specific year 2000 requirements. We have made inquiries of our vendors and other third parties that we have identified whose year 2000 problems could affect our systems or operations and have received assurances, both written and oral, that their systems are compliant or are expected to be compliant on time. In the event the statements and warranties of these third parties concerning their year 2000 compliance are incorrect resulting in critical systems failure, our business and operations may be materially adversely affected.

Effect of Inflation

  Because of the relatively low level of inflation experienced in the United States and Europe, inflation did not have a material impact on our consolidated results of operations for 1998, 1997 or 1996.

Quantitative and Qualitative Disclosures About Market Risk

  Ventiv is exposed to market risk from changes in interest rates and foreign currency exchange rates, which could impact its results of operations and financial position. For purposes of specific risk analysis, we used sensitivity analysis to determine the impact that market risk exposures may have on the foreign currency translations. The long-term debt outstanding at December 31, 1998 is $1.5 million and is fixed rate. A hypothetical change in the current market interest rate would not materially impact the financial statements. We do not currently engage in hedging or other market risk management tools.

  Ventiv's results are affected by changes in the relative exchange rates of non-U.S. currencies into the U.S. dollar. Assuming a hypothetical detrimental change in the exchange rates of 10% at December 31, 1998, Ventiv's total assets and liabilities would have decreased by 2.5% and 5.7%, respectively. The exchange rate changes would also have resulted in an unfavorable impact on our total revenues of approximately 4.6% for 1998.

                                   MANAGEMENT

Directors

  The following individuals are expected to serve as directors of Ventiv after the distribution.

Name                                Age Position
----                                --- --------
Daniel M. Snyder...................  34 Co-Chairperson of the Board of Directors
Michele D. Snyder..................  37 Co-Chairperson of the Board of Directors
Mortimer B. Zuckerman..............  62 Director
Fred Drasner.......................  56 Director
Eran Broshy........................  40 Director and Chief Executive Officer

  Daniel M. Snyder, Co-Chairperson of the Board of Directors, is a founder of Snyder Communications, and has served as Chairman of the Board of Directors and Chief Executive Officer of Snyder Communications since its predecessor company was founded in 1987.

  Michele D. Snyder, Co-Chairperson of the Board of Directors, is a founder of Snyder, and serves as Vice Chairman, President and Chief Executive Officer and a director of Snyder. Ms. Snyder is Mr. Snyder's sister.

  Mortimer B. Zuckerman, a director of Ventiv, has been a director of Snyder since 1996 and has been the Chairman of Boston Properties, Inc., a national real estate development and management company, since 1970. He has served as Chairman of U.S. News & World Report, L.P. and Editor-in-Chief of U.S. News & World Report since 1985, Chairman of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, Chairman of The Atlantic Monthly Company since 1980 and Chairman of the Board of Directors of Applied Graphics Technologies, Inc. since April 1996.

  Fred Drasner, a director of Ventiv, has been a director of Snyder since 1996, the Chief Executive Officer of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, the President of U.S. News & World Report, L.P. from 1985 to February 1997 and Chief Executive Officer of U.S. News & World Report since 1985, the Chairman and Chief Executive Officer of Applied Graphics Technologies, Inc. since April 1996, the Chief Executive Officer of Applied Printing Technologies, L.P. since 1986 and the Vice-Chairman and Chief Executive Officer of The Atlantic Monthly Company since 1986.

  Eran Broshy, Chief Executive Officer and a director of Ventiv, served as the practice leader of the North American healthcare consulting practice of the Boston Consulting Group from 1991 to 1998. During his tenure at the Boston Consulting Group, Mr. Broshy consulted broadly with senior executives from a number of the major global pharmaceutical leaders, managed care organizations, and academic medical centers and advised on a range of strategic, organizational and operational issues. Since 1998, Mr. Broshy served as President and Chief Executive Officer of Coelcanth Corporation, a privately-held biotechnology company. Mr. Broshy is a graduate of the Harvard School of Business Administration (MBA), Stanford University (MS), and Massachusetts Institute of Technology (BS).

  In addition to the above-named directors, two additional independent directors will be designated prior to or promptly following the distribution.

Directors' Meetings and Committees

  The Board of Directors of Ventiv will have a number of standing committees, including an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee of the Board of Directors of Ventiv will review and make reports and recommendations to the full Board of Directors with respect to the selection of the independent auditors of Ventiv and its subsidiaries, the arrangements for the scope of the audits to be performed by them and the internal audit activities, accounting procedures and controls of Ventiv, and will review the annual financial statements of Ventiv. The members of the Audit Committee will be designated prior to or promptly following the distribution.

  Compensation Committee. The Compensation Committee of the Board of Directors of Ventiv will be responsible for approving compensation arrangements for executive management, reviewing compensation plans relating to officers, grants of options and other benefits under Ventiv's employee benefit plans and reviewing generally Ventiv's employee compensation policy. The members of the Compensation Committee will be designated prior to or promptly following the distribution.

Compensation of Directors

  We are currently in the process of reviewing our director compensation. We anticipate that each director who is neither an officer nor an employee of Ventiv will receive an annual director's fee paid in either cash, shares of Ventiv common stock, or stock options. Directors will also be reimbursed for expenses incurred in connection with attending meetings.

Executive Officers

  The following individuals are expected to serve as executive officers of Ventiv after the distribution.

Name                                    Age Position
----                                    --- --------
Eran Broshy............................  40 Chief Executive Officer and Director
Robert Brown, Ph.D.....................  55 Chief Executive Officer,
                                            Health Products Research
R. Jeremy Stone, M.D...................  34 President, UK Healthcare Sales
Allan Avery............................  38 President, Healthcare Communications
William C. Pollock.....................  45 President, Healthcare Sales

  For a description of Eran Broshy's background, see "Management--Directors."

  Robert Brown, Ph.D., served as President of Health Product Research, Inc.
(HPR), a subsidiary of Snyder, for over 25 years. For the last 20 years, Dr. Brown has consulted on a worldwide basis to many major pharmaceutical and medical products companies. Before joining HPR, Dr. Brown was a manager of Corporate Marketing Services at Johnson & Johnson. He holds a doctorate in Operations Research from George Washington University.

  R. Jeremy Stone, M.D., has served as President of Snyder's UK Healthcare Sales division since December 1998. Prior to joining Snyder in 1998, Dr. Stone founded the healthcare practice for the search firm Heidrick & Struggles International in 1997. From 1994 to 1997, Dr. Stone served as a Senior Managing Consultant for Gemini Consulting, a strategy, change and general management implementation firm. Dr. Stone has an MBA and diploma in Management for Doctors from the University of Keele and a diploma in Anaesthetics from the Royal College of Anaesthestists.

  Allan Avery has served as President of Snyder Healthcare Communications Worldwide, Inc., a subsidiary of Snyder since 1997 and has over 16 years of healthcare industry experience. Mr. Avery led the integration of two world-class integrated educational and marketing solutions companies for the pharmaceutical industry, including GEM Communications, Inc., which he founded in 1992. He previously held management positions with PRO Communications, an educational project company, and Marion Laboratories (now Hoechst Marion Roussel).

  William C. Pollock has served as President of Snyder's US Healthcare Sales division since February 1998. Prior to joining Snyder, Mr. Pollock served as the President of Healthcare Promotions, LLC from August 1994 until February 1998, and held an executive position with Schering-Plough Corporation for the four preceeding years. With 18 years of experience in the pharmaceutical industry, Mr. Pollock's responsibilities have ranged from sales management to marketing. He also previously held an executive position with Johnson & Johnson.

                             EXECUTIVE COMPENSATION

Historical Compensation

  The following table sets forth certain information with respect to the annual and long-term compensation of Ventiv's four most highly compensated executive officers for fiscal 1998 and Ventiv's Chief Executive Officer, who was not employed by Ventiv until June 1999. During the periods presented, the individuals were compensated in accordance with Snyder's plans and policies. All references in the following tables to stock options relate to awards of options to purchase shares of Snyder common stock.

                           Summary Compensation Table

                                                                 Long Term
                                    Annual Compensation         Compensation
                                ---------------------------- ------------------
                                                               Awards   Payouts
                                                             ---------- -------
                                                  Restricted Securities          All Other
Name and                 Fiscal                     Stock    Underlying  LTIP   Compensation
Principal Position        Year   Salary  Bonus($)  Award(s)  Options(#) Payouts     ($)
------------------       ------ -------- -------- ---------- ---------- ------- ------------
Eran Broshy(1)..........  1998       --       --     --           --      --        --
Robert Brown, Ph.D. ....  1998  $210,000      --     --       100,000     --        --
R. Jeremy Stone,
 M.D.(2)................  1998  $ 20,125      --     --       105,000     --        --
Allan Avery.............  1998  $218,750      --     --       200,000     --        --
William C. Pollock......  1998  $240,000 $155,000    --        75,000     --        --

--------
(1) Mr. Broshy was not employed by Snyder in 1998. He joined Snyder in June
    1999.
(2) Dr. Stone began his employment with Snyder in December 1998, and the salary amount included in the table above reflects compensation received in 1998. If Dr. Stone had been employed for the full year, his annual base salary would have been $241,500.

 Option Grants in Fiscal 1998

  The following table sets forth information with respect to option grants during fiscal 1998 to the individuals named in the Summary Compensation Table pursuant to Snyder plans.

                                      Individual Grants
                         -------------------------------------------
                                                                         Potential Realizable
                                    % of Total                          Value at Assumed Annual
                                     Options                             Rates of Stock Price
                         Number of  Granted to  Exercise             Appreciation for Option Term
                          Options  Employees in   Price   Expiration -----------------------------
Name                      Granted  Fiscal Year  ($/Share)    Date          5%            10%
----                     --------- ------------ --------- ---------- -------------- --------------
Eran Broshy.............      --        --           --         --              --             --
Robert Brown, Ph.D. ....  100,000      0.91%    30.43750    2/12/08  $ 1,759,591.21 $ 4,377,190.27
R. Jeremy Stone, M.D. ..  100,000      0.91%     28.3750   12/16/08  $ 1,784,488.50 $ 4,522,244.23
                            5,000      0.05%     28.3750   12/16/08  $    89,224.43 $   226,112.21
Allan Avery.............   50,000      0.46%    30.43750   11/25/07  $   854,567.25 $ 2,112,836.76
                          150,000      1.37%     28.3750   12/16/08  $ 2,676,732.76 $ 6,783,366.35
William C. Pollock......   75,000      0.68%    30.43750    2/12/08  $ 1,319,693.41 $ 3,282,892.70

 Option Exercises in Fiscal 1998

  The following table sets forth the number of shares of Snyder common stock covered by both exercisable and unexercisable stock options held by each of the individuals named in the Summary Compensation Table on December 31, 1998. Also reported are the values for "in-the-money" options, calculated as the excess of the value of shares of Snyder common stock as of December 31, 1998 over the respective exercise prices of outstanding stock options.

                                                                             Value of Unexercised
                                                   Number of Unexercised         In-the-Money
                                                     Snyder Options at         Snyder Options at
                           Shares                   Fiscal Year-End(#)        Fiscal Year-End($)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Eran Broshy.............     --          --           --            --            --            --
Robert Brown, Ph.D. ....     --          --           --        100,000           --    $331,250.00
R. Jeremy Stone, M.D....     --          --         5,000       100,000    $26,875.00   $537,500.00
Allan Avery.............     --          --        12,500       187,500    $41,406.75   $930,468.75
William C. Pollock......     --          --           --         75,000           --    $248,437.50

Ventiv Compensation and Benefit Plans

  The separation of the healthcare services business from the remaining businesses of Snyder in connection with the distribution will allow Ventiv to compensate its executive officers based on the performance of its healthcare marketing services business. In particular, Eran Broshy, Chief Executive Officer, and the other key members of Ventiv's management team will receive stock compensation in the form of options to purchase Ventiv common stock.

  Pursuant to Eran Broshy's employment agreement, he will receive an aggregate of $4,000,000 in options to purchase shares of Ventiv common stock and an aggregate of $2,500,000 in restricted Ventiv common stock immediately following the consummation of the distribution. See "Executive Compensation--Employment Agreements." Five other members of Ventiv's management team will be granted $500,000 in restricted Ventiv common stock immediately following the distribution at the fair market value of the Ventiv common stock as of the distribution date. Twenty percent of Mr. Broshy's restricted shares of Ventiv common stock will vest immediately following the distribution, and the balance will vest in equal installments over the next four years. Forty percent of shares of restricted Ventiv common stock granted to the other five members of Ventiv's management team will vest immediately following the distribution, and the balance will vest in equal installments over the next four years.

  It is anticipated that total compensation for Ventiv's executive officers after the distribution will include base salary, the stock-based incentives described above and other benefits pursuant to the employee benefit plans described below. It is anticipated that base salaries and total compensation opportunities will be competitive as measured against industry norms.

  Set forth below is a summary of the components of Ventiv's executive compensation following the distribution:

 1999 Stock Incentive Plan

  The purpose of the 1999 Stock Incentive Plan is to promote the long-term growth of Ventiv by rewarding key management employees, consultants and directors of Ventiv with a proprietary interest in Ventiv for outstanding long-term performance and also to attract, motivate and retain highly qualified and capable personnel to these positions. The plan is administered by the Compensation Committee of the Board of Directors of Ventiv. The participants in the plan are the officers, key employees, directors and consultants of Ventiv, and the awards to a participant under the plan may be in the form of a non-qualified stock option, an incentive stock option, restricted stock, a stock appreciation right, or a combination thereof, at the discretion of the Compensation Committee.

  Reservation of Shares. Under the 1999 Stock Incentive Plan, shares of Ventiv common stock will be reserved for issuance. The shares of Ventiv common stock to be issued will be made available from authorized but unissued shares of Ventiv common stock or issued shares that have been reacquired by Ventiv. If any shares of Ventiv common stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against the maximum share limitations and may again be made subject to awards. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting Ventiv or the Ventiv common stock, proportionate adjustments may be made to the number of shares available for grant, as well as the other maximum share limitations, under the plan, and the number of shares and prices under outstanding awards.

  Duration. The 1999 Stock Incentive Plan has a term of ten years, subject to earlier termination or amendment.

  Administration. The 1999 Stock Incentive Plan will be administered by the Compensation Committee of Ventiv's Board of Directors. Subject to the limitations set forth in the plan, the Compensation Committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, and the duration of the award.

  Eligibility. All employees of Ventiv and its subsidiaries and, in the case of awards other than incentive stock options, any consultant or independent contractor providing services to Ventiv or its subsidiaries, will be eligible to be granted awards under the plan, as selected from time to time by the Compensation Committee in its sole discretion.

  Types of Awards. The 1999 Stock Incentive Plan authorizes the grant of the following types of awards:

  . Stock Options (nonqualified and incentive stock options). The maximum number of shares that may be covered under options granted to any
     individual in any calendar year is              shares. The exercise
     price of an option may be determined by the Compensation Committee, provided that the exercise price per share of an option may not be less than the fair market value of a share of Ventiv common stock on the date
     of grant. The maximum term of any stock option will be     years from
     the date of grant. The Compensation Committee is to determine the extent to which an option will become and/or remain exercisable in the event of termination of employment or service of a participant under various circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. An option may be exercised in whole or in part at any time during the term thereof by written notice to Ventiv, together with payment of the aggregate exercise price of the option. In addition to the exercise price, the participant must pay Ventiv in cash or, at the Compensation Committee's discretion, in Ventiv common stock, the full amount of all applicable income tax and employment tax amounts required to be withheld in connection with the exercise of the option.

  . Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the holder, upon exercise, to receive a payment based on the difference between the base price of the stock appreciation right (which may not be less than the fair market value of a share of Ventiv common stock on the date of grant) and the fair market value of a share of Ventiv common stock on the date of exercise, multiplied by the number of shares as to which such stock appreciation right is being exercised. The maximum term of a stock appreciation right
     will be    years from the date of grant. Stock appreciation rights are payable, in the discretion of the Compensation Committee, in cash, in shares of Ventiv common stock, or in a combination of cash and shares of Ventiv common stock.

  . Restricted Stock Awards. An award of restricted stock represents shares of Ventiv common stock that are issued subject to such restrictions on transfer and incidents of ownership, and such forfeiture conditions, as the Compensation Committee deems appropriate. The restrictions imposed upon an award of restricted stock will lapse in accordance with the vesting requirements specified by the Compensation Committee in the award agreement. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business goals or performance criteria established by the Compensation Committee. The Compensation Committee may, in connection with an award of restricted stock, require the payment of a specified purchase price. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will have the rights of a stockholder of Ventiv, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant. The maximum number of shares of common stock that may be subject to a restricted stock award granted to a participant during any one calendar
     year shall be            .

  . Change-In-Control. The Compensation Committee may, in an award agreement, provide for the effect of a change-in-control (as defined in the 1999 Stock Incentive Plan) on the award. Such provisions may include the acceleration of an award's vesting or extension of the time for exercise, the elimination or modification of performance or other conditions, the cash settlement of an award or other adjustments that the Compensation Committee considers appropriate.

Treatment of Snyder Options Following the Distribution

  Options granted under Snyder's Incentive Stock Plan to Ventiv employees will terminate on the distribution date if unvested, and to the extent vested will terminate unless exercised within 90 days following the distribution date. Ventiv intends to grant options under its 1999 Stock Incentive Plan to Ventiv employees whose existing Snyder stock options are terminated as a consequence of the distribution.

Employment Agreements

  Eran Broshy. On June 14, 1999, Snyder retained the services of Eran Broshy as President of Snyder's healthcare group. Under the terms of Mr. Broshy's employment agreement, he will initially receive an annual base salary of $425,000. He is also eligible for an annual bonus award based on certain performance measures, which may not exceed $125,000.

  Under his employment agreement, Ventiv agreed to grant to Mr. Broshy non-qualified options to purchase an aggregate of $4,000,000 of Ventiv common stock at an exercise price equal to the fair market value of such shares as of the distribution date. Mr. Broshy's options vest at the rate of 25% per year on each anniversary of the grant date, provided he is still employed by Ventiv on the applicable vesting date. Mr. Broshy's employment agreement also provides for a grant of an aggregate of $2,500,000 in restricted Ventiv common stock, 20% of which will vest on the distribution date and the remaining 80% vesting in equal increments over the next four years, provided he is still employed by Ventiv on the applicable vesting date. The restricted stock grant provided for in his employment agreement will prohibit Mr. Broshy from transferring any of his Ventiv common stock for a period of four years after the distribution date. The agreement provides that upon a "change in control" of Ventiv, the vesting of both the stock options and restricted stock will accelerate so that Mr. Broshy's options and restricted stock are fully vested. For purposes of his employment agreement, "change in control" means any sale, transfer or other disposition of all or substantially all of the assets of Ventiv or the consummation of a merger or consolidation of Ventiv which results in the Ventiv stockholders immediately prior to such transaction owning, in the aggregate, less than a majority of the surviving entity. Furthermore, Mr. Broshy's employment agreement provides that he may borrow up to $500,000 from Ventiv exclusively for the purchase of Ventiv common stock.

  Robert Brown, Ph.D. Health Products Research, Inc., a subsidiary of Snyder, entered into an employment agreement with Dr. Brown on February 13, 1998. Dr. Brown's initial base salary under his employment agreement is $210,000. Dr. Brown's employment agreement also provides for a grant of stock options to purchase 100,000 shares of Snyder common stock at an exercise price of $30.44 per share, vesting over a four-year period. In the event of Dr. Brown's termination without cause, voluntary termination for "good reason," or his termination pursuant to sale or transfer of Health Products Research, Inc., Dr. Brown is entitled to a severance payment equal to one-half of his annual base salary.

  R. Jeremy Stone, M.D. Halliday Jones Sales Limited, a subsidiary of Snyder, entered into an employment agreement with Dr. Stone on October 15, 1998. Dr. Stone's initial base salary under his employment agreement is (Pounds)150,000. Dr. Stone's employment agreement also provides for a grant of stock options to purchase

100,000 shares of Snyder common stock at an exercise price of $28.37 per share, vesting over a four-year period. In the event of Dr. Stone's termination without cause, Dr. Stone is entitled to a severance payment equal to one-half of his annual base salary or the remaining term of his employment agreement, whichever is less.

  Allan Avery. GEM Communications, Inc., a subsidiary of Snyder, entered into an employment agreement with Mr. Avery on November 25, 1997. Mr. Avery's initial base salary under his employment agreement is $200,000. Mr. Avery's employment agreement also provides for a grant of stock options to purchase 50,000 shares of Snyder common stock at an exercise price of $30.44 per share, vesting over a four-year period. In the event of Mr. Avery's termination without cause or the sale or transfer of GEM Communications, Inc., Mr. Avery is entitled to a severance payment equal to one-half of his annual base salary.

  William C. Pollock. Healthcare Promotions, LLC, a subsidiary of Snyder, entered into an employment agreement with Mr. Pollock on February 13, 1998. Mr. Pollock's initial base salary under his employment agreement is $240,000. Mr. Pollock's employment agreement also provides for a grant of stock options to purchase 75,000 shares of Snyder common stock at an exercise price of $30.44 per share, vesting over a four-year period. In the event of Mr. Pollock's termination without cause or the sale or transfer of Healthcare Promotions, LLC, Mr. Pollock is entitled to a severance payment equal to one-half of his annual base salary.

  Each of the employment agreements described above contains a non-competition commitment during the term of employment and for a period of 12 months after termination of employment. Additionally, each employment agreement contains a non-solicitation provision and provides for assignment by the employee to his employer of any work products developed by him during the term of his employment.

  Ventiv will assume the obligations of Snyder, Health Products Research, Inc., Halliday Jones Sales Limited, GEM Communications, Inc. and Healthcare Promotions, LLC, respectively, under these employment contracts in connection with the consummation of the distribution.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Ventiv common stock immediately following the distribution date by each of Ventiv's directors, its Chief Executive Officer and the executive officers who were Ventiv's four most highly compensated executive officers in fiscal 1998 and all directors and executive officers as a group, based upon information available to Snyder concerning ownership of shares of Snyder common stock at August 6, 1999. See "Executive Compensation--Ventiv Compensation and Benefit Plans--1999 Stock Incentive Plan."

                                      Number of Shares Projected   % of Shares
Name                                   to be Beneficially Owned  Outstanding (1)
----                                  -------------------------- ---------------
Daniel M. Snyder (2)................          3,126,541               12.7%
Michele D. Snyder (3)...............          1,113,990                4.5
Mortimer B. Zuckerman (4)...........          1,620,078                6.6
Fred Drasner (5)....................            783,535                3.2
Eran Broshy (6).....................                --                 --
Dr. Robert Brown (6)................            112,000                  *
R. Jeremy Stone (6).................                --                 --
Allan Avery (6).....................            224,598                  *
William C. Pollock (6)..............             12,430                  *
All directors and executive officers
 as a group (6) (9 persons).........          6,993,172               27.4

  Based upon information available to Snyder concerning the ownership of shares of Snyder common stock at August 6, 1999, no person, other than those listed in the table above, is projected to own beneficially more than 5% of the outstanding Ventiv common stock on the distribution date except as follows:

                                                   Shares of
                                                     Ventiv
                                                     Common
                                                  Stock to be
                                                    Received
                  Name and Address of                in the
                   Beneficial Owner               Distribution Percent of Class*
                  -------------------             ------------ -----------------
      Ark Asset Management Co., Inc. (7).........  2,508,333         10.2%
      Putnam Investments, Inc. (8)...............  2,975,278         12.0%
      Capital Research and Management Co. (9)....  2,675,700         10.8%

--------

*  Denotes less than 1%.

(1) Based upon 74,136,807 shares of Common Stock outstanding as of August 6,
    1999.

(2) The address of Mr. Snyder is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817.

(3) The address of Ms. Snyder is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817.

(4) Consists of shares held by USN College Marketing, L.P. ("College Marketing") (a limited partnership in which USN College Marketing, Inc. ("USN Inc.") is the general partner and Fred Drasner is the sole limited partner) and attributable to USN Inc.'s general partnership interest in College Marketing. USN Inc. is owned one-third by Mortimer B. Zuckerman and two-thirds by the MBZ Trust of 1996, for which an outside person acts as the Trustee. Mr. Zuckerman is the sole director of USN Inc. Does not include 408,434 shares held by College Marketing that are beneficially owned by Mr. Drasner. See Note 5. Mr. Zuckerman's address is 599 Lexington Avenue, Suite 1300, New York, New York 10022. The address of MBZ Trust of 1996 is c/o Boston Properties, 8 Arlington Street, Boston, Massachusetts 02116.

(5) Consists of (i) 108,434 shares owned by Mr. Drasner in his individual capacity and over which he exercises sole voting and investment discretion,
    (ii) 408,434 shares beneficially owned by Mr. Drasner as limited partner in College Marketing and (iii) 266,666 shares beneficially owned by Mr. Drasner as a result of his ownership of F.D. Sutton, LLC ("Sutton"), a limited liability company of which Mr. Drasner is the sole member. Mr. Drasner's address is 450 W. 33rd Street, New York, New York 10001.

(6) Does not include options that may be granted under Ventiv's 1999 Stock Incentive Plan to Ventiv employees whose Snyder stock options are terminated as a consequence of the distribution or $2,500,000 in restricted Ventiv common stock to be granted to Mr. Broshy or $500,000 in restricted Ventiv common stock to be granted to each of Drs. Brown and Stone and Messrs. Avery and Pollock, in each case immediately following the distribution. The address of Drs. Brown and Stone and Messrs. Avery and Pollock is 200 Cottontail Lane, Vantage Court North, Somerset, New Jersey 08873.

(7) Ownership is as reported on Schedule 13G of Ark Asset Management Co., Inc. and is as of January 6, 1999. Ark's address is One New York Plaza, 29th Floor, New York, New York 10004.

(8) Ownership is as reported in the Schedule 13G dated February 11, 1999, filed by Putnam Investments, Inc. ("Putnam"), Putnam, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC").

(9) Ownership is as reported in Schedule 13G of Capital Research and Management Co. and is as of July 9, 1999. Capital's address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

  The total number of shares of all classes of stock that Ventiv presently has authority to issue is 1,000 shares of Ventiv common stock. Under the certificate that will be in effect on the distribution date, Ventiv will have authority to issue a total of 60,000,000 shares of all classes of stock, of which 10,000,000 may be shares of preferred stock and 50,000,000 may be shares of common stock.

  Based on the number of shares of Snyder common stock outstanding as of August 6, 1999 and the distribution ratio, it is expected that 24,712,269 shares of Ventiv common stock will be distributed to Snyder stockholders in the distribution. All the shares of Ventiv common stock to be distributed to Snyder stockholders in the distribution will be fully paid and non-assessable. The Ventiv common stock to be distributed will constitute all the shares of capital stock of Ventiv that will be outstanding immediately after the distribution.

Ventiv Common Stock

  Holders of Ventiv common stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Ventiv common stock do not have cumulative voting rights in the election of directors. The first annual meeting of stockholders is expected to be held during 2000.

  Holders of Ventiv common stock do not have subscription, redemption or conversion privileges. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Ventiv common stock are entitled to participate ratably in dividends on Ventiv common stock as declared by the Ventiv Board of Directors. Holders of Ventiv common stock are entitled to share ratably in all assets available for distribution to stockholders in the event of liquidation or dissolution of Ventiv, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

Preferred Stock

  Ventiv's certificate of incorporation that will be in effect on the distribution date will authorize the Ventiv Board of Directors, without any vote or action by the holders of Ventiv common stock, to issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The Ventiv Board of Directors is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems the stock of Ventiv may then be quoted or listed. Depending upon the terms of preferred stock established by Ventiv Board of Directors, any or all series of preferred stock could have preference over Ventiv common stock with respect to dividends and other distributions and upon liquidation of Ventiv. Issuance of any such shares with voting powers, or issuance of additional shares of Ventiv common stock, would dilute the voting power of the outstanding Ventiv common stock. Ventiv has no present plans to issue any preferred stock.

No Preemptive Rights

  No holder of any capital stock of Ventiv authorized at the distribution date will have any preemptive right to subscribe for or purchase any securities of any class or kind of Ventiv.

Transfer Agent and Registrar

  American Stock Transfer and Trust Company will be the transfer agent and registrar for Ventiv common stock commencing upon the distribution date.

       ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, VENTIV'S
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

  The following discussion concerns certain provisions of Delaware law, the Ventiv certificate of incorporation and our by-laws that could be viewed as having the effect of discouraging an attempt to obtain control of Ventiv.

Delaware Law

  Section 203 of the General Corporation Law. Under certain circumstances,
Section 203 of the Delaware General Corporation Law limits the ability of an "interested stockholder" to effect various business combinations with Ventiv for a three-year period following the time that a stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of more than 15% of the outstanding voting stock.

  An interested stockholder may engage in a business combination transaction with Ventiv within the three-year period only if:

  . Ventiv's Board of Directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock in the transaction in which it became an interested stockholder; or

  . Ventiv's Board of Directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

  Special Meetings. Under Delaware law, unless the certificate of incorporation or the by-laws provide otherwise, stockholders are not permitted to call a special meeting of the stockholders. Ventiv's certificate of incorporation and by-laws do not permit stockholders to call a special meeting.

Certificate of Incorporation and By-Laws

  Authorized Shares. The certificate of incorporation will provide that Ventiv may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by Ventiv's Board of Directors, and common stock. Ventiv will not solicit approval of our stockholders unless Ventiv's Board of Directors believes that approval is advisable or is required by Nasdaq National Market regulations or Delaware law. This could enable Ventiv's Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Ventiv by means of a merger, tender offer, proxy contest or otherwise and protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company.

                  LIMITATION ON LIABILITY AND INDEMNIFICATION
                           OF OFFICERS AND DIRECTORS

Limitation on Liability of Directors

  Section 145 of the Delaware General Corporation Law permits the indemnification of directors, officers, employee and agents of a Delaware corporation. Ventiv's by-laws provide that Ventiv shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling Ventiv pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  As permitted by the Delaware General Corporation Law, Ventiv's certificate of incorporation also limits the liability of directors of Ventiv for damages in derivative and third party lawsuits for breach of a director's fiduciary duty except for liability:

  . for any breach of the director's duty of loyalty to Ventiv or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction for which the director derived improper personal benefit.

  The limitation of liability applies only to monetary damages and, presumably, would not affect the availability of equitable remedies such as injunction or recission. The limitation of liability applies only to the acts or omission of directors as directors and does not apply to any such act or omission as an officer of Ventiv or to any liabilities imposed under federal securities law.

Indemnification and Insurance

  Ventiv intends to obtain directors' and officers' insurance providing indemnification for certain of Ventiv's directors, officers, affiliates, partners and employees for certain liabilities.

  Ventiv's by-laws, among other things, indemnify Ventiv's directors and executive officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Ventiv, arising out of such person's services as a director or executive officer of Ventiv, any subsidiary of Ventiv or any other company or enterprise to which the person provides services at the request of Ventiv. We believe that these provisions are necessary to attract and retain qualified directors and executive officers.

  At present, there are no pending litigation or proceeding involving any director, officer, employee or agent of Ventiv where indemnification is expected to be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission the registration statement under the Exchange Act with respect to Ventiv common stock being received by Snyder stockholders in the distribution. This information statement does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this information statement as to the contents of any contract, agreement or other document referred to herein and filed as an exhibit are not necessarily complete. With respect to each such contract, agreement or to other documents filed as an exhibit to the registration statement, reference is made to such exhibit for more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

  After the distribution, Ventiv will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Application has been made to list the shares of Ventiv common stock on the Nasdaq National Market and, if and when such shares of Ventiv common stock commence trading on the Nasdaq National Market, such reports, proxy statements and other information concerning the Company will be available for inspection at 1735 K Street, N.W., Washington, D.C. 20006-1500.

                               ----------------

  We intend to furnish our stockholders with annual reports containing consolidated financial statements (beginning with fiscal year 1999) audited by independent accountants.

                               ----------------

  You should rely only on the information contained in this information statement and other documents referred to in this information statement. Snyder and Ventiv have not authorized anyone to provide you with information that is different.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Ventiv Health, Inc.
Combined Financial Statements
Report of Independent Public Accountants..................................   F-2
Combined Balance Sheet as of December 31, 1998 and 1997 and June 30, 1999
 (unaudited)..............................................................   F-3
Combined Statement of Income for the years ended December 31, 1998, 1997 and 1996 and the six months ended June 30, 1999 (unaudited) and 1998
 (unaudited)..............................................................   F-4
Combined Statement of Cash Flows for the years ended December 31, 1998,
 1997 and 1996 and the six months ended June 30, 1999 (unaudited) and 1998
 (unaudited)..............................................................   F-5
Notes to Combined Financial Statements....................................   F-6
CLI Pharma S.A.
Consolidated Financial Statements of Acquired Business
Report of Independent Public Accountants..................................  F-20
Consolidated Balance Sheet as of December 31, 1997........................  F-21
Consolidated Statement of Income for the year ended December 31, 1997.....  F-22
Consolidated Statement of Equity for the year ended December 31, 1997.....  F-23
Consolidated Statement of Cash Flows for the year ended December 31, 1997.  F-24
Notes to Consolidated Financial Statements................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying combined balance sheets of Ventiv Health, Inc. (the "Company"), as defined in Note 1 to the combined financial statements, as of December 31, 1998 and 1997, and the related combined statements of income and cash flows for each of the years in the three year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ventiv Health, Inc. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
June 22, 1999

                            VENTIV HEALTH, INC.
                                  (See Note 1)

                             COMBINED BALANCE SHEET
                                 (in thousands)

                                                   June 30,     December 31,
                                                  ----------- -----------------
                                                     1999       1998     1997
                                                  ----------- -------- --------
                                                  (unaudited)
ASSETS
Current assets:
  Cash and equivalents...........................  $ 21,347   $ 25,664 $ 18,040
  Marketable securities..........................       --         --     1,108
  Accounts receivable, net of allowance for
   doubtful accounts of $2,645, $2,971 and $3,924
   at June 30, 1999, December 31, 1998 and 1997,
   respectively..................................    55,812     43,521   29,331
  Unbilled services..............................    25,998     15,212    6,769
  Current portion of deferred tax asset..........       --         683      852
  Other current assets...........................     9,871     10,369    7,141
                                                   --------   -------- --------
    Total current assets.........................   113,028     95,449   63,241
                                                   --------   -------- --------
Property and equipment, net......................    13,455     10,028    4,880
Goodwill and other intangible assets, net........    96,103     80,728   26,283
Deferred tax asset...............................     4,822      3,414    4,569
Deposits and other assets........................       687      4,025    1,974
                                                   --------   -------- --------
    Total assets.................................  $228,095   $193,644 $100,947
                                                   ========   ======== ========
LIABILITIES AND INVESTMENTS
AND ADVANCES FROM SNYDER
Current liabilities:
  Lines of credit................................  $     76   $    198 $ 22,875
  Current maturities of long-term debt...........       --         --       137
  Accrued payroll................................    16,149     13,989   14,278
  Accounts payable...............................     8,740      5,791    5,771
  Accrued expenses...............................    30,785     40,613   29,225
  Client advances................................     4,944      1,965      --
  Unearned revenue...............................     7,357      8,446   14,125
                                                   --------   -------- --------
    Total current liabilities....................    68,051     71,002   86,411
                                                   --------   -------- --------
Related party borrowings.........................       --         --       457
Long-term debt...................................     1,270      1,473    3,697
Other liabilities................................         3      1,442       11
Commitments and contingencies
Investments and advances from Snyder.............   158,771    119,727   10,371
                                                   --------   -------- --------
    Total liabilities and investments and
     advances from Snyder........................  $228,095   $193,644 $100,947
                                                   ========   ======== ========

  The accompanying notes are an integral part of this combined balance sheet.

                            VENTIV HEALTH, INC.
                                  (See Note 1)

                          COMBINED STATEMENT OF INCOME
                    (in thousands, except per share amounts)

                                    For the
                                Six Months Ended      For the Years Ended
                                    June 30,              December 31,
                               ------------------  ----------------------------
                                 1999      1998      1998      1997      1996
                               --------  --------  --------  --------  --------
                                  (unaudited)
Revenues.....................  $181,259  $151,313  $321,500  $208,967  $144,704
Operating expenses:
  Cost of services...........   137,028   109,677   236,047   156,346   104,922
  Selling, general and
   administrative expenses...    21,585    19,929    43,029    32,787    25,960
  Compensation to
   stockholders..............       --        515       742    15,638    12,340
  Recapitalization costs.....       --        --        --      1,889       --
  Acquisition and related
   costs.....................     1,694    11,356    26,922     8,042       --
                               --------  --------  --------  --------  --------
Income (loss) from
 operations..................    20,952     9,836    14,760    (5,735)    1,482
Interest expense.............      (123)   (1,078)   (2,315)   (1,617)     (691)
Investment income............       373       655     1,850       568       796
                               --------  --------  --------  --------  --------
Income (loss) from operations
 before income taxes.........    21,202     9,413    14,295    (6,784)    1,587
Income tax provision.........    (8,563)   (6,795)  (12,849)   (1,934)   (1,504)
                               --------  --------  --------  --------  --------
Net income (loss)............  $ 12,639  $  2,618  $  1,446  $ (8,718) $     83
                               ========  ========  ========  ========  ========
Pro forma net income (loss)
 per share data (unaudited):
  Pro forma Historical net
   income (loss) per share
   (unaudited) (See Note 1)
  Basic and diluted net
   income (loss) per share...  $   0.51  $   0.11  $   0.06  $  (0.35) $    --
                               ========  ========  ========  ========  ========
  Pro forma adjusted net
   income (loss) per share
   (unaudited) (See Notes 1
   and 3)
  Basic and diluted net
   income (loss) per share...  $   0.51  $   0.11  $   0.06  $  (0.43) $  (0.11)
                               ========  ========  ========  ========  ========
  Shares used in computing
   net income (loss) per
   share.....................    24,712    24,712    24,712    24,712    24,712
                               ========  ========  ========  ========  ========



   The accompanying notes are an integral part of this combined statement of income.

                            VENTIV HEALTH, INC.
                                  (See Note 1)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                        For the
                                       Six Months       For the Years Ended
                                     Ended June 30,         December 31,
                                    ----------------  -------------------------
                                     1999     1998     1998     1997     1996
                                    -------  -------  -------  -------  -------
                                      (unaudited)
Cash flows from operating activi-
 ties:
 Net income (loss)................  $12,639  $ 2,618  $ 1,446  $(8,718) $    83
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
   Depreciation and amortization..    3,789    2,570    5,359    2,169    1,151
   Noncash charge from accelerated
    vesting of acquired subsidiary
    options.......................      --         9    2,173      --       --
   Deferred taxes.................      737      329    1,324   (3,914)    (213)
   (Gain) loss on disposal of
    assets........................      196     (118)     151      371     (168)
   Other noncash amounts..........      --       126      126     (934)    (445)
 Changes in assets and
  liabilities:
   Accounts receivable, net.......  (11,014)  (2,741)  (1,040)  (7,043)    (573)
   Unbilled services..............  (10,620)  (1,342)  (8,443)  (3,074)  (2,110)
   Deposits and other assets......    3,339      705   (3,533)  (1,066)     238
   Other current assets...........      756   (6,232)    (813)   1,314    1,314
   Accrued payroll, accounts
    payable and accrued expenses..  (10,453)   9,291    8,599   16,385    4,896
   Client advances................    1,011      203    1,965      --       --
   Unearned revenue...............   (1,130)  (3,041)  (8,535)   2,586   (3,255)
                                    -------  -------  -------  -------  -------
     Net cash provided by (used
      in) operating activities....  (10,750)   2,377   (1,221)  (1,924)     918
                                    -------  -------  -------  -------  -------
Cash flows from investing activi-
 ties:
 Cash on hand at acquired
  businesses......................    2,917    6,083    6,083      452      --
 Purchase of subsidiaries.........   (1,135)  (9,585) (10,386)     --       --
 Purchase of property and
  equipment.......................   (4,775)  (2,768)  (4,916)  (2,127)    (915)
 Proceeds from sale of equipment..      --       780      780      184      246
 Net sales (purchases) of
  marketable securities...........      --     1,062    1,262    2,274     (159)
 Purchase of license agreements...     (151)    (503)     (13)  (4,359)    (871)
                                    -------  -------  -------  -------  -------
     Net cash used in investing
      activities..................   (3,144)  (4,931)  (7,190)  (3,576)  (1,699)
                                    -------  -------  -------  -------  -------
Cash flows from financing activi-
 ties:
 Net proceeds (repayment) of
  long-term debt..................   (1,639)  (3,767)  (4,210)  (1,838)  (1,038)
 Debt issuance costs..............      --       --       --       --       (25)
 Proceeds from mandatorily
  redeemable preferred stock......      --       --       --       --     2,147
 Redemption of mandatorily
  redeemable preferred stock......      --       --       --    (2,147)     --
 Net borrowings (repayments) on
  lines of credit.................     (122)  (2,385) (22,707)  20,603   (1,842)
 Loans provided by related
  parties.........................      --       --       --    10,000      --
 Payment of related party loans...      --       --       --   (10,000)     --
 Investments and advances from
  Snyder..........................   11,227   14,080   42,753     (167)  (7,998)
                                    -------  -------  -------  -------  -------
     Net cash provided by (used
      in) financing activities....    9,466    7,928   15,836   16,451   (8,756)
                                    -------  -------  -------  -------  -------
Effect of exchange rate changes...      111        7      199     (177)      76
Net increase (decrease)in cash and
 equivalents......................   (4,317)   5,381    7,624   10,774   (9,461)
Cash and equivalents, beginning of
 period...........................   25,664   18,040   18,040    7,266   16,727
                                    -------  -------  -------  -------  -------
Cash and equivalents, end of
 period...........................  $21,347  $23,421  $25,664  $18,040  $ 7,266
                                    =======  =======  =======  =======  =======
Disclosure of supplemental cash
 flow information:
 Cash paid for interest...........  $   211  $   404  $ 1,526  $   899  $   480
 Cash paid for income taxes.......    6,141    1,867    2,542    1,550      244
Disclosure of noncash activities:
 Businesses acquired with Snyder
  stock...........................  $16,336  $51,358  $64,546  $13,320  $   --

 The accompanying notes are an integral part of this combined statement of cash flows.

                            VENTIV HEALTH, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                        June 30, 1998 is unaudited)

1. Organization, Basis of Presentation and Business:

  Organization

  Snyder Communications, Inc. ("Snyder"), a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of Collegiate Marketing and Communications, L.P. Snyder completed an initial public offering of its common stock on September 24, 1996.

  Snyder provides direct marketing and communications services and Internet professional services to its clients.

  On June 22, 1999, the Board of Directors of Snyder approved a plan to effect the distribution (the "Distribution") of Snyder's healthcare marketing services business to existing stockholders. Snyder intends to consummate the Distribution in the third quarter of 1999 through a special dividend of one share of common stock of a newly formed subsidiary, Ventiv Health, Inc. (as defined below, the "Company"), for every three shares of existing common stock of Snyder.

  Basis of Presentation

  Subsequent to the Distribution, operations of Ventiv Health, Inc. will consist principally of the healthcare sales, healthcare market research and strategic planning, and healthcare educational communications services formerly conducted by the healthcare marketing services operating group of Snyder.

  The combined financial statements present the financial position, results of operations and cash flows of the Company as if it were formed as a separate entity of Snyder for all periods presented. Snyder's historical basis in the assets and liabilities of the Company have been carried over to the combined financial statements. All expenses reflected in the combined financial statements are costs specifically identified to the Company. It is not practicable to estimate costs that would have been incurred by the Company if it had been operated on a stand-alone basis.

  Throughout 1998 and 1997, acquisitions were completed by the healthcare services operating group of Snyder that were accounted for as poolings of interests for financial reporting purposes. During 1999, 1998 and 1997, several additional acquisitions were made that have been accounted for as purchase business combinations. The companies with which Snyder has entered into mergers accounted for as poolings of interests for financial reporting purposes will be collectively referred to as the "Pooled Entities," and their mergers will be referred to herein as the "Acquisitions." The accompanying combined financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Company and the Pooled Entities, after elimination of all significant intercompany transactions, for all periods presented, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented.

  Changes in the investments and advances from Snyder represent the net income
(loss) of the Company, the comprehensive income (loss) of the Company, the net change in cash transferred between the Company and Snyder (or previous owners with respect to the Pooled Entities prior to their merger with Snyder) and the effect of businesses acquired by Snyder in purchase transactions and contributed to Ventiv Health, Inc.

                            VENTIV HEALTH, INC.

  An analysis of the investments and advances from Snyder for each of the three years ended December 31, 1998 and the six months ended June 30, 1999, is as follows (in thousands):

   Balance, December 31, 1995......................................... $ 13,591
     Net income.......................................................       83
     Comprehensive income.............................................      108
     Cash transfers to Snyder, net....................................   (9,085)
                                                                       --------
   Balance, December 31, 1996.........................................    4,697
                                                                       --------
     Net loss.........................................................   (8,718)
     Comprehensive income.............................................      152
     Noncash transfers from Snyder....................................   13,320
     Cash transfers from Snyder, net..................................      920
                                                                       --------
   Balance, December 31, 1997.........................................   10,371
                                                                       --------
     Net income.......................................................    1,446
     Comprehensive income.............................................      611
     Noncash transfers from Snyder....................................   64,546
     Cash transfers from Snyder, net..................................   42,753
                                                                       --------
   Balance, December 31, 1998.........................................  119,727
                                                                       --------
     Net income (unaudited)...........................................   12,639
     Comprehensive loss (unaudited)...................................   (1,158)
     Noncash transfers from Snyder (unaudited)........................   16,336
     Cash transfers from Snyder, net (unaudited)......................   11,227
                                                                       --------
   Balance, June 30, 1999 (unaudited)................................. $158,771
                                                                       ========

  Business

  The Company provides integrated marketing services for its clients, primarily pharmaceutical companies. The Company's operations are conducted throughout the United States ("U.S."), the United Kingdom ("U.K."), France, Germany, Hungary and the Netherlands.

  The Company's services are designed to establish and monitor strategic marketing plans, to provide face-to-face interaction with physicians and to conduct educational research and communication services. Snyder created the business conducted by the Company in January 1997 in a merger transaction with a U.S. provider of pharmaceutical sales and marketing services. During 1998 and 1997, Snyder issued 6,475,105 and 4,035,184 shares, respectively, in pooling of interests transactions with companies in the healthcare marketing services industry. Of the total shares issued in pooling of interests transactions, 1,318,798 were to Health Products Research, 6,008,210 were to companies in the Company's Contract Sales Group, and 3,183,281 were to companies in the Company's Healthcare Communications Group. The Contract Sales Group includes MMD, Inc., PharmFlex, Inc., Rapid Deployment Group Limited, Publimed Promotions S.A. and MKM Marketinginstitut GmbH. The Healthcare Communications Group includes GEM Communications, Inc. and Clinical Communications Group, Inc. We further expanded the size and geographic presence of our Contract Sales Group with the purchase of Halliday Jones Sales Ltd. which was valued at $19.4 million including 425,478 shares issued in August 1997 and with the purchases of Healthcare Promotions, LLC which was valued at $23.7 million including 584,951 shares issued and CLI Pharma S.A. which was valued at $30.7 million including 576,078 shares issued in the first quarter of 1998. We also increased the scope of services offered by the Healthcare Communications Group with the purchase of PromoTech Research Associates, Inc. which was valued at $16.3 million including 583,431 shares issued in March 1999.

                            VENTIV HEALTH, INC.

  Health Products Research designs and monitors product launches and sales strategies with our proprietary programs to maximize asset utilization and return on investment for pharmaceutical and other life sciences companies. The Healthcare Communications Group provides educational programs to physicians and other healthcare professionals. The Contract Sales Group implements and executes outsourced sales programs for pharmaceutical and other life sciences products. Most of the Company's largest clients utilize the services of more than one of our operating groups.

  The following details revenues and net income (loss) for each of the years ended December 31, 1998, 1997 and 1996 as well as the six months ended June 30 , 1999 and June 30, 1998 of the Company and the Pooled Entities through the dates of their respective Acquisitions:

                                    For the Six
                                   Months Ended        For the Years Ended
                                     June 30,              December 31,
                                 -----------------  ----------------------------
                                   1999     1998      1998      1997      1996
                                 -------- --------  --------  --------  --------
                                                (in thousands)
                                    (unaudited)
Revenues:
  The Company................... $181,259 $112,044  $270,323  $ 60,124  $    --
  Pooled Entities...............      --    39,269    51,177   148,843   144,704
                                 -------- --------  --------  --------  --------
                                 $181,259 $151,313  $321,500  $208,967  $144,704
                                 ======== ========  ========  ========  ========
Net Income (loss):
  The Company................... $ 12,639 $  4,181  $  5,933  $  1,987  $    --
  Pooled Entities...............      --    (1,563)   (4,487)  (10,705)       83
                                 -------- --------  --------  --------  --------
                                 $ 12,639 $  2,618  $  1,446  $ (8,718) $     83
                                 ======== ========  ========  ========  ========

  During 1999, the Company completed the acquisition of PromoTech Research Associates, Inc. ("PromoTech") (March 25, 1999). The total consideration paid was $16.3 million and consisted of 583,431 shares of Snyder common stock. This purchase business combination has resulted in additional goodwill of $18.1 million. During 1998, the Company completed purchase business combinations, including CLI Pharma S.A. ("CLI Pharma") (March 25, 1998) and Healthcare Promotions, LLC ("HCP") (February 13, 1998), for total consideration paid of approximately $64.0 million (1,211,029 shares of Snyder common stock and $4.3 million in net cash). Based upon an allocation of purchase consideration, these purchase business combinations have resulted in additional goodwill of approximately $55.7 million. During 1997, the Company completed the acquisition of Halliday Jones Ltd. ("HJ") (August 28, 1997), and the total consideration paid, including the repayment of assumed debt, was $19.4 million and consisted of 425,478 shares of Snyder common stock and $7.4 million in cash. This purchase business combination has resulted in additional goodwill of $19.5 million. The following table presents pro forma financial information as if the 1999 purchase of PromoTech, the 1998 purchases of HCP and CLI Pharma and 1997 purchase of HJ had been consummated at the beginning of each of the periods presented and all of the Company's operations had been taxed as a C corporation.

                                              For the Six      For the Years
                                           Months Ended June  Ended December
                                                  30,               31,
                                           ----------------- -----------------
                                             1999     1998     1998     1997
                                           -------- -------- -------- --------
                                                       (unaudited)
                                             (in thousands, except per share
                                                          data)
   Pro forma revenues..................... $183,186 $163,474 $335,628 $270,842
   Pro forma net income (loss)............   12,955    3,268    2,113   (8,759)
   Pro forma basic and diluted net income
    (loss) per share......................     0.52     0.13     0.09    (0.35)

  The Company's other purchase business combinations are immaterial to the combined financial statements.

                            VENTIV HEALTH, INC.

  Unaudited Pro Forma Net Income (Loss) Per Share

  The Company has applied Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") to all periods presented in these financial statements. SFAS No. 128 requires disclosure of basic and diluted EPS. Basic EPS is computed by dividing reported earnings available to common stockholders by the weighted average number of shares outstanding without consideration of common stock equivalents or other potentially dilutive securities. Diluted EPS gives effect to common stock equivalents and other potentially dilutive securities outstanding during the period. For all periods presented EPS has been computed using the shares that will be issued upon the Distribution based on the number of outstanding Snyder common shares on August 6, 1999. Basic and diluted EPS are the same for all years presented as there will be no Healthcare options granted until the date of the Distribution.

  Unaudited Interim Financial Statements

  The accompanying unaudited combined balance sheet as of June 30, 1999 and the combined statements of income and cash flows for the six months ended June 30, 1999 and June 30, 1998 have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. In the opinion of the Company, the accompanying unaudited combined financial statements reflect all adjustments, including only normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1999 and the results of operations and cash flows for the six months ended June 30, 1999 and June 30, 1998.

  Business Considerations

  There are important risks associated with the Company's business and financial results. These risks include (i) the Company's reliance on two significant clients; (ii) the Company's ability to sustain and manage future growth; (iii) the Company's ability to manage and successfully integrate the businesses it has acquired and may acquire in the future; (iv) the Company's ability to successfully manage its international operations; (v) the potential adverse effects of fluctuations in foreign exchange rates; (vi) the Company's dependence on industry trends toward outsourcing of marketing services in the pharmaceutical industry; (vii) the risks associated with the Company's reliance on technology and the risk of business interruption resulting from a temporary or permanent loss of such technology; (viii) government regulation of the pharmaceutical industry; (ix) the Company's ability to recruit and retain qualified personnel; and (x) lack of operating history as an independent company.

2. Significant Clients:

  During the six months ended June 30, 1999, no one client represented more than 10% of the Company's total revenue. The Company had two clients that represented 13.9% and 10.4% for the year ended 1998, 12.0% and 12.7% for the year ended 1997, and 14.0% and 11.1% for the year ended 1996 of the Company's total revenue.

3. Summary of Significant Accounting Policies:

  Cash and Equivalents

  Cash and equivalents are comprised principally of amounts in operating accounts, money market investments and other short-term instruments, stated at cost, which approximates market value, with original maturities of three months or less.

                            VENTIV HEALTH, INC.

  Marketable Securities

  The Company's securities classified as "available-for-sale" are reported at market value. Unrealized gains and losses from securities "available-for-sale" are reported as comprehensive income (loss) and included as a component of investments and advances from Snyder.

  Property and Equipment

  Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office equipment on a straight-line basis over three to ten years; computer equipment over two to four years and buildings over forty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful lives of the improvements.

  When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

  Revenue Recognition

  On pharmaceutical detailing contracts, the Company recognizes revenue and associated costs when services have been performed by account executives. For strategic consulting services and educational marketing programs, the Company recognizes revenues and associated costs as services are performed on behalf of clients. Unbilled services represent revenues earned on contracts but billed in a subsequent accounting period. Unearned revenue represents billings or client payments made in advance of services performed. Client advances represent amounts received to be disbursed to third parties for payment on behalf of clients.

  Goodwill and Other Intangible Assets

  Goodwill equal to the fair value of consideration paid in excess of the fair value of net assets purchased has been recorded in conjunction with several of the Company's purchase business combinations and is being amortized on a straight-line basis over periods of fifteen to thirty years.

  The costs of licenses to market pharmaceutical products and contractual covenants are amortized on a straight-line basis over the term of the related agreements, which are ten to fifteen years and four years, respectively.

  When conditions or events occur that management believes might indicate that the goodwill or any other intangible asset is impaired, an analysis of estimated future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the asset is required.

  Income Taxes

  Prior to their merger with Snyder, certain of the U.S.-based Pooled Entities were treated as S corporations or limited liability companies for income tax purposes. Accordingly, no provision for federal or state income taxes, except in certain states that do not recognize S corporations or limited liability companies, has been made for these entities through the date of their mergers with the Company in the accompanying combined financial statements.

  The Company's subsidiaries with operations in the U.K., France and Germany pay taxes in their respective countries, on a corporate level similar to a C corporation in the U.S.

                            VENTIV HEALTH, INC.

  Pro Forma Adjusted Income (Loss) Data (Unaudited)

  The following unaudited pro forma adjusted net income (loss) amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The pro forma income tax rate on the Company's recurring operations reflects the combined federal, state and foreign income taxes of approximately 41.0%, 48.8% and 46.9%, for the years ended December 31, 1998, 1997 and 1996, respectively. The pro forma income tax rates in the table below differ from the pro forma income tax rates on the Company's recurring operations due to the nondeductibility of certain of the acquisition and related costs. The Company's December 31, 1996 and 1998 tax provisions exceed its statutory rate due to the recognition of certain acquisition and related costs, which are not deductible for income tax purposes, and the pass through of S corporation losses directly to owners.

  The table below presents this pro forma calculation of net income (loss):

                                    For the Six
                                      Months              For the Years
                                  Ended June 30,       Ended December 31,
                                  ----------------  ---------------------------
                                   1999     1998      1998      1997     1996
                                  -------  -------  --------  --------  -------
                                               (in thousands)
   Pro forma adjusted net income
    (loss) data (unaudited):
   Historical income (loss) from
    continuing operations before
    income taxes................  $21,202  $ 9,413  $ 14,295  $ (6,784) $ 1,587
   Pro forma provision for in-
    come taxes..................   (8,563)  (6,795)  (12,849)   (3,916)  (4,316)
                                  -------  -------  --------  --------  -------
   Pro forma adjusted net income
    (loss)......................  $12,639  $ 2,618  $  1,446  $(10,700) $(2,729)
                                  =======  =======  ========  ========  =======

  Foreign Currency Translations

  Assets and liabilities of the Company's international operations are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts for these subsidiaries are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as comprehensive income (loss) and included as a component of investments and advances from Snyder.

  Estimates and Assumptions

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and equivalents, accounts receivable, unbilled services and accounts payable approximate fair value because of the relatively short maturity of these instruments.

                            VENTIV HEALTH, INC.

  Concentration of Credit Risk

  Concentration of credit risk is limited to cash and equivalents, marketable securities, accounts receivable and unbilled services. The Company places its investments in highly rated financial institutions, U.S. Treasury bills, investment grade short-term debt instruments and state and local municipalities, while limiting the amount of credit exposure to any one entity. The Company's receivables are concentrated with customers in the pharmaceutical industry. The Company does not require collateral or other security to support clients' receivables.

  New Accounting Pronouncements

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). Included within accumulated other comprehensive income are the cumulative amounts for foreign currency translation adjustments and unrealized gains and losses on marketable securities. The cumulative foreign currency translation adjustment was $(0.4) million, $0.9 million and $0.2 million as of June 30, 1999, December 31, 1998 and 1997, respectively. There was no cumulative unrealized gain on marketable securities as of June 30, 1999 and December 31, 1998. The cumulative unrealized gain on marketable securities was $53,000 as of December 31, 1997.

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's management considers its business to be a single reportable segment--the providing of integrated marketing and sales services to pharmaceutical and life sciences companies. The Company's foreign operations are disclosed in Note 15.

  Accounting for Stock Options

  Following the Distribution, the Company will account for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure will be made of net income and earnings per share, calculated as if the Company accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

4. Marketable Securities:

  The unrealized gains and losses and market values of the Company's available-for-sale securities as of December 31, 1997, are summarized as follows (in thousands).

                                          Amortized Unrealized Unrealized Market
                                            Cost      Gains      Losses   Value
                                          --------- ---------- ---------- ------
   December 31, 1997
     Available for sale:
       Equity securities.................  $  832      $ 54       $--     $  886
       Municipal tax-exempt bonds........     223       --          (1)      222
                                           ------      ----       ----    ------
                                           $1,055      $ 54       $ (1)   $1,108
                                           ======      ====       ====    ======

  The Company did not have any marketable securities outstanding as of December 31, 1998.

                            VENTIV HEALTH, INC.

5. Property and Equipment:

  Property and equipment consist of the following:

                                                                As of December
                                                                     31,
                                                                ---------------
                                                                 1998     1997
                                                                -------  ------
                                                                (in thousands)
   Buildings and leasehold improvements........................ $ 5,178  $1,250
   Computers and equipment.....................................   8,465   5,727
   Furniture and fixtures......................................   1,331   1,261
                                                                -------  ------
                                                                 14,974   8,238
   Accumulated depreciation....................................  (4,946) (3,358)
                                                                -------  ------
                                                                $10,028  $4,880
                                                                =======  ======

  Depreciation expense totaled $2.2 million, $1.0 million, and $0.3 million in 1998, 1997 and 1996, respectively.

6. Goodwill and Other Intangible Assets:

  Goodwill and other intangible assets consist of the following:

                                                               As of December
                                                                     31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                               (in thousands)
   Goodwill................................................... $80,436  $21,612
   License agreements.........................................   6,159    5,669
   Contractual covenant and marketing rights..................   1,112    1,112
                                                               -------  -------
                                                                87,707   28,393
   Accumulated amortization...................................  (6,979)  (2,110)
                                                               -------  -------
                                                               $80,728  $26,283
                                                               =======  =======

  Amortization expense of goodwill and other intangible assets totaled $3.2 million, $1.2 million and $0.9 million in 1998, 1997 and 1996, respectively.

7. Debt:

  Long-Term Borrowings

  Long-term borrowings consist of the following:

                                                                     As of
                                                                 December 31,
                                                                 -------------
                                                                  1998   1997
                                                                 ------ ------
                                                                      (in
                                                                  thousands)
   German bank debt, 6.3% weighted average interest rate, due
    April 2004,
    partially secured by building in Germany.................... $1,388 $  --
   French bank debt, 8.02% weighted average rate, due August
    2002........................................................     85  3,697
   Other........................................................    --     137
                                                                 ------ ------
                                                                  1,473  3,834
   Current maturities of long-term borrowings...................    --    (137)
                                                                 ------ ------
                                                                 $1,473 $3,697
                                                                 ====== ======

                            VENTIV HEALTH, INC.

  The foreign term debt requires certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries.

  In addition to the debt listed above, approximately $0.6 million in debt with a weighted average interest rate of 8.6%, primarily classified as current as of December 31, 1996, was paid in full during 1997.

  Future minimum payments as of December 31, 1998, on long-term borrowings, are as follows (in thousands):

   1999.................................................................. $  --
   2000..................................................................    332
   2001..................................................................    293
   2002..................................................................    292
   2003..................................................................    278
   Thereafter............................................................    278
                                                                          ------
     Total............................................................... $1,473
                                                                          ======

  Related Party Borrowings

  Related party borrowings as of December 31, 1997, consist of a $457,000 promissory note payable to a founder of one of the acquired subsidiaries. Interest on the note accrued at 6.0%. The note was repaid in full on September 30, 1998, together with accrued interest of $14,000.

  In accordance with the provisions of its formation agreement and prior to its merger with Snyder, a subsidiary issued promissory notes to its founder and an investor in the principal amounts of $6.7 million and $10.0 million, respectively. The notes were unsecured, with interest at the prime rate plus 2.0%, and were payable no later than August 1, 1998. The notes were repaid in full on November 25, 1997, together with accrued interest of $0.5 million.

  Lines of Credit

  Lines of credit consist of the following:

                                                                      As of
                                                                   December 31,
                                                                   ------------
                                                                   1998  1997
                                                                   ---- -------
                                                                       (in
                                                                    thousands)
   French bank line of credit, 8.02% weighted average stated
    interest rate,
    $4.1 million aggregate borrowing limit, renewable on a monthly basis ........................................................ $198 $ 2,609
   Secured revolving loan of acquired U.S. subsidiary, 7.5%, due
    December 31, 2003, reflected as current liability as
    subsidiary was not in compliance with certain financial
    covenants, terminated by the Company in 1998..................  --   20,000
   U.S. bank line of credit, 8.6% weighted average interest rate,
    terminated by the Company.....................................  --      266
                                                                   ---- -------
                                                                   $198 $22,875
                                                                   ==== =======

  The Company maintains various lines of credit with banking and financial institutions, requiring certain subsidiaries to meet restrictive covenants concerning net worth and debt service coverage and are secured by the assets of those subsidiaries. In aggregate, the Company had lines of credit available for $5.8 million with interest rates ranging from 7.75% to 8.75% at December 31, 1998.

                            VENTIV HEALTH, INC.

8.Income Taxes:

  The Company's income tax provision includes the following components:

                                                           For the Years
                                                         Ended December 31,
                                                       ------------------------
                                                        1998     1997     1996
                                                       -------  -------  ------
                                                           (in thousands)
   Current:
     U.S.--Federal.................................... $ 5,826  $ 2,228  $  365
     U.S.--State and city.............................   1,672    1,207      85
     Foreign..........................................   4,622    3,078   1,297
                                                       -------  -------  ------
                                                       $12,120  $ 6,513  $1,747
                                                       -------  -------  ------
   Deferred:
     U.S.--Federal.................................... $   807  $(3,984) $  --
     U.S.--State and city.............................     260     (766)    --
     Foreign..........................................    (338)     171    (243)
                                                       -------  -------  ------
                                                           729   (4,579)   (243)
                                                       -------  -------  ------
     Income tax provision............................. $12,849  $ 1,934  $1,504
                                                       =======  =======  ======

  The provision for taxes on income differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

                              For the Years
                             Ended December
                                   31,
                             ------------------
                             1998  1997    1996
                             ----  -----   ----
   Taxes at statutory U.S.
    federal income tax
    rate...................  35.0%  35.0 % 35.0%
   Losses passed through to
    owners.................   0.0   40.9   15.1
   State and city income
    taxes, net of federal
    tax benefit............   9.4   (9.4)  10.7
   Tax effect of acquired
    subsidiary
    reorganization.........   0.0   (4.4)   0.0
   Foreign tax rate
    differential...........   2.1   (5.5)   0.9
   Goodwill amortization...   3.7   (2.0)   0.0
   Acquisition costs and
    other permanent
    differences............  39.7  (83.1)  33.1
                             ----  -----   ----
   Effective tax rate......  89.9% (28.5)% 94.8%
                             ====  =====   ====

                            VENTIV HEALTH, INC.

  Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 1998 and 1997, temporary differences that give rise to the deferred tax assets and liabilities consist of the following (in thousands):

                                                                     As of
                                                                 December 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
   Reserve for doubtful accounts................................ $  724  $1,411
   Accrued expenses.............................................  2,498   2,141
   Deferred compensation........................................    128     134
   Tax losses of subsidiaries...................................  3,955   4,569
   Other........................................................    337      59
                                                                 ------  ------
   Gross deferred tax assets....................................  7,642   8,314
                                                                 ------  ------
   Property and equipment.......................................   (180)    --
   Deferred revenues............................................ (2,868) (2,858)
   Other........................................................   (497)    (35)
                                                                 ------  ------
   Gross deferred tax liabilities............................... (3,545) (2,893)
                                                                 ------  ------
   Valuation allowance..........................................    --      --
                                                                 ------  ------
   Net deferred tax asset....................................... $4,097  $5,421
                                                                 ======  ======

  Several of the Company's subsidiaries have operating loss tax carryforwards that can be realized only if these subsidiaries generate taxable operating income. Management continually assesses whether the Company's deferred tax asset is realizable and believes that the deferred tax asset is realizable at December 31, 1998.

  At December 31, 1998, cumulative combined undistributed deficit of the Company's foreign subsidiaries was approximately $0.9 million. However, undistributed earnings exist at several of the Company's foreign subsidiaries. No provision for U.S. income taxes or foreign withholding taxes has been made since the Company considers the undistributed earnings to be permanently invested in the foreign countries. Determination of the amount of unrecognized deferred tax liability, if any, for the cumulative undistributed earnings of the foreign subsidiaries is not practicable since it would depend upon a number of factors which cannot be known until such time as a decision to repatriate the earnings is made.

9. Acquisition and Related Costs:

  The Company recorded $26.9 million in nonrecurring acquisition and related costs during 1998. These costs consist of investment banking fees, expenses associated with the accelerated vesting of options held by employees of certain of the Company's acquirees, other professional service fees, transfer taxes and other contractual payments. In addition, this amount includes a charge of approximately $10.7 million for costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S., the U.K. and France. The Company is integrating acquired subsidiaries that provide similar services within the same geographic regions. Approximately nine locations will be combined into four, and the efforts will not have a significant impact on the Company's workforce. The Company expects these integration activities to be substantially complete by the third quarter of 1999. The charge consists of approximately $4.1 million to consolidate and terminate lease obligations, $5.3 million of severance and other costs associated with the termination of 142 employees, and $1.3 million of fees incurred for consulting services and other costs related to these integration activities. The employees who were terminated are primarily redundant operations and administrative personnel, as well as one underutilized sales team in the United Kingdom. As of December 31, 1998, 58 employees had terminated employment with the Company and $2.7 million had been charged against the total liability, including $1.5 million in severance and related payments.

                           VENTIV HEALTH, INC.

  The Company recorded $8.0 million in nonrecurring acquisition and related costs during 1997. These costs consist primarily of investment banking fees, professional service fees, travel expenses and other contractual payments.

  During the six months ended June 30, 1999, the Company recorded $1.7 million in nonrecurring acquisition and related costs. This amount is for additional costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S. and U.K. under the Company's plan initiated in 1998. The charge recorded in the six months ended June 30, 1999 consists of $1.3 million in severance and related costs associated with the termination of 23 employees, and $0.4 million in consulting services and other costs related to these integration activities. As of June 30, 1999, 185 employees had terminated employment with the Company and $9.0 million had been charged against the total liability of $12.4 million.

  During the six months ended June 30, 1998, the Company recorded $11.4 million in nonrecurring acquisition and related costs. These costs are primarily related to the consummation of pooling of interests transactions in the first quarter of 1998 and consist of investment banking fees, other professional service fees and other contractual payments. In addition, this amount includes a charge of approximately $4.4 million for costs necessary to consolidate and integrate certain of the Company's acquired operations in the U.S. and the U.K.

  The integration activities recorded in 1998 were recorded in accordance with Emerging Issues Task Force 94-3, "Liability Recognition for Costs to Exit an Activity (including certain costs incurred in a restructuring)" ("EITF 94-3"). Additional expenses for the Company's integration activities recorded in 1999 represent additional costs incurred that did not qualify for accrual at December 31, 1998 in accordance with EITF 94-3.

  The following table summarizes the activity in the integration activities liability account:

                               Beginning           Deductions for Balance at End
                                Balance  Additions  Amounts Paid    of Period
                               --------- --------- -------------- --------------
Year Ended December 31, 1998.      --     10,654       (2,683)        7,971
Six Months Ended June 30,
 1999........................    7,971     1,696       (6,439)        3,228

10. Compensation to Stockholders:

  Prior to their merger with Snyder, certain stockholders of the acquired companies received annual compensation in their roles as managers in excess of amounts that they will receive pursuant to employment agreements they have entered into with the Company. The amount by which the historical compensation paid to these managers exceeds that provided in their employment contracts has been classified as compensation to stockholders in the accompanying combined statement of income.

11. Stock Incentive Plans:

  At the time of the Distribution, the Company expects to adopt a stock incentive plan to provide for share-based incentive compensation for key employees, consultants and directors. Ventiv intends to grant options under its stock incentive plan to Ventiv employees whose existing Snyder Communications options are terminated as a consequence of the distribution.

  On the date of the Distribution, the Company will issue shares of restricted stock of Ventiv Health, Inc. to certain officers and directors of the Company. The Company will recognize approximately $5.0 million of compensation expense associated with these grants. Of the total compensation expense approximately $1.5 million will be recorded at the time of the Distribution for the portion of the shares which are immediately vested. The balance will be recorded ratably over the four year vesting period.

                            VENTIV HEALTH, INC.

12. Pension and Profit-Sharing Plans:

  Snyder and certain of its subsidiaries maintain defined contribution benefit plans. Pension and profit sharing costs of the Company related to these plans amounted to approximately $0.8 million, $0.2 million and $0.2 million for 1998, 1997 and 1996, respectively.

13. Leases:

  The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for these operating leases at December 31, 1998 (in thousands):

   Years Ending December 31,
   1999................................................................. $4,695
   2000.................................................................  2,668
   2001.................................................................  1,059
   2002.................................................................    600
   2003.................................................................    600
                                                                         ------
   Total minimum lease payments......................................... $9,622
                                                                         ======

  Rental expense for all operating leases was approximately $8.2 million, $8.0 million and $6.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

14. Commitments and Contingencies:

  The Company has entered into employment agreements with certain key executives and consulting agreements with certain former executives that call for guaranteed minimum salaries and bonuses for varying terms.

  The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management and based on the advice of legal counsel, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

15. Geographical Data:

  The Company has operations in the United States, as well as the more mature markets of Western Europe, which include the United Kingdom, France and Germany.

                                                        1998     1997     1996
                                                      -------- -------- --------
   Revenues:
     United States................................... $175,840 $118,293 $ 82,374
     Western Europe..................................  145,660   90,674   62,330
                                                      -------- -------- --------
       Total......................................... $321,500 $208,967 $144,704
                                                      ======== ======== ========

                            VENTIV HEALTH, INC.

16. Selected Quarterly Financial Data (unaudited, in thousands):

  The following table summarizes financial data by quarter for the Company for 1998 and 1997.

                                             1998 Quarter Ended
                             ---------------------------------------------------
                             March 31  June 30 September 30 December 31  Total
                             --------  ------- ------------ ----------- --------
   Revenues................  $67,356   $83,957   $80,232      $89,955   $321,500
   Gross profit............   18,193    23,443    20,091       23,726     85,453
   Net income (loss).......   (4,052)    6,670    (3,771)       2,599      1,446
   Pro forma historical net
    income (loss) per share
    (diluted)..............    (0.16)     0.27     (0.15)        0.10       0.06
   Pro forma adjusted net
    income (loss)..........   (4,052)    6,670    (3,771)       2,599      1,446
   Pro forma adjusted net
    income (loss) per share
    (diluted)..............    (0.16)     0.27     (0.15)        0.10       0.06
                                             1997 Quarter Ended
                             ---------------------------------------------------
                             March 31  June 30 September 30 December 31  Total
                             --------  ------- ------------ ----------- --------
   Revenues................  $41,520   $47,343   $51,021      $69,083   $208,967
   Gross profit............   10,235    12,373    12,645       17,368     52,621
   Net income (loss).......      222     2,806   (10,891)        (855)    (8,718)
   Pro forma historical net
    income (loss) per share
    (diluted)..............     0.01      0.11     (0.44)       (0.03)     (0.35)
   Pro forma adjusted net
    income (loss)..........     (302)    2,281   (10,269)      (2,410)   (10,700)
   Pro forma adjusted net
    income (loss) per share
    (diluted)..............    (0.01)     0.09     (0.41)       (0.10)     (0.43)

  The pro forma amounts include a provision for federal, foreign and state income taxes as if the Company had been a taxable C corporation for all periods presented.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Snyder Communications, Inc.:

  We have audited the accompanying consolidated balance sheet of CLI Pharma S.A. and subsidiaries as of December 31, 1997, and the related statements of income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of CLI Pharma S.A. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with the accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Neuilly-sur-Seine, France
June 21, 1999

                                CLI PHARMA S.A.

                           CONSOLIDATED BALANCE SHEET
                            As of December 31, 1997
                                   (in FRFk)

                                ASSETS
Current Assets:
  Cash and equivalents................................................. 25,473F
  Accounts receivable.................................................. 49,183
  Unbilled services....................................................  1,762
  Prepaid expenses.....................................................  1,970
  VAT receivable.......................................................  4,052
  Other current assets.................................................  1,513
                                                                        ------
    Total current assets............................................... 83,953
Property and equipment, net............................................  6,293
Intangible assets, net.................................................     31
Other non-current assets...............................................  2,481
                                                                        ------
    Total assets....................................................... 92,758F
                                                                        ======
                        LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable.....................................................  4,858F
  Accrued payroll...................................................... 16,947
  Accrued expenses.....................................................  6,948
  VAT payable.......................................................... 17,578
  Unearned revenue.....................................................    533
                                                                        ------
    Total current liabilities.......................................... 46,864
Long-term obligations under capital leases.............................     66
Commitments and contingencies
Equity:
  Capital stock, nominal value 100 FRF, 2,500 shares issued and
   outstanding.........................................................    250
  Retained earnings.................................................... 45,578
                                                                        ------
Total equity........................................................... 45,828
                                                                        ------
Total liabilities and equity........................................... 92,758F
                                                                        ======


The accompanying notes are an integral part of this consolidated balance sheet.

                                CLI PHARMA S.A.

                        CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 31, 1997
                                   (in FRFk)

Revenues............................................................... 214,250F
Operating expenses:
Costs of services...................................................... 167,534
Selling, general and administrative....................................  18,865
                                                                        -------
                                                                        186,399
                                                                        -------
Income from operations.................................................  27,851
Interest expense.......................................................     (61)
Investment income......................................................     318
                                                                        -------
Income before taxes....................................................  28,108
Income tax provision...................................................  12,253
                                                                        -------
Net income                                                               15,855F
                                                                        =======



 The accompanying notes are an integral part of this consolidated statement of income.

                                CLI PHARMA S.A.

                        CONSOLIDATED STATEMENT OF EQUITY
                      For the Year Ended December 31, 1997
                                   (in FRFk)

                                                                Retained
                                                  Capital Stock Earnings Total
                                                  ------------- -------- ------
Balance, December 31, 1996.......................       250F     32,772F 33,022F
Net income.......................................       --       15,855  15,855
Dividends........................................       --       (3,049) (3,049)
                                                     ------      ------  ------
Balance, December 31, 1997.......................       250F     45,578F 45,828F
                                                     ======      ======  ======




 The accompanying notes are an integral part of this consolidated statement of equity.

                                CLI PHARMA S.A.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 1997
                                   (in FRFk)

Cash flows from operating activities:
Net income............................................................ 15,855F
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.......................................    805
  Loss on disposal of property and equipment..........................      2
  Other noncash amounts...............................................    109
Changes in assets and liabilities:
  Accounts receivable................................................. (7,753)
  Other receivables...................................................   (333)
  Prepaid expenses.................................................... (1,059)
  Accrued payroll, accounts payable and accrued expenses.............. 10,825
  Unearned revenue....................................................    323
  Other non-current assets............................................   (133)
                                                                       ------
Net cash provided by operating activities............................. 18,641
                                                                       ------
Cash flows from investing activities:
  Purchase of property and equipment.................................. (2,472)
  Purchase of license agreements......................................   (120)
  Proceeds from sales of property and equipment.......................     86
                                                                       ------
Net cash used in investing activities................................. (2,506)
                                                                       ------
Cash flows from financing activities:
  Dividends........................................................... (3,049)
                                                                       ------
Net cash used in financing activities................................. (3,049)
                                                                       ------
Net increase in cash and equivalents.................................. 13,086
Cash and equivalents, beginning of period............................. 12,387
                                                                       ------
Cash and equivalents, end of period................................... 25,473F
                                                                       ======
Supplemental Disclosure of cash flow information:
  Cash paid for interest..............................................     60F
  Cash paid for income taxes..........................................  6,555F

 The accompanying notes are an integral part of this consolidated statement of cash flows.

                                CLI PHARMA S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997
                                    (in FRF)

1. ORGANIZATION AND BUSINESS

  Organization and business

  In 1984, Christian Levistre founded CLI Pharma S.A. ("CLI Pharma" or the "Company"), a French Societe Anonyme. CLI Pharma's initial operations were devoted to the recruitment of healthcare operations managers on behalf of large pharmaceutical companies. Since 1984, CLI Pharma has expanded its scope of services to include: the formation of regional doctor teams who assist laboratories in marketing pharmaceutical products and the recruitment of clinical research and medical sales personnel on behalf of large pharmaceutical companies. The consolidated financial statements include the Company's ten operating subsidiaries: (WP Medica, WP Sante, WP Production, WPConseil, WP Pharma, CLI Medica, CLI Sante, CLI Conseil, CLI Promotion and CLI France).

  At December 31, 1997, CLI Pharma was owned directly by Christian Levistre (41%) and Raymat Finance SA (59%), which is itself owned by Christian Levistre and his family (99.99%).

  Business considerations

  There are important risks associated with the Company's business and financial results. These risks include (i) the Company's reliance on significant clients; four clients each represented more than 10% of its 1997 revenues (see Note 3); (ii) the Company's dependence on industry trends toward outsourcing of marketing services; and (iii) the Company's ability to recruit and retain qualified personnel.

2. SUBSEQUENT EVENT

  On March 25, 1998, Snyder Communications, Inc. ("Snyder") acquired all of the outstanding shares of the Company's capital stock in a purchase transaction. The purchase price consideration consisted entirely of Snyder common stock.

3. SIGNIFICANT CLIENTS

  The Company had four clients that individually represented 13.3%, 13.2%, 12.4% and 11.0%, respectively, of its revenues for the year ended December 31, 1997.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Equivalents

  Cash and equivalents are mainly composed of amounts in operating accounts, money market investments and other short-term instruments, stated at cost, which approximate their market value, with original maturities of three months or less.

  Property and equipment

  Property and equipement is stated at cost. The Company depreciates furniture, fixtures and office equipment on a straight-line basis over three to ten years; computer equipment over two to four years; and buildings over twenty years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives.

  When assets are retired or sold, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

                                CLI PHARMA S.A.

                                    (in FRF)

  Revenue recognition

  Services provided by the Company consist primarily of pharmaceutical sales. On pharmaceutical sales contracts, the Company recognizes revenue and associated costs when services have been performed by account representatives, in accordance with the terms of the contract.

  Income taxes

  The Company incurred income taxes on its 1997 taxable income at a rate of 41.7%, the legal income tax rate in France.

  Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of credit risk

  Concentration of credit risk is limited to cash and equivalents, accounts receivable and unbilled services. The Company's receivables are concentrated with customers in pharmaceutical industries. The Company does not require collateral or other security to support clients' receivables.

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                                   December  31,
                                                                       1997
                                                                   -------------
      Buildings and leasehold improvements                             4,430F
      Computer and equipment......................................     1,136
      Furniture and fixtures......................................     2,249
                                                                      ------
                                                                       7,815
      Accumulated depreciation....................................    (1,522)
                                                                      ------
      Net property and equipment                                       6,293F
                                                                      ======

6. INTANGIBLE ASSETS

  Intangible assets consist of the following (in thousands):
                                                                   December 31,
                                                                       1997
                                                                   -------------
      License agreements                                                 222F
      Less accumulated amortization...............................      (191)
                                                                      ------
      Net intangible assets                                               31F
                                                                      ======

  License agreements are amortized over their useful lives which are generally one year.

                                CLI PHARMA S.A.

                                    (IN FRF)
7. INCOME TAXES

  The income tax provision of 12,253,000F in the accompanying consolidated statement of income consists entirely of income taxes to the French government. All of the provision relates to current income taxes. No deferred income tax provision or benefit was incurred during the year ended December 31, 1997.

8. LEASES

The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases with initial or remaining terms in excess of one year at December 31, 1997 (in thousands):

                                                               Capital Operating
      Years ending December 31,                                Leases   Leases
      -------------------------------------------------------- ------- ---------
      1998....................................................    36F    1,352F
      1999....................................................    36       789
      2000....................................................    36        --
      2001....................................................    36        --
      2002....................................................    23        --
                                                                 ---     -----
      Total minimum lease payments............................   167     2,141F
                                                                         =====
      Less : Amount representing interest.....................   (49)
                                                                 ---
      Total obligation under capital leases...................   118
      Less : Current portion..................................   (52)
                                                                 ---
      Long-term portion.......................................    66F
                                                                 ===

  Property and equipment, net, on the consolidated balance sheet includes 118,000F for equipment purchased under capital leases as of December 31, 1997.

  Rental expense for all operating leases was approximately 1,352,000F for the year ended December 31, 1997. Rental expense included 341,000F to a related party (see Note 9).

9. RELATED PARTIES

  The Company leases office space from an entity owned by the Levistre family. Rent expense related to this space in 1997 equalled 341,000F and is included in selling, general and administrative expense on the accompanying consolidated statement of income.

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
      Payroll and related taxes                                        16,947F
      Accrued income taxes.........................................     6,096
      Accounts payable.............................................     4,858
      Other accrued tax liabilities................................       590
      Other accrued expenses.......................................       210
      Current portion of capital lease obligations.................        52
                                                                       ------
                                                                       28,753F
                                                                       ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Snyder Communications, Inc.:

  We have audited in accordance with generally accepted auditing standards, the combined financial statements of Ventiv Health, Inc. (the "Company"), as defined in Note 1 to the combined financial statements, included in this Form 10 and have issued our report thereon dated June 22, 1999. Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. Schedule II Valuation and Qualifying Accounts included in the Form 10 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP

Washington, D.C.
June 22, 1999

                            VENTIV HEALTH, INC.

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (in thousands)

                          Balance at    Additions    Deductions from Reserve             Balance at
                          Beginning  Charged to Cost  for Purpose for Which  Translation   End of
                           of Year     and Expense     Reserve was Created   Adjustment     Year
                          ---------- --------------- ----------------------- ----------- ----------
1998 allowance for
 doubtful accounts......    $3,924       $ 1,162             $2,118             $  3       $2,971
1997 allowance for
 doubtful accounts......       510         3,717                296               (7)       3,924
1996 allowance for
 doubtful accounts......       301           220                  7               (4)         510
                          Balance at                                                     Balance at
                          Beginning                      Deductions for      Translation   End of
                           of Year     Additions          Amounts Paid       Adjustment     Year
                          ---------- --------------- ----------------------- ----------- ----------
1998 accrual for
 integration activities.    $  --        $10,654             $2,683             $--        $7,971
1997 accrual for
 integration activities.       --            --                 --               --           --
1996 accrual for
 integration activities.       --            --                 --               --           --

                                      S-2